UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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The Goldman Sachs Group, Inc.

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Goldman Sachs

The Goldman Sachs Group, Inc.
Annual Meeting of Shareholders Proxy Statement
2019

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc.

Notice of 2019 Annual Meeting of Shareholders

ITEMS OF BUSINESS

∎	Item 1. Election to our Board of Directors of the 11 director nominees named in the attached Proxy Statement for a one-year term

∎	Item 2. An advisory vote to approve executive compensation (Say on Pay)

∎	Item 3. Ratification of the appointment of PwC as our independent registered public accounting firm for 2019

∎	Item 4. Consideration of a shareholder proposal, if properly presented by the relevant shareholder proponent

∎	Transaction of such other business as may properly come before our 2019 Annual Meeting of Shareholders

TIME	8:30 a.m., local time

DATE	Thursday, May 2, 2019

PLACE	Goldman Sachs offices located at: 30 Hudson Street, Jersey City New Jersey 07302

RECORD DATE	March 4, 2019

The close of business on the record date is when it is determined which of our shareholders are entitled to vote at our 2019 Annual Meeting of Shareholders, or any adjournments or postponements thereof

Your vote is important to us. Please exercise your shareholder right to vote.

By Order of the Board of Directors,

Beverly L. O’Toole

Assistant Secretary

March 22, 2019

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 2, 2019. Our Proxy Statement, 2018 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials. By March 22, 2019, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2018 Annual Report to Shareholders and vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about March 26, 2019. For more information, see Frequently Asked Questions.

Letter from our Chairman and CEO	ii

Letter from our Lead Director	iii

Executive Summary	1

2019 Annual Meeting Information	1
Matters to be Voted on at our 2019 Annual Meeting	1
Performance Highlights and Key Developments	2
Compensation Highlights	6
Corporate Governance Highlights	9

Corporate Governance	12

Item 1. Election of Directors	12

Our Directors	12
Independence of Directors	20

Structure of our Board and Governance Practices	21

Our Board Committees	21
Board and Committee Evaluations	23
Board Leadership Structure	24
Year-Round Review of Board Composition	27
Director Education	28
Commitment of our Board	28

Board Oversight of our Firm	30

Key Areas of Board Oversight	30

Shareholder Engagement	34
Compensation Matters	36

Compensation Discussion and Analysis	36

Executive Compensation	57

2018 Summary Compensation Table	58
2018 Grants of Plan-Based Awards	60
2018 Outstanding Equity Awards at Fiscal Year-End	61
2018 Option Exercises and Stock Vested	61
2018 Pension Benefits	62
2018 Non-Qualified Deferred Compensation	63
Potential Payments Upon Termination or Change in Control	65

Report of our Compensation Committee	68
Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)	69
Pay Ratio Disclosure	70
Non-Employee Director Compensation Program	71

Audit Matters	75

Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2019	75
Report of our Audit Committee	77

Item 4. Shareholder Proposal	78
Certain Relationships and Related Transactions	81
Beneficial Ownership	85
Additional Information	88
Frequently Asked Questions	90

This Proxy Statement includes forward-looking statements. These statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. Forward-looking statements include statements about potential revenue and growth opportunities. It is possible that the firm’s actual results, including the incremental revenues, if any, from such opportunities, and financial condition may differ, possibly materially, from the anticipated results, financial condition and incremental revenues indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Goldman Sachs’ Annual Report on Form 10-K for the year ended December 31, 2018. Statements about Goldman Sachs’ revenue and growth opportunities are subject to the risk that the firm’s businesses may be unable to generate additional incremental revenues or take advantage of growth opportunities.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs i

Letter from our Chairman and CEO

Letter from our Chairman and CEO	March 22, 2019

Goldman Sachs

Fellow Shareholders:

I am pleased to invite you to attend the 2019 Annual Meeting of Shareholders of The Goldman Sachs Group, Inc. We will hold the meeting on Thursday, May 2, 2019 at 8:30 a.m., local time, at our offices in Jersey City, New Jersey. Enclosed you will find a notice setting forth the items we expect to address during the meeting, a letter from our Lead Director, our Proxy Statement, a form of proxy and a copy of our 2018 Annual Report to Shareholders.

In our 2018 letter to shareholders, which is included in the Annual Report, we continue our dialogue regarding our strategic priorities for the firm. In developing our forward strategy, our guiding principles include client centricity and the creation of long-term shareholder value. We believe that driving sustainable, long-term results will require innovation, scale, diversity and efficient capital and expense management, all of which must be supported by sound risk management. We hope you will find the letter to be informative.

I would like to personally thank you for your continued support of Goldman Sachs as we invest together in the future of this firm. We look forward to welcoming many of you to our Annual Meeting. Your vote is important to us: even if you do not plan to attend the meeting in person, we hope your votes will be represented.

David M. Solomon

Chairman and Chief Executive Officer

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs ii

Letter from our Lead Director

Letter from our Lead Director	March 22, 2019

Goldman Sachs

To my fellow shareholders,

2018 was an active year for the firm and for our Board, during which we added two independent directors and completed one of a Board’s most fundamental roles — the appointment of, and transition to, a new CEO.

For several years I have written to you about the importance of executive succession planning, discussing our commitment to developing leaders in every area of the firm’s businesses and the close work of our independent directors and Lloyd Blankfein, our former Chairman and CEO, on the firm’s long-term and emergency succession plans. This past year was certainly no exception to our focus on this critical responsibility, as the final steps of our multi-year executive succession planning effort materialized with the July 2018 announcement that David Solomon would assume the CEO role in October 2018 and the Chairman role in January 2019.

During 2018 we transitioned the firm’s leadership from Lloyd to David, and oversaw the appointment of John Waldron to the role of President and Chief Operating Officer and of Stephen Scherr to the role of Chief Financial Officer. David, John and Stephen are dedicated and talented individuals who have distinguished themselves throughout their careers at the firm and are representative of the best of the firm’s culture. These transitions are emblematic of the strength and quality of the firm’s leadership bench, and as a Board we continue to be confident in the ongoing breadth, depth and commitment of our management team.

On behalf of the entire Board I also want to express our deep gratitude to Lloyd. As Chairman and CEO, Lloyd led the firm through some of its best, but also some of its most challenging, times. Through it all, Lloyd’s dedication to the firm, its people and its shareholders was self-evident, and time and time again, Lloyd proved to be a prudent risk manager and an insightful colleague and leader over his 36 year career at Goldman Sachs.

As you will read about further in this Proxy Statement, in conjunction with our CEO succession planning, we actively considered our Board leadership structure, and determined that our Board and our firm would remain best served by having David serve in a combined Chairman and CEO role. However, as our shareholders know, our Board is committed to maintaining strong independent leadership, which we have established through a robust, independent Lead Director role that is ably supported by the independence and diversity of our Board as a whole. We will continue to re-evaluate our leadership structure at least annually to ensure that it continues to serve us well.

As a Board, overseeing the firm’s creation and delivery of long-term shareholder value is paramount to our duties. Our Board engages regularly with senior management on its development and execution of firmwide, regional and divisional strategies. We have seen firsthand David’s and the new management team’s unwavering commitment to find new ways to more effectively deliver One Goldman Sachs to the firm’s clients by means of a strategy focused on innovation and growth and supported by sound risk management. As a Board we will hold senior management responsible for driving and sustaining long-term growth for our firm. Many of the firm’s initiatives have already begun bearing fruit, and it is clear that management is committed to enhancing transparency and accountability to shareholders. We continue to advise management as they further develop their strategic plans and establish related targets and metrics that we as a Board, and you as shareholders, can use to hold them to account.

To most effectively carry out our duties as a Board, our composition must reflect an appropriate diversity — broadly defined — of demographics, viewpoints, experiences and expertise. We have enhanced our Proxy Statement disclosure this year to more specifically highlight for shareholders the diversity of our directors. Furthermore, I am pleased to note that during 2018 we added two esteemed women to our Board — Dr. Drew Faust and Vice Admiral Jan Tighe (Retired, U.S. Navy).

Both Drew and Jan bring a wealth of experience, knowledge and new and unique perspectives to our Board. As the former President of Harvard University, Drew led Harvard through a decade of growth and transformation, and is well positioned to provide insights on the firm’s strategies relating to diversity, recruiting and retention as well as reputational risk. Jan has over 20 years of senior executive experience in cybersecurity and information technology, including through her service as the former Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs iii

Letter from our Lead Director

As you will see in our Proxy Statement, two of my fellow directors — Bill George and Jim Johnson — will be retiring from our Board in advance of the Annual Meeting in accordance with the retirement age policy set forth in our Corporate Governance Guidelines. On behalf of you, the firm and our Board, I would also like to thank Bill and Jim for their outstanding commitment to our Board and our firm. Bill was integrally involved in the firm’s Business Standards Committee review, and served as the founding chair of our Public Responsibilities Committee. As our former Compensation Committee Chair, Jim helped to evolve the firm’s compensation structure and program. Both of their contributions to our Board and our firm have been immeasurable over their tenure, during which time they provided us with valuable insight, judgment and institutional knowledge across a wide range of topics.

In connection with Bill’s retirement, we are pleased that Ellen Kullman has agreed to join and chair our Public Responsibilities Committee. In this new role Ellen will draw upon her broad range of public company and other experiences, including her focus on sustainability efforts as the former Chair and CEO of DuPont and her commitment to diversity as a co-chair of Paradigm for Parity. During her tenure on our Board Ellen has displayed unwavering commitment to the oversight of reputational risk, and we look forward to her continued contributions in this new role.

We regularly review our Board composition, and as we continue our active search for new directors, our focus is and will remain on ensuring that our Board has an appropriate mix and balance of skills and experiences to carry out its duties.

In closing, I know many of you may have questions or concerns relating to 1Malaysia Development Berhad (1MDB) matters. As Lead Director, I want to assure you that the Board has been, and will continue to be, focused on these matters. We take seriously our oversight of the firm’s business standards and reputation, and believe that it is critical that the firm and its people continue to hold themselves to the highest standards of integrity.

As our 2019 Annual Meeting approaches, on behalf of our Board, I want to thank you for your ongoing support of both our Board and the firm. As your Lead Director I had another active year of engagement. In addition to our regular Board and committee meetings, in 2018 I had over 70 meetings, calls and engagements with the firm and its people, our shareholders, regulators and other constituents, including meetings with shareholders representing approximately 30% of our shareholder base. This engagement is invaluable to me and informs the work of our entire Board. I look forward to continuing our dialogue in the year to come.

Adebayo O. Ogunlesi

Lead Director

iv Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Executive Summary | 2019 Annual Meeting Information

Executive Summary

This summary highlights certain information from our Proxy Statement for the 2019 Annual Meeting. You should read the entire Proxy Statement carefully before voting. Please refer to our glossary in Frequently Asked Questions on page 90 for definitions of certain capitalized terms.

2019 Annual Meeting Information

DATE AND TIME	PLACE	RECORD DATE	ADMISSION

8:30 a.m., local time Thursday, May 2, 2019	Goldman Sachs offices located at: 30 Hudson Street, Jersey City, New Jersey	March 4, 2019	Photo identification and proof of ownership as of the record date are required to attend the Annual Meeting

For additional information about our Annual Meeting, including how to access the audio webcast, see Frequently Asked Questions.

Matters to be Voted on at our 2019 Annual Meeting

	BOARD RECOMMENDATION	PAGE

Item 1. Election of Directors	FOR each director	12

Other Management Proposals

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR	69

Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2019	FOR	75

Shareholder Proposal

Item 4. Shareholder Proposal Regarding Right to Act by Written Consent Requests that the Board undertake steps to permit shareholder action without a meeting by written consent	AGAINST	78

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 1

Executive Summary | Performance Highlights and Key Developments

Performance Highlights and Key Developments

We encourage you to read the following Performance Highlights and Key Developments as background to this Proxy Statement.

2018 PERFORMANCE HIGHLIGHTS

Business Performance Highlights

∎	Net revenues in 2018 were up 12% year-over-year to $36.6 billion, contributing to year-over-year EPS growth of 22% (Ex. U.S. Tax Legislation).[1]

»	Our net revenues were the highest since 2010, with each of our four business segments posting higher net revenues year-over-year.

∎

We maintained expense discipline while investing for future growth, as operating expenses rose in line with revenues despite substantial investments in new business initiatives and innovative technology.

»	Pre-tax earnings grew 12% year-over-year to $12.5 billion, the highest since 2010.

∎	Our 2018 ROE (Ex. U.S. Tax Legislation) of 12.7% improved 190 basis points year-over-year,[1] and reflects 330 basis points of total improvement as compared to 2016.

∎	We grew BVPS by 15% during 2018.

Net Revenues ($ in billions)	EPS[1]
$36.6 +12% $32.7 2017 2018 +22% $19.76 (Ex. U.S. Tax Legislation) $9.01 (GAAP) $25.27 (GAAP) $24.02 (Ex. U.S. Tax Legislation) 2017 2018

Multi-year ROE Improvement[1]
9.4% (GAAP) 2016 +140bps 10.8% (Ex. U.S. Tax Legislation) 4.9% (GAAP) 2017 +190bps 13.3% (GAAP) 12.7% (Ex. U.S. Tax Legislation) 2018

[1]

To improve comparability across periods, both 2017 and 2018 ROE and EPS are shown here excluding one-time impacts of the Tax Cuts and Jobs Act (U.S. Tax Legislation). During 2017 the firm recorded a $4.4 billion one-time income tax expense, based on our best estimate of the expected size of a one-time deemed repatriation tax on foreign earnings and re-measurement of our deferred tax assets. This charge reduced 2017 ROE by 590 basis points and 2017 EPS by $10.75. During 2018, the firm finalized this estimate using updated information, including subsequent guidance issued by the U.S. Internal Revenue Service, resulting in a $487 million income tax benefit, which increased 2018 ROE by 60 basis points and 2018 EPS by $1.25. For a reconciliation of these non-GAAP measures with the corresponding GAAP measures, please see Annex A.

2 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Executive Summary | Performance Highlights and Key Developments

Outperformance vs. Global Peers

The firm continued to post strong relative performance against its global peer group.

∎	Our 2018 ROE of 13.3% was approximately 190 basis points higher than the U.S. Peer average and approximately 890 basis points higher than the European Peer average.[1]

ROE

13.5% 13.3% 11.8% 11.0% 9.4% 9.3% 4.8% 3.1% 0.4% JPM GS MS BAC C UBS CS BARC DB

Strong Capital Position

Throughout 2018, management demonstrated a commitment to ensuring a strong capital position for the firm, rebuilding book value and capital ratios following a $4.4 billion one-time charge for U.S. Tax Legislation at the end of 2017, which reduced our 2017 BVPS by $11.31 and our Standardized Common Equity Tier 1 (CET1) ratio by 70 basis points.2

∎	Our Standardized CET1 ratio increased by 140 basis points during 2018, while we grew BVPS by 15%.

Standardized CET1 Ratio2

+140bps YoY 12.6% 13.1% 13.3% U.S. Tax 12.1% Legislation: 70bps hit 11.9% 4Q17 1Q18 2Q18 3Q18 4Q18

[1]	U.S. Peers refers to Bank of America Corp., Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley. European Peers refers to Barclays, Credit Suisse, Deutsche Bank and UBS.

[2]	For consistency, the 4Q17 standardized ratio has been presented on a fully-phased basis, a non-GAAP measure.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 3

Executive Summary | Performance Highlights and Key Developments

Leading and Diversified Client Franchise

Throughout 2018, we maintained strong franchise positions across our businesses, invested in opportunities for growth and maintained a diversified mix of net revenues.

Year-over-Year Net Revenue Change	Contribution to Full Year 2018 Net Revenues by Segment

Equities +15% FICC +11% +14% +13% +13% +7% I&L ICS IM IB FY18 Net Revenues ($ in billions) $8.3 $13.5 $7.0 $7.9 INVESTMENT MANAGEMENT 19% INVESTMENT BANKING 21% INVESTING & LENDING 23% FICC 16% INSTITUTIONAL CLIENT SERVICES EQUITIES 21%

Key Business Highlights

INVESTMENT BANKING	INVESTING & LENDING

∎   #1 in worldwide announced and completed M&A; #1 in worldwide equity and equity-related offerings and common stock offerings; #2 in high yield and #4 in investment grade debt offerings (U.S. dollar and euro)

∎   Near-record net revenues, including the highest net revenues in Financial Advisory since 2007 and strong performance in Underwriting

∎   Continued support for our clients through lending and capital commitment

∎   Record net interest income in Debt Securities and Loans of approximately $2.7 billion

∎   Continued to invest in a broad-based consumer banking platform, reflected in approximately $36 billion in deposits

INSTITUTIONAL CLIENT SERVICES	INVESTMENT MANAGEMENT

∎   Strong wallet share, ranking #2 with institutional clients; since 2016, increased our FICC and Equities institutional wallet share by 65 basis points and 110 basis points, respectively[1]

∎   Year-over-year revenue growth driven by healthier volumes, better wallet share[1] and improved execution in certain of our businesses

∎ Record annual net revenues, including record management and other fees ∎ Assets under supervision increased 3% year-over-year to $1.54 trillion ∎ Long-term fee-based net inflows of $37 billion

[1]	Wallet share and ranking through first nine months of 2018 as full-year data not yet available. Source: Coalition.

4 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Executive Summary | Performance Highlights and Key Developments

KEY DEVELOPMENTS – EXECUTIVE SUCCESSION & STRATEGY

Executive Succession

During 2018, as a result of the continuous succession planning efforts of our independent directors, our then-Chairman and CEO Lloyd Blankfein and our current Chairman and CEO David Solomon, we successfully executed a transition of our Executive Leadership Team:

∎	On October 1, 2018, Mr. Solomon succeeded Mr. Blankfein as our CEO, and became Chairman of our Board on January 1, 2019.

∎	On October 1, 2018, John Waldron, who previously served as a Co-Head of the Investment Banking Division, succeeded Mr. Solomon as our President and COO.

∎	On November 5, 2018, Stephen Scherr, who previously served as the CEO of Goldman Sachs Bank USA and head of the Consumer & Commercial Banking Division, succeeded R. Martin Chavez as our CFO.

Demonstrated Strategic Vision

One of the key priorities of our new Executive Leadership Team has been to develop and articulate their client-centric strategy for the firm’s future growth and to continue to increase our transparency and accountability to shareholders.

Primary Objectives Grow and Strengthen Our Existing Businesses Diversify Our Business Mix with New Products and Services Achieve Greater Operating Efficiency Key Tenets of our Strategy Delivering One Firm to Our Clients Pursuing Adjacencies for Growth Expanding Addressable Market Investing in Technology and Platforms Enhancing Market Transparency Superior Long-Term Total Shareholder Returns

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 5

Executive Summary | Compensation Highlights

Compensation Highlights (see Compensation Matters, beginning on page 36)

We provide highlights of our compensation program below. It is important that you review our CD&A and compensation-related tables in this Proxy Statement for a complete understanding of our compensation program.

2018 COMPENSATION DETERMINATIONS

The following table summarizes our Compensation Committee’s 2018 annual compensation decisions for our Executive Leadership Team, as well as for Mr. Blankfein, our retired CEO.

	2018 TOTAL COMPENSATION ($ IN MILLIONS)	PORTION GRANTED AS EQUITY-BASED AWARD ($ IN MILLIONS)

EXECUTIVE LEADERSHIP TEAM

David M. Solomon, Chairman and CEO	$23.00	$15.41 (100% PSUs)	See following page regarding increases in PSU thresholds
John E. Waldron, President and COO	$20.00	$11.60 (100% PSUs)
Stephen M. Scherr, Executive Vice President and CFO	$18.00	$10.36 (100% PSUs)
RETIRED CEO

Lloyd C. Blankfein	$20.50	$14.25 (100% RSUs)

For additional information regarding compensation decisions for these individuals as well as our other NEOs

(R. Martin Chavez, Richard Gnodde and Timothy O’Neill), please see our CD&A beginning on page 36.

Executive Leadership Team and Mr. Blankfein – 2018 Compensation Rationale

∎  Our Compensation Committee believed it was appropriate to reward our Executive Leadership Team for the firm’s strong improvement in operating performance in 2018 and other key factors described below. Given the leadership transitions that occurred in 2018, the Committee also considered each individual’s responsibilities and length of service in his prior and current roles. Thus, the Committee believed it was appropriate to set Executive Leadership Team compensation below the 2017 levels awarded to the individuals who had previously served in those roles, mainly because the Executive Leadership Team did not serve in their new roles for the entire year.

∎  For Mr. Blankfein, our Compensation Committee took into account firmwide and individual performance considerations, as well as his retirement as CEO effective September 30, 2018 and as Chairman effective December 31, 2018.

∎  In determining 2018 compensation for our Executive Leadership Team and Mr. Blankfein, our Compensation Committee considered the following key factors:

»  The firm’s strong operating performance, including:

–  The firm’s returns, which were the highest in nearly a decade and outperformed the average for our U.S. and European Peers;

–  A 22% increase in EPS (excluding the impact of the charge related to U.S. Tax Legislation in 2017 and the related benefit in 2018), the firm’s highest net revenues since 2010 and a 12% increase in pre-tax earnings; and

–  Management’s continued focus on expense discipline while investing for future growth, with operating expenses rising in line with revenues despite substantial investments in new business initiatives and innovative technology;

»  The strength of our client franchise, including:

–  The firm’s sustained strength in Investment Banking, including our continued #1 position in announced and completed M&A, #1 ranking in equity and equity-related offerings, and strong positioning in debt underwriting (including #2 in high yield);

–  Success in our Investment Management business, including record 2018 net revenues; and

–  Strong wallet share with institutional clients in our market-making businesses, ranking #2 across our Institutional Client Services franchise[1]; and

»  The individual performance of our Executive Leadership Team and Mr. Blankfein, including:

–  Embracing the responsibilities of their firmwide leadership roles, including by emphasizing the ongoing importance of firm culture, diversity and appropriate consideration of reputational and conduct issues; and

–  Our Executive Leadership Team’s focus on developing their client-centric strategy for the firm’s future growth, including driving front-to-back reviews of the firm’s existing businesses and demonstrating accountability for the growth initiatives we publicly announced in September 2017.

[1]	Wallet share and ranking through first nine months of 2018 as full-year data not yet available. Source: Coalition.

6 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Executive Summary | Compensation Highlights

SAY ON PAY & SHAREHOLDER ENGAGEMENT

∎	2018 Say on Pay Results. Our 2018 Say on Pay vote received the support of approximately 88% of our shareholders, which the Compensation Committee viewed positively.

∎

Extensive Shareholder Engagement. In light of our Board’s desire to continue to prioritize shareholder engagement, we (including, in certain cases, our Lead Director and the Chair of our Compensation Committee) met with shareholders representing more than 40% of Common Stock outstanding to discuss compensation-related matters and other areas of focus.

∎	Board Responsiveness. The feedback we received in these discussions informed our Board and our Compensation Committee’s actions for 2018:

STAKEHOLDER FEEDBACK	COMPENSATION COMMITTEE ACTION

Equity-based annual compensation for our Executive Leadership Team continues to be paid entirely in PSUs

73% of CEO’s 2018 annual variable compensation tied to ongoing performance metrics (compared to U.S. Peer average of approximately 55%)

PSU thresholds increased:

∎  Absolute ROE threshold for maximum payout increased from 14% to 16%

∎  Target for 100% payout under relative ROE goals now requires above median performance (increased from 50th percentile to 60th percentile)

∎   Minimum absolute ROE threshold for any payout increased from 4% to 5%

(For additional key facts about our PSUs, see page 39)

∎ Continued emphasis on shareholder engagement ∎ Commitment to engagement by Lead Director and Compensation Committee Chair

Support for use of PSUs for current Executive Leadership Team Support for high proportion of CEO annual variable compensation tied to ongoing performance metrics Focus on aspirational PSU goals Support for proactive engagement

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 7

Executive Summary | Compensation Highlights

ADDITIONAL COMPENSATION DETERMINATIONS RELATING TO 1MDB

∎

As more fully described in our Form 10-K filed February 26, 2019, the firm is cooperating with the United States Department of Justice (DOJ) and with other governmental and regulatory investigations relating to certain bond transactions the firm arranged for 1Malaysia Development Berhad (1MDB) in 2012 and 2013. The DOJ has made public documents that allege, among other things, that certain individuals, including two former non-executive employees and an unnamed non-executive employee co-conspirator who has been put on administrative leave, participated in a conspiracy to misappropriate proceeds of the 1MDB offerings for themselves and others and to pay bribes to various government officials to obtain and retain 1MDB business for the firm. The firm has also been named in certain related civil proceedings, including a shareholder derivative suit filed in February 2019 against the individuals who were members of our Board as of 2018 year-end alleging, among other things, breaches of fiduciary duties, including in connection with alleged insider trading, and violations of securities laws, including relating to the firm’s stock repurchases and solicitation of proxies. In March 2019, the firm also received a demand from an alleged shareholder to investigate and bring claims against the current members of our Board, several current executive officers and a former executive officer and director based on their oversight and public disclosures regarding 1MDB and related internal controls. In addition, on December 17, 2018, the Attorney General of Malaysia issued a press statement that criminal charges in Malaysia had been filed against certain of the firm’s non-U.S. subsidiaries (as well as certain individuals, including a former non-executive employee of the firm).

∎	Our Board and our Compensation Committee have been and continue to be focused on the ongoing governmental, regulatory and civil proceedings relating to 1MDB and take these matters very seriously.

∎	In light of the ongoing 1MDB investigation, our Board and Compensation Committee made two important compensation-related decisions in January 2019:

»

First, they approved a new forfeiture provision in the 2018 year-end equity-based awards granted to our NEOs that provides our Board with the flexibility to reduce the size of the award granted to any NEO prior to payment and/or forfeit the underlying delivered Shares at Risk if it is later determined that the results of the 1MDB investigation would have impacted 2018 year-end compensation decisions for any such NEO; and

»

Second, they deferred their decision under the LTIP awards originally granted in 2011 to Mr. Blankfein and two other retired executives who hold such awards until more information is available, given that the 1MDB investigation relates to events that occurred during the performance period of these awards. As a result, no amounts under these LTIP awards have yet been determined or paid. The Board will publicly disclose when a final determination is made.

8 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Executive Summary | Corporate Governance Highlights

Corporate Governance Highlights (see Corporate Governance, beginning on page 12)

KEY FACTS ABOUT OUR BOARD

We strive to maintain a well-rounded and diverse Board that balances financial industry expertise with independence, and the institutional knowledge of longer-tenured directors with the fresh perspectives brought by newer directors. As summarized below, our directors bring to our Board a variety of skills and experiences developed across a broad range of industries, both in established and growth markets, and in each of the public, private and not-for-profit sectors.

NOMINEE SKILLS & EXPERIENCES
5	5	11	6	5	8	3	10

FINANCIAL SERVICES INDUSTRY	OTHER COMPLEX/ REGULATED INDUSTRIES	RISK MANAGEMENT	TALENT DEVELOPMENT	TECHNOLOGY	PUBLIC COMPANY GOVERNANCE	AUDIT/TAX/ ACCOUNTING	GLOBAL

	KEY BOARD STATISTICS

	DIRECTOR NOMINEES	INDEPENDENCE OF NOMINEES

Board	11	9 of 11

Audit	4	All

Compensation	3	All

Governance	9	All

Public Responsibilities	3	All

Risk	7	6 of 7

13	50	22	> 180
BOARD MEETINGS IN 2018	STANDING COMMITTEE MEETINGS IN 2018	DIRECTOR SESSIONS IN 2018 WITHOUT MANAGEMENT PRESENT	MEETINGS OF LEAD DIRECTOR / CHAIRS OUTSIDE OF BOARD MEETINGS

DIVERSITY OF NOMINEES ENHANCES BOARD PERFORMANCE
64%	4.3 YEARS	63	54%	27%

JOINED IN THE LAST 5 YEARS	MEDIAN TENURE	MEDIAN AGE	NOMINEES DIVERSE BY RACE, GENDER OR SEXUAL ORIENTATION	NOMINEES WHO ARE NON-U.S. OR DUAL CITIZENS

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 9

Executive Summary | Corporate Governance Highlights

DIRECTOR NOMINEES

			COMMITTEE MEMBERSHIP					OTHER CURRENT U.S.- LISTED PUBLIC BOARDS*
NAME/AGE/INDEPENDENCE	DIRECTOR SINCE	OCCUPATION/CAREER HIGHLIGHTS	GOV	COMP	AUD	PRC	RISK

David Solomon, 57 Chairman and CEO	October 2018	Chairman & CEO, The Goldman Sachs Group, Inc.						0

Adebayo Ogunlesi, 65 Independent Lead Director	October 2012	Chairman & Managing Partner, Global Infrastructure Partners	C	Ex-Officio				2

Michele Burns, 61 Independent	October 2011	Retired (Chairman & CEO, Mercer LLC; CFO of each of: Marsh & McLennan Companies, Inc., Mirant Corp. and Delta Air Lines, Inc.)	∎	C			∎	3

Drew Faust, 71 Independent	July 2018	Professor, Harvard University (Retired, President, Harvard University)	∎			∎	∎	0

Mark Flaherty, 59 Independent	December 2014	Retired (Vice Chairman, Wellington Management Company)	∎		∎		∎	0

Ellen Kullman, 63 Independent	December 2016	Retired (Chairman & CEO, E.I. du Pont de Nemours and Company)	∎	∎		C		3

Lakshmi Mittal, 68 Independent	June 2008	Chairman & CEO, ArcelorMittal S.A.	∎	∎		∎		1

Peter Oppenheimer, 56 Independent	March 2014	Retired (Senior Vice President and CFO, Apple, Inc.)	∎		C		∎	0

Jan Tighe, 56 Independent	December 2018	Retired (Vice Admiral, United States Navy)	∎		∎		∎	1

David Viniar, 63 Non-Employee	January 2013	Retired (CFO, The Goldman Sachs Group, Inc.)					∎	1

Mark Winkelman, 72 Independent	December 2014	Private investor	∎		∎		C	0

*	As per SEC rules.

C

Designates Committee Chairs. Effective May 2, 2019, Ellen Kullman will become a member and the Chair of our Public Responsibilities Committee, at which time she will no longer be a member of our Risk Committee.

10 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Executive Summary | Corporate Governance Highlights

FOUNDATION IN SOUND GOVERNANCE PRACTICES AND ENGAGEMENT

∎	Independent Lead Director with expansive duties (enhanced in 2019)

∎	Regular executive sessions of independent and non-employee directors

∎	Focus of our independent directors on executive succession planning

∎	CEO evaluation process conducted by our Lead Director with our Governance Committee

∎	Comprehensive process for Board refreshment, including a focus on diversity and on succession for Board leadership positions

∎	Annual Board and Committee evaluations, which incorporate feedback on individual director performance

∎	Candid, one-on-one discussions between our Lead Director and each non-employee director supplementing formal evaluations

∎	Active, year-round shareholder engagement process, whereby we, including our Lead Director, meet and speak with our shareholders and other key constituents

∎	Board and Committee oversight of environmental, social and governance (ESG) matters

∎	Directors may contact any employee of our firm directly, and our Board and its Committees may engage independent advisors at their sole discretion
∎	Annual elections of directors (i.e., no staggered board)

∎	Proxy access right for shareholders, which right was adopted pro-actively after engagement with shareholders. In addition, shareholders are welcome to continue to recommend director candidates for consideration by our Governance Committee

∎	Majority voting with resignation policy for directors in uncontested elections

∎	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting of shareholders

∎	No supermajority vote requirements in our charter or By-laws

∎	Executive retention and share ownership requirements require significant long-term share holdings by our NEOs

∎	Director share ownership requirement of 5,000 shares or RSUs, with a transition period for new directors

»	All RSUs granted as director compensation must be held until the year after a director retires from our Board. Directors are not permitted to hedge or pledge these RSUs

WORKING DYNAMICS BOARD COMPOSITION Candid discussions Broad range of skills Open access to & experiences management & information Independence Focus on reputation Diversity BOARD EFFECTIVENESS BOARD STRUCTURE GOVERNANCE PRACTICES Strong Lead Director role Candid self-evaluation 5 standing Committees Oversight of CEO/ management performance Board/management succession planning YEAR-ROUND 2018 FIRM & BOARD ENGAGEMENT ENGAGEMENT Broad range of constituents IR meetings with Proactive outreach >40% Common Stock Responsiveness to areas Lead Director meetings of focus with -30% Common Stock RANGE OF TOPICS FEEDBACK PROVIDED Corporate governance Stakeholder feedback practices provided to and informs Executive compensation Board/Committee Approach to ESG discussion Reputational risk
WORKING DYNAMICS BOARD COMPOSITION _ Candid discussions _ Broad range of skills _ Open access to & experiences management & information _ Independence _ Focus on reputation _ Diversity BOARD EFFECTIVENESS BOARD STRUCTURE GOVERNANCE PRACTICES _ Strong Lead Director role _ Candid self-evaluation _ 5 standing Committees _ Oversight of CEO/ management performance _ Board/management succession planning YEAR-ROUND 2018 FIRM & BOARD ENGAGEMENT ENGAGEMENT _ Broad range of constituents _ IR meetings with _ Proactive outreach >40% Common Stock _ Responsiveness to areas _ Lead Director meetings of focus with ~30% Common Stock ACTIVE ENGAGEMENT RANGE OF TOPICS FEEDBACK PROVIDED _ Corporate governance _ Stakeholder feedback practices provided to and informs _ Executive compensation Board/Committee _ Approach to ESG discussion _ Reputational risk

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 11

Corporate Governance | Item 1. Election of Directors

Corporate Governance

Item 1. Election of Directors

Proposal Snapshot — Item 1. Election of Directors

What is being voted on: Election to our Board of 11 director nominees.

Board recommendation: After a review of the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board determined unanimously to recommend that shareholders vote FOR all of our director nominees.

OUR DIRECTORS

Recent Changes to our Board

We were pleased to welcome two new independent directors to our Board in 2018: Drew Faust in July 2018 and Jan Tighe in December 2018. Each of Dr. Faust and Vice Admiral Tighe was recommended to our Lead Director and to our Governance Committee by our independent director search firm. Both Dr. Faust and Vice Admiral Tighe bring to the Board and its Committees significant experience as described in their respective biographies below, and we look forward to their continued contributions.

Our Corporate Governance Guidelines provide that a director will typically retire at the annual meeting following his or her 75th birthday. In accordance with this policy, William George and James Johnson will not be standing for re-election and will be retiring from our Board on the eve of our 2019 Annual Meeting. We are grateful to Mr. George and Mr. Johnson for providing our Board with their informed counsel and judgment for many years. Effective May 2, 2019, Ellen Kullman will succeed Mr. George as the Chair of our Public Responsibilities Committee, drawing upon her background as the former CEO of DuPont, her public company board service and her other professional experience as described in her biography below.

In connection with the firm’s recent executive leadership transition, Mr. Solomon joined our Board on October 1, 2018 and became Chairman of the Board on January 1, 2019. Mr. Blankfein retired from our Board on December 31, 2018.

For more information on our process for Board refreshment, see—Structure of our Board and Governance Practices—Year-Round Review of Board Composition.

12 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

Board of Directors’ Qualifications and Experience

Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

DIVERSITY OF SKILLS AND EXPERIENCES
Financial services industry	Complex / Regulated industries	Global experience / Established & growth markets	Human Capital Management / Talent development

Academia	Technology / Cybersecurity	Audit, tax, accounting & preparation of financial statements	Compliance
Operations	Government / Military / Public policy & regulatory affairs	Risk & financial products / Credit evaluation	ESG

Risk management		Public company / Corporate governance

CORE QUALIFICATIONS AND EXPERIENCES

Financial literacy		Demonstrated management/leadership ability

Strategic thinking		Leadership & expertise in their respective fields

Involvement in educational, charitable & community organizations		Extensive experience across public, private or not-for-profit sectors

Integrity & business judgment		Reputational focus

Given the nature of our business, our Governance Committee continues to believe that directors with current and prior financial industry experience, among other skills, are critical to our Board’s effectiveness. We take very seriously, however, any actual or perceived conflicts of interest that may arise, and have taken various steps to address this.

For example, in addition to our policies on director independence and related person transactions, we maintain a policy with respect to outside director involvement with financial firms, such as private equity firms or hedge funds. Under this policy, in determining whether to approve any current or proposed affiliation of a non-employee director with a financial firm, our Board will consider, among other things, the legal, reputational, operational and business issues presented, and the nature, feasibility and scope of any restrictions, procedures or other steps that would be necessary or appropriate to ameliorate any perceived or potential future conflicts or other issues.

Diversity is an important factor in our consideration of potential and incumbent directors

Our Governance Committee considers a number of demographics and other factors, including race, gender, ethnicity, sexual orientation, culture, nationality and work experiences (including military service), seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Among the factors our Governance Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director. In that connection, and using the self-identified characteristics of our directors, our nominees include four directors who are women, one director who is Black, one director who is of Indian descent, one director with career service in the military and three directors who are non-U.S. or dual citizens.

Diversity is also considered as part of the annual Board evaluation.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 13

Corporate Governance | Item 1. Election of Directors

Director Tenure: A Balance of Experiences

Our nominees have an average and median tenure of approximately 4 years. This experience balances the institutional knowledge of our longer-tenured directors with the fresh perspectives brought by our newer directors.

No. of Directors <5 YEARS 6 DIRECTORS 4.3 years median tenure 5-10 YEARS 4 DIRECTORS 10+ YEARS 1 DIRECTOR Years of Experience

Comprehensive Re-Nomination Process

Our Governance Committee appreciates the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions.

In considering whether to recommend re-nomination of a director for election at our Annual Meeting, our Governance Committee conducts a detailed review, considering factors such as:

∎  The extent to which the director’s judgment, skills, qualifications and experience (including that gained due to tenure on our Board) continue to contribute to the success of our Board;

∎  Feedback from the annual Board evaluation and individual discussions between each non-employee director and our Lead Director;

∎  Attendance and participation at, and preparation for, Board and Committee meetings;

∎  Independence;

∎  Shareholder feedback, including the support received by those director nominees elected at our 2018 Annual Meeting of Shareholders;

∎  Outside board and other affiliations, including any actual or perceived conflicts of interest; and

∎  The extent to which the director continues to contribute to the diversity of our Board.

Each of our director nominees has been recommended for election by our Governance Committee and approved and re-nominated for election by our Board.

If elected by our shareholders, our director nominees, all of whom are currently members of our Board, will serve for a one-year term expiring at our 2020 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

All of our directors must be elected by majority vote of our shareholders.

∎	A director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board.

∎	Our Governance Committee will then assess whether there is a significant reason for the director to remain on our Board, and will make a recommendation to our Board regarding the resignation.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see Frequently Asked Questions.

Biographical information about our director nominees follows. This information is current as of March 1, 2019 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement. There are no family relationships among any of our directors and executive officers.

14 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

David M. Solomon, 57 Chairman and CEO Director Since: October 2018 Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎     Engaged and motivating leader who embodies our firm’s culture: With nearly 20 years of leadership roles at our firm, leverages firm-specific and industry knowledge to lead the firm and its people, develop the firm’s strategy, embody the “tone at the top” and help protect and enhance our firm’s culture, including through his commitment to talent development and diversity of our workforce, in each case providing his insights to our Board and keeping directors apprised of significant developments in our business and industry

∎   Strategic thinker with deep business and industry expertise: Utilizes deep familiarity with all aspects of the firm’s businesses, including from his experience as President and Chief Operating Officer, to develop and articulate the firm’s strategic vision, assess attendant risks and guide the firm’s growth

∎    Actively engaged with constituents as the face of our firm: Committed to engaging with our external stakeholders, draws upon his extensive interaction with our clients, investors and other constituents to communicate feedback and offer insight and perspective to our Board

CAREER HIGHLIGHTS

∎    Goldman Sachs

»   Chairman (January 2019 – Present) and Chief Executive Officer (October 2018 – Present)

»   President and Chief or Co-Chief Operating Officer (January 2017 – September 2018)

»    Co-Head of the Investment Banking Division (July 2006 – December 2016)

»    Co-Head of High Yield & Leveraged Loan Business and then Global Head of the Financing Group (variously, September 1999 – July 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Trustee, Hamilton College

∎    Member, Board of Directors, Robin Hood Foundation

EDUCATION

∎     Graduate of Hamilton College

Adebayo O. Ogunlesi, 65

Independent Lead Director

Director Since: October 2012

GS Committees

∎     Governance (Chair)

∎     Ex-officio member:

»   Audit

»   Compensation

»   Public Responsibilities

»    Risk

Other U.S.-Listed Company Directorships

∎    Current: Callaway Golf Company; Kosmos Energy Ltd.

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎     Strong leader, including leadership experience in the financial services industry: Founder, Chairman and Managing Partner of Global Infrastructure Partners and a former executive of Credit Suisse with over 20 years of leadership experience in the financial services industry, including investment banking and private equity

∎   International business and global capital markets experience, including emerging markets: Advised and executed transactions and provided capital markets strategy advice globally

∎    Expertise regarding governance and compensation: Service on the boards of directors and board committees of other public companies and not-for-profit entities, and, in particular, as chair or former chair of the nominating and corporate governance committees at each of Callaway Golf and Kosmos Energy, provides additional governance perspective

CAREER HIGHLIGHTS

∎   Chairman and Managing Partner, Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport, water and waste industry sectors (July 2006 – Present)

∎   Credit Suisse, a financial services company

»   Executive Vice Chairman and Chief Client Officer (2004 – 2006)

»   Member of Executive Board and Management Committee (2002 – 2006)

»   Head of Global Investment Banking Department (2002 – 2004)

∎    Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the U.S. Supreme Court (1980-1981)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, National Board of Directors, The NAACP Legal Defense and Educational Fund, Inc.

∎    Member, Board of Directors, Partnership for New York City Fund

∎     Member, Harvard University Global Advisory Council and Harvard Law School Leadership Council of New York

∎    Member, Board of Dean’s Advisors, Harvard Business School

EDUCATION

∎     Graduate of Oxford University, Harvard Business School and Harvard Law School

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 15

Corporate Governance | Item 1. Election of Directors

M. Michele Burns, 61

Independent

Director Since: October 2011

GS Committees

∎     Compensation (Chair)

∎     Governance

∎    Risk

Other U.S.-Listed Company Directorships

∎     Current: Anheuser-Busch InBev; Cisco Systems, Inc.;
Etsy, Inc.

∎    Former (Past 5 Years):
Alexion Pharmaceuticals, Inc.

KEY EXPERIENCE AND QUALIFICATIONS

∎     Leadership, compensation, governance and risk expertise: Leverages current and former service on the boards of directors and board committees of other public companies and not-for-profit entities

∎     Human capital management and strategic consulting: Background gained as former CEO of Mercer LLC

∎    Accounting and the review and preparation of financial statements: Garnered expertise as former CFO of several global public companies

CAREER HIGHLIGHTS

∎     Chief Executive Officer, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC); Center focuses on retirement public policy issues (October 2011 – February 2014)

∎     Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services (September 2006 – early October 2011)

∎     Chief Financial Officer, MMC, a global professional services and consulting firm (March 2006 – September 2006)

∎    Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, an energy company (May 2004 – January 2006)

∎    Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier (including various other positions, 1999 – April 2004)

∎     Senior Partner and Leader, Southern Regional Federal Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Center Fellow and Strategic Advisor, Stanford University Center on Longevity

∎    Former Board Member and Treasurer, Elton John AIDS Foundation

EDUCATION

∎     Graduate of University of Georgia (including for Masters)

Drew G. Faust, 71

Independent

Director Since: July 2018

GS Committees

∎     Governance

∎    Public Responsibilities

∎    Risk

Other U.S.-Listed Company Directorships

∎     Current: None

∎     Former (Past 5 Years): Staples, Inc.

KEY EXPERIENCE AND QUALIFICATIONS

∎     Human capital and diversity: As Former President of Harvard University, well-positioned to provide insight on the firm’s strategies relating to diversity, recruiting and retention

∎     Leadership and governance: Current and prior service on the boards of directors of public and/or not-for-profit entities provides additional perspective on governance

∎     Operations and risk management: During her tenure at Harvard University she, among other things, broadened the university’s international reach, promoted collaboration across disciplines and administrative units and helped to oversee the operational and other risks related to the university as well as the management of its endowment

CAREER HIGHLIGHTS

∎    Harvard University

»   President Emeritus and Arthur Kingsley Porter University President (January 2019 – Present)

»   President (July 2007 – June 2018)

»   Lincoln Professor of History (January 2001 – December 2018)

»   Founding Dean, Radcliffe Institute for Advanced Study (January 2001 – July 2007)

∎    University of Pennsylvania (1975 – 2000); various faculty positions including as the Annenberg Professor of History and the Director of the Women’s Studies Program

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Educational Advisory Board, John Simon Guggenheim Memorial Foundation

∎    Member, American Academy of Arts & Sciences

∎     Former Member, Board of Directors, The Broad Institute Inc.

∎     Former Member, Board of Directors, Harvard Management Company Inc.

EDUCATION

∎     Graduate of Bryn Mawr College and the University of Pennsylvania (Masters and Ph.D.)

16 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

Mark A. Flaherty, 59 Independent Director Since: December 2014 GS Committees ∎ Audit ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎     Investment management: Leverages over 20 years of experience in the investment management industry, including at  Wellington Management Company

∎     Perspective on institutional investors’ approach to company performance and corporate governance: Experience developed through his tenure at Wellington and Standish, Ayer and Wood

∎     Risk expertise: Draws upon years of experience in the financial industry

CAREER HIGHLIGHTS

∎     Wellington Management Company, an investment management company

»   Vice Chairman (2011 – 2012)

»   Director of Global Investment Services (2002 – 2012)

»   Partner, Senior Vice President (2001 – 2012)

∎    Standish, Ayer and Wood, an investment management company

»   Executive Committee Member (1997 – 1999)

»   Partner (1994 – 1999)

»   Director, Global Equity Trading (1991 – 1999)

∎     Director, Global Equity Trading, Aetna, a diversified healthcare benefit company (1987 – 1991)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Board of Trustees, The Newman School

∎    Member, Board of Directors, Boston Scholar Athletes

∎    Former Member, Board of Trustees, Providence College

EDUCATION

∎     Graduate of Providence College

Ellen J. Kullman, 63

Independent

Director Since: December 2016

GS Committees

∎     Public Responsibilities (Chair)*

∎    Compensation

∎     Governance

∎    Risk*

Other U.S.-Listed Company Directorships

∎     Current: Amgen Inc.; Dell Technologies Inc.; United Technologies Corporation

∎    Former (Past 5 Years): E.I. du Pont de Nemours and Company

KEY EXPERIENCE AND QUALIFICATIONS

∎     Leadership and strategy: During her tenure as Chair and CEO of DuPont, a highly-regulated science and technology-based company with global operations, led the company through a period of strategic transformation and growth

∎     Corporate governance and compensation: Leverages service on the boards of directors and board committees (including in leadership roles) of other public companies and not-for-profit entities

∎     Focus on reputational, risk and ESG matters: Draws upon experiences gained from DuPont and other board roles, including in connection with her new role as Chair of our Public Responsibilities Committee

CAREER HIGHLIGHTS

∎    E.I. du Pont de Nemours and Company, a provider of basic materials and innovative products and services for diverse industries

»   Chairman and Chief Executive Officer (2009 – 2015)

»   President (October 2008 – December 2008)

»   Executive Vice President, DuPont Coatings and Color Technologies, DuPont Electronic and Communication Technologies; DuPont Performance Materials, DuPont Safety and Protection, Marketing and Sales, Pharmaceuticals, Risk Management and Safety and Sustainability (2006 – 2008)

»   Various positions, including Group Vice President, DuPont Safety and Protection (1988 – 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Board of Overseers, Tufts University School of Engineering

∎    Trustee, Northwestern University

∎     Member, National Academy of Engineering

∎    Member, The Business Council

∎    Co-Chair, Paradigm for Parity

EDUCATION

∎     Graduate of Tufts University and Kellogg School of Management, Northwestern University

*	Effective May 2, 2019, Ms. Kullman will become a member and the Chair of our Public Responsibilities Committee, at which time she will no longer be a member of our Risk Committee.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 17

Corporate Governance | Item 1. Election of Directors

Lakshmi N. Mittal, 68

Independent

Director Since: June 2008

GS Committees

∎     Compensation

∎     Governance

∎    Public Responsibilities

Other U.S.-Listed Company Directorships

∎     Current: ArcelorMittal S.A.

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎     Leadership, business development and operations: Founder of Mittal Steel Company and Chairman and Chief Executive Officer of ArcelorMittal, the world’s leading integrated steel and mining company

∎     International business and growth markets: Leading company with operations in over 18 countries on four continents provides global business expertise and perspective on public responsibilities

∎     Corporate governance and international governance: Current and prior service on the boards of directors of other international public companies and not-for-profit entities assists with committee responsibilities

CAREER HIGHLIGHTS

∎     ArcelorMittal S.A., a steel and mining company

»   Chairman and Chief Executive Officer (May 2008 – Present)

»   President and Chief Executive Officer (November 2006 – May 2008)

∎     Chief Executive Officer, Mittal Steel Company N.V. (1976 – November 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, International Business Council of the World Economic Forum

∎    Trustee, Cleveland Clinic

∎     Member, Governing Board, Indian School of Business

∎     Member, European Round Table of Industrialists

∎    Chairman, Governing Council, LNM Institute of Information Technology

∎    Member, Harvard University Global Advisory Council

EDUCATION

∎     Graduate of St. Xavier’s College in India

Peter Oppenheimer, 56 Independent Director Since: March 2014 GS Committees ∎ Audit (Chair) ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎     Capital and risk management: Garnered experience as CFO and Controller at Apple and Divisional CFO at ADP

∎    Review and preparation of financial statements: Over 20 years as a CFO or controller provides valuable experience and perspective as Audit Committee Chair

∎    Oversight of technology and technology risks: Leverages prior experience in overseeing information systems at Apple

CAREER HIGHLIGHTS

∎     Apple, Inc., a designer and manufacturer of electronic devices and related software and services

»   Senior Vice President (retired September 2014)

»   Senior Vice President and Chief Financial Officer (2004 – June 2014)

»   Senior Vice President and Corporate Controller (2002 – 2004)

»   Vice President and Corporate Controller (1998 – 2002)

»   Vice President and Controller, Worldwide Sales (1997 – 1998)

»   Senior Director, Finance and Controller, Americas (1996 – 1997)

∎    Divisional Chief Financial Officer, Finance, MIS, Administration and Equipment Leasing Portfolio at Automatic Data Processing, Inc. (ADP), a leading provider of human capital management and integrated computing solutions (1992 – 1996)

∎    Consultant, Information Technology Practice at Coopers & Lybrand, LLP (1988 – 1992)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Secretary, Community Board, French Hospital Medical Center

∎     Board Member, Pacific Coast Health Center

EDUCATION

∎     Graduate of California Polytechnic State University and the Leavey School of Business, University of Santa Clara

18 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

-

Jan E. Tighe, 56

Independent

Director Since: December 2018

GS Committees

∎     Audit

∎    Governance

∎    Risk

Other U.S.-Listed Company Directorships

∎     Current: Huntsman Corporation

∎    Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎     Technology and technology risk: Over 20 years of senior executive experience in cybersecurity and information technology, including leading complex cyber and intelligence operations and creating a Navy digital transformation roadmap, which experiences provide perspective to aid in oversight of the firm’s deployment of technology and the management of technology risk

∎     Strategic planning and operations: Experience in strategic planning, risk assessment and executing on naval strategies across a variety of positions, including as a Fleet Commander and as a university president

∎     Leadership and governance: Retired Vice Admiral who served in numerous leadership roles in the U.S. Navy and with  the National Security Agency, culminating in service as a managing director on the U.S. Navy’s Corporate Board

CAREER HIGHLIGHTS

∎     United States Navy, Vice Admiral and various positions of increasing authority and responsibility (1980 – 2018), including:

»   Deputy Chief of Naval Operations for Information Warfare and Director, Naval Intelligence (2016 – 2018)

»   Fleet Commander or Deputy Commander, U.S. Fleet Cyber Command/U.S. Tenth Fleet (2013 – 2016)

»   University President, Naval Postgraduate School (2012 – 2013)

»   Director, Decision Superiority Division of the Chief of Naval Operations’ Staff (2011 – 2012)

»   Deputy Director of Operations, U.S. Cyber Command (2010 – 2011)

»   Executive Assistant to General Keith Alexander, U.S. Cyber Command and National Security Agency/Central Security Service (2009 – 2010)

»   Commander, National Security Agency/Central Security Service Hawaii (2006 – 2009)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Member and Global Security Expert, Strategic Advisory Group, Paladin Capital Group

∎     Member of the National Security Sector Advisory Committee, The MITRE Corporation

∎    Governance Fellow, National Association of Corporate Directors

EDUCATION

∎     Graduate of U.S. Naval Academy and Naval Postgraduate School (including for Ph.D.)

David A. Viniar, 63 Non-Employee Director Since: January 2013 GS Committees ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: Square, Inc. ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎     Financial industry, in particular risk management and regulatory affairs: Over 30 years of experience in various roles at Goldman Sachs, as well as service as chair of the audit and risk committee of Square, Inc., provides valuable perspective to our Board

∎    Unique insight into our firm’s financial reporting, controls and risk management: As our former CFO, able to provide unique insight about our risks to our Risk Committee

∎     Capital management processes and assessments: Experience gained through serving as Goldman Sachs’ CFO for over 10 years

CAREER HIGHLIGHTS

∎   Goldman Sachs

»   Executive Vice President and Chief Financial Officer (May 1999 – January 2013)

»   Head of Operations, Technology, Finance and Services Division (December 2002 – January 2013)

»   Head of the Finance Division and Co-Head of Credit Risk Management and Advisory and Firmwide Risk (December 2001 – December 2002)

»   Co-Head of Operations, Finance and Resources (March 1999 – December 2001)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Trustee, Garden of Dreams Foundation

∎   Former Trustee, Union College

EDUCATION

∎    Graduate of Union College and Harvard Business School

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 19

Corporate Governance | Item 1. Election of Directors

Mark O. Winkelman, 72

Independent

Director Since: December 2014

GS Committees

∎     Risk (Chair)

∎     Audit

∎    Governance

Other U.S.-Listed Company Directorships

∎     Current: None

∎     Former (Past 5 Years):

      Anheuser-Busch InBev

KEY EXPERIENCE AND QUALIFICATIONS

∎     Knowledge about our firm, including our fixed income business, and an understanding of the risks we face: Utilizes his previous tenure at Goldman Sachs as well as his service on the board of our subsidiary, Goldman Sachs International

∎     Audit and financial expertise, corporate governance and leadership: Leverages prior service on the board of directors and the audit and finance committees of Anheuser-Busch InBev and service on the boards of directors and audit, finance and other committees of not-for-profit entities

∎     Financial services industry: Experience gained through his role as operating partner at J.C. Flowers and through other industry experience

CAREER HIGHLIGHTS

∎     Private investor (Present)

∎    Operating Partner, J.C. Flowers & Co., a private investment firm focusing on the financial services industry (2006 – 2008)

∎     Goldman Sachs

»   Retired Limited Partner (1994 – 1999)

»   Management Committee Member and Co-Head of Fixed Income Division (1987 – 1994)

»   Various positions at the firm, including Head of J. Aron Division (1978 – 1987)

∎     Senior Investment Officer, The World Bank (1974 – 1978)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Director and Risk Committee Chair, Goldman Sachs International

∎     Trustee, Penn Medicine

∎    Trustee Emeritus, University of Pennsylvania

EDUCATION

∎     Graduate of Erasmus University in the Netherlands and The Wharton School, University of Pennsylvania

INDEPENDENCE OF DIRECTORS

9 of our 11 director nominees are independent

Our Board determined, upon the recommendation of our Governance Committee, that Ms. Burns, Dr. Faust, Mr. Flaherty, Ms. Kullman, Mr. Mittal, Mr. Ogunlesi, Mr. Oppenheimer, Vice Admiral Tighe and Mr. Winkelman are “independent” within the meaning of NYSE rules and our Director Independence Policy. Mr. George and Mr. Johnson, who are retiring from our Board on the eve of the 2019 Annual Meeting, were also determined to be independent. Furthermore, our Board has determined that all of our independent directors satisfy the heightened audit committee independence standards under SEC and NYSE rules, and that Compensation Committee members also satisfy the relevant heightened standards under NYSE rules.

Process for Independence Assessment

A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Policy Regarding Director Independence (Director Independence Policy) that provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent.

To assess independence, our Governance Committee and our Board review detailed information regarding our independent directors, including employment and public company and not-for-profit directorships, as well as information regarding immediate family members and affiliated entities.

Through the course of this review, our Governance Committee and our Board consider relationships between the independent directors (and their immediate family members and affiliated entities) on the one hand, and Goldman Sachs and its affiliates on the other, in accordance with our Director Independence Policy. This includes a review of revenues to the firm from, and payments or donations made by us to, relevant entities affiliated with our directors (or their immediate family members) as a result of ordinary course transactions or contributions to not-for-profit organizations.

For more information on the categories of transactions that our Governance Committee and our Board reviewed, considered and determined to be immaterial under our Director Independence Policy, see Annex B—Additional Details on Director Independence.

20 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

Structure of our Board and Governance Practices

BOARD OF DIRECTORS CHAIRMAN AND CEO: DAVID SOLOMON; LEAD DIRECTOR: ADEBAYO OGUNLESI

AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE COMMITTEE	PUBLIC RESPONSIBILITIES COMMITTEE	RISK COMMITTEE

4 Members:	3 Members:	9 Members:	3 Members:	7 Members:
All Independent	All Independent	All Independent	All Independent	6 Independent

OUR BOARD COMMITTEES

Our Board has five standing Committees: Audit, Compensation, Governance, Public Responsibilities and Risk. The specific membership of each Committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on Committee matters.

Each of our Committees:

∎	Operates pursuant to a written charter (available on our website at www.gs.com/charters)

∎	Evaluates its performance annually

∎	Reviews its charter annually

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing Committees and our Board consider the potential effect of any matter on our reputation.

AUDIT
ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
Peter Oppenheimer* Mark Flaherty Jan Tighe Mark Winkelman Adebayo Ogunlesi (ex-officio)	∎ Audit/Tax/Accounting ∎ Preparation or oversight of financial statements ∎ Compliance ∎ Technology

∎ Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence and performance, internal audit function performance and internal controls over financial reporting

∎ Decide whether to appoint, retain or terminate our independent auditors

∎ Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors

∎ Appoint and oversee the work of our Director of Internal Audit and annually assess her performance

∎ Prepare the Audit Committee Report

*	Multiple members of our Audit Committee, including the Chair, have been determined to be “audit committee financial experts.”

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 21

Corporate Governance | Structure of our Board and Governance Practices

COMPENSATION
ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
Michele Burns William George** James Johnson** Ellen Kullman Lakshmi Mittal Adebayo Ogunlesi (ex-officio)	∎ Setting of executive compensation ∎ Evaluation of executive and firmwide compensation programs ∎ Human capital management, including diversity

∎ Determine and approve the compensation of our CEO and other executive officers

∎ Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans

∎ Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including:

»   recruiting;

»   retention;

»   career development and progression;

»   management succession (other than that within the purview of our Governance Committee); and

»   diversity and employment practices

∎ Prepare the Compensation Committee Report

GOVERNANCE
ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
Adebayo Ogunlesi Michele Burns Drew Faust Mark Flaherty William George** James Johnson** Ellen Kullman Lakshmi Mittal Peter Oppenheimer Jan Tighe Mark Winkelman	∎ Corporate governance ∎ Talent development and succession planning ∎ Current and prior public company board service

∎ Recommend individuals to our Board for nomination, election or appointment as members of our Board and its Committees

∎ Oversee the evaluation of the performance of our Board and our CEO

∎ Review and concur with the succession plans for our CEO and other members of senior management

∎ Take a leadership role in shaping our corporate governance, including developing, recommending to our Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to us

∎ Review periodically the form and amount of non-employee director compensation and make recommendations to our Board with respect thereto

PUBLIC RESPONSIBILITIES
ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
William George** Ellen Kullman** Drew Faust James Johnson** Lakshmi Mittal Adebayo Ogunlesi (ex-officio)	∎ Reputational risk ∎ ESG ∎ Government and regulatory affairs ∎ Philanthropy

∎  Assist our Board in its oversight of our firm’s relationships with major external constituencies and our reputation

∎ Oversee the development, implementation and effectiveness of our policies and strategies relating to citizenship, corporate engagement and relevant significant public policy issues

∎ Review ESG issues affecting our firm, including through the periodic review of the ESG report

RISK
MAJORITY INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
Mark Winkelman Michele Burns Drew Faust Mark Flaherty Ellen Kullman** Peter Oppenheimer Jan Tighe Adebayo Ogunlesi (ex-officio) Non-independent David Viniar

∎ Understanding of how risk is undertaken, mitigated and controlled in complex industries

∎ Technology and cybersecurity

∎ Understanding of financial products

∎ Expertise in capital adequacy and deployment

∎  Assist our Board in its oversight of our firm’s overall risk-taking tolerance and management of financial and operational risks, such as market, credit and liquidity risk, including reviewing and discussing with management:

»   our firm’s capital plan, regulatory capital ratios, capital management policy and internal capital adequacy assessment process, and the effectiveness of our financial and operational risk management policies and controls;

»   our liquidity risk metrics, management, funding strategies and controls, and the contingency funding plan; and

»   our market, credit, operational and model risk management strategies, policies and controls

**

William George and James Johnson will not be standing for re-election and will be retiring from our Board on the eve of the 2019 Annual Meeting. Effective May 2, 2019, Ellen Kullman will become a member and the Chair of our Public Responsibilities Committee, at which time she will no longer be a member of our Risk Committee.

22 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

BOARD AND COMMITTEE EVALUATIONS

Board and Committee evaluations play a critical role in ensuring the effective functioning of our Board. It is important to take stock of Board, Committee and director performance and to solicit and act upon feedback received from each member of our Board. To this end, under the leadership of our Lead Director, our Governance Committee is responsible for evaluating the performance of our Board annually, and each of our Board’s Committees also annually conducts a self-evaluation.

REVIEW OF EVALUATION PROCESS Our Lead Director and Governance Committee periodically review the evaluation process to ensure that actionable feedback is solicited on the operation of our Board and its Committees, as well as on director performance Over the last several years, we have refined the format of the questionnaire and added specific evaluations of the Lead Director, each Committee Chair and each individual director ONGOING FEEDBACK Directors provide ongoing, real-time feedback outside of the evaluation process Lines of communication between our directors and management are always open QUESTIONNAIRE Provides director feedback on an unattributed basis Feedback from questionnaire informs one-on-one and closed session discussions FEEDBACK INCORPORATED Policies and practices updated as appropriate as a result of the annual and ongoing feedback Examples include changes to Committee structure, additional presentations on various topics, evolution of director skill sets and new directors added, refinements to meeting materials and presentation format and additional Audit and Risk Committee meetings ONE-ON-ONE DISCUSSIONS One-on-one discussions between our Lead Director and each non-employee director Provides further opportunity for candid discussion to solicit additional feedback as well as to provide individual feedback. Feedback on Lead Director performance provided to him by the Secretary to our Board EVALUATION SUMMRY Summary of Board and Committee evaluations results provided to full Board CLOSED SESSION Closed session discussion of Board and Committee evaluations led by our Lead Director and independent Committee Chairs Joint discussion across our Committees provides for a synergistic review of Board and Committee performance TOPICS CONSIDERED DURING THE BOARD AND COMMITTEE EVALUATIONS INCLUDE: DIRECTOR PERFORMANCE Individual director performance Lead Director (in that role) Each Committee Chair (in that role) BOARD AND COMMITTEE OPERATIONS Board and Committee membership, including director skills, background, expertise and diversity Committee structure, including whether the Committee structure enhances Board and Committee performance Access to firm personnel Executive succession planning process Conduct of meetings, including time allocated for, and encouragement of, candid dialogue Materials and information, including quality, quantity and timeliness of information received from management, and suggestions for educational sessions Shareholder feedback BOARD PERFORMANCE Key areas of focus for the Board Oversight of reputation Strategy oversight, including risks related thereto Consideration of shareholder value Capital planning COMMITTEE PERFORMANCE Performance of Committee duties under Committee charter Oversight of reputation and consideration of shareholder value Effectiveness of outside advisors Identification of topics that should receive more attention and discussion

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 23

Corporate Governance | Structure of our Board and Governance Practices

BOARD LEADERSHIP STRUCTURE

Current Board Leadership Structure

We review Board leadership structure annually. Conducting regular assessments allows our Board to discuss and debate whether the most efficient and appropriate leadership structure is in place to meet the needs of our Board and our firm, which may evolve over time. We are committed to independent leadership on our Board. If at any time the Chairman is not an independent director, our independent directors will appoint an independent Lead Director.

Strong Independent Lead Director — Combined Chairman-CEO: Why our Structure is Effective

In 2018, in connection with Mr. Blankfein’s retirement and Mr. Solomon’s assumption of the CEO role, our Governance Committee conducted a thorough review of our Board’s leadership structure. The review considered a variety of factors, including our governance practices and shareholder feedback on our Board and its leadership structure, as described on the following page.

As a result of this review, our Governance Committee determined that after a transition period having Mr. Solomon serve as both Chairman and CEO — working together with a strong independent Lead Director — is the most effective leadership structure for our Board and our firm at this time.

Ultimately, we believe that our current leadership structure, together with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our shareholders.

We will continue to conduct Board leadership assessments annually. If at any time our Governance Committee determines it would be appropriate to appoint an independent Chairman, it will not hesitate to do so.

KEY COMPONENTS OF REVIEW
CHAIRMAN-CEO & LEAD DIRECTOR RESPONSIBILITIES	POLICIES & PRACTICES TO ENSURE STRONG INDEPENDENT BOARD OVERSIGHT	SHAREHOLDER FEEDBACK & VOTING RESULTS REGARDING BOARD LEADERSHIP	FIRM PERFORMANCE	TRENDS & DEVELOPMENTS REGARDING LEADERSHIP STRUCTURE

EMPOWERED LEAD DIRECTOR WITH EXPANSIVE LIST OF ENUMERATED DUTIES

Key Pillars of Lead Director Role

SETS AND APPROVES AGENDA FOR BOARD MEETINGS AND LEADS EXECUTIVE SESSIONS FOCUSES ON BOARD EFFECTIVENESS, COMPOSITION AND CONDUCTING EVALUATIONS SERVES AS LIAISON BETWEEN INDEPENDENT DIRECTORS AND CHAIRMAN/ MANAGEMENT ACTS AS PRIMARY BOARD CONTACT FOR SHAREHOLDER ENGAGEMENT AND ENGAGES WITH REGULATORS

24 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

BENEFITS OF A COMBINED ROLE

∎	A combined Chairman-CEO structure provides our firm with a senior leader who serves as a primary liaison between our Board and management, and as the primary public face of our firm

»	This structure demonstrates clear accountability to shareholders, clients and others

∎	Our CEO has extensive knowledge of all aspects of our current business, operations and risks, which he brings to Board discussions as Chairman

»	A combined Chairman-CEO can serve as a knowledgeable resource for independent directors both at and between Board meetings

»	Combining the roles at our firm has been effective in promoting strong and effective leadership of the firm, particularly in times of economic challenge and regulatory change affecting our industry

STRONG GOVERNANCE PRACTICES SUPPORT INDEPENDENT BOARD OVERSIGHT	SHAREHOLDER FEEDBACK & ENGAGEMENT

✓ Nine independent directors and one non-employee director, the majority of which have executive-level experience

✓ Independent and engaged Chairs of all standing Committees

✓ Regular executive sessions of independent directors chaired by Lead Director supplemented by additional sessions of non-employee directors without management present

✓ All directors may suggest inclusion of additional subjects on agendas and any director may call an executive session

✓ Annual Board and Committee evaluations that include feedback on individual director performance

✓ Independent director participation and oversight of key governance processes, such as CEO performance, compensation and succession planning

✓ All directors free to contact any employee of the firm directly

✓ Our Chairman and CEO and our Lead Director meet and speak with each other regularly about our Board and our firm

∎  We have generally received positive shareholder feedback on the nature of our Lead Director role and our annual leadership structure review

»  In considering the strength of our Board leadership structure, many investors cite our Lead Director’s extensive engagement with shareholders and the insight into the Board’s perspectives and focus areas provided by the letter in our proxy statement that comes from our Lead Director

∎  Our Lead Director, Adebayo Ogunlesi, has engaged with the firm’s shareholders and other key constituents, including our regulators, to discuss a variety of topics, including our Board leadership structure and his responsibilities as Lead Director, Board effectiveness, the Board’s independent oversight of strategy, Board culture and Board and management succession planning

»  In 2018, Mr. Ogunlesi met with 20 investors representing approximately 30% of our shares outstanding

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 25

Corporate Governance | Structure of our Board and Governance Practices

Key responsibilities of our Chairman-CEO	Powers and duties of our Independent Lead Director

∎  Chairs Board meetings

∎  Chairs annual shareholder meeting

∎  Serves as the public face of our Board and our firm

∎  Provides input to Lead Director on agenda for Board meetings (which the Lead Director sets and approves) and reviews schedule for Board meetings

∎  Guides discussions at Board meetings and encourages directors to voice their views

∎  Serves as a resource for our Board

∎  Communicates significant business developments and time-sensitive matters to our Board

∎  Establishes the “tone at the top” in coordination with our Board, and embodies these values for our firm

∎  Responsible for managing the day-to-day business and affairs of our firm

∎  Sets and leads the implementation of corporate policy and strategy

∎  Interacts regularly with our COO, CFO and other senior leadership of our firm

∎  Manages senior leadership of our firm

∎  Meets frequently with clients and shareholders, providing an opportunity to understand and respond to concerns and feedback; communicates feedback to our Board

∎  Provides independent leadership

∎  Sets agenda for Board meetings, working with our Chairman (including adding items to and approving the agenda), and approves the form and type of related materials, as well as reviews and concurs in the agendas for each Committee meeting

∎  Approves the schedule for Board and committee meetings

∎  Presides at executive sessions of the independent directors

∎  Calls meetings of the Board, including meetings of the independent directors

∎  Presides at each Board meeting at which the Chairman is not present

∎  Engages with the independent directors and non- employee directors at and between Board and Committee meetings, including:

» to identify matters for discussion, including for discussion at executive sessions of the independent directors

» to facilitate communication with the Chairman (as set forth below)

» one-on-one engagement regarding the performance and functioning of the collective Board, individual director performance and other matters as appropriate

∎  Serves as an adviser to the Chairman, including by:

» engaging with the Chairman between Board meetings

» facilitating communication between the independent directors and the Chairman, including by presenting the Chairman’s views, concerns and issues to the independent directors as well as assisting with informing or engaging non-employee directors, as appropriate

» raising to the Chairman views, concerns and issues of the independent directors, including decisions reached and suggestions made, at executive sessions, in each case as appropriate

∎  Oversees the Board’s governance processes, including Board evaluations, succession planning and other governance-related matters

∎  Leads the annual CEO evaluation

∎  Meets directly with management and non-management employees of the firm

∎  Consults and directly communicates with shareholders and other key constituents, as appropriate

26 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

YEAR-ROUND REVIEW OF BOARD COMPOSITION

Our Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration.

In identifying and recommending director candidates, our Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:
∎ Judgment, character, expertise, skills and knowledge useful to the oversight of our business;
∎ Diversity of viewpoints, backgrounds, work and other experiences and other demographics;
∎ Business or other relevant experience; and

∎ The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a strong and effective Board that is collegial and responsive to the needs of our firm.

Board Process for Identification and Review of Director Candidates to Join Our Board

INDEPENDENT DIRECTORS SHAREHOLDERS INDEPENDENT SEARCH FIRMS OUR PEOPLE CANDIDATE POOL IN-DEPTH REVIEW Screen Qualifications Consider Diversity Review Independence and Potential Conflicts Meet with Directors Consider Skills/Matrix RECOMMEND SELECTED CANDIDATES FOR APPOINTMENT TO OUR BOARD RESULTS 7 DIRECTORS JOINED 2014-2019

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Committee carries out this function through an ongoing, year-round process, which includes the Committee’s annual evaluation of our Board and individual director evaluations. Each director and director candidate is evaluated by our Governance Committee based on his or her individual merits, taking into account our firm’s needs and the composition of our Board.

To assist in this evaluation, the Committee utilizes as a discussion tool a matrix of certain skills and experiences that would be beneficial to have represented on our Board and on our Committees at any particular point in time. For example, the Committee is focused on what skills are beneficial for service in key Board positions, such as Lead Director and Committee Chairs, and conducts a succession planning process for those positions.

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Governance Committee should follow the instructions in Frequently Asked Questions.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 27

Corporate Governance | Structure of our Board and Governance Practices

DIRECTOR EDUCATION

Director education about our firm and our industry is an ongoing process, which begins when a director joins our Board.

Upon joining our Board, new directors are provided with a comprehensive orientation about our firm, including our business, strategy and governance. For example, new directors typically meet with senior leaders covering each of our revenue-producing divisions and regions, as well as with senior leaders from key control-side functions.

New directors will also undergo in-depth training on the work of each of our Board’s Committees, such as Audit and Risk Committee orientation sessions with our CFO, Controller, Treasurer and CRO, as well as a session with the Director of Internal Audit. Additional training is also provided when a director assumes a leadership role, such as becoming a Committee Chair.

Board and Committee presentations, roundtables, regular communications and firm and other industry events help to keep directors appropriately apprised of key developments in our businesses and in our industry, including material changes in regulation, so that they can carry out their oversight responsibilities.

COMMITMENT OF OUR BOARD

Commitment of our Directors – 2018 Meetings

Our Board and its Committees met frequently in 2018.

	2018 MEETINGS	100
Board	13	63 TOTAL BOARD AND COMMITTEE MEETINGS IN 2018
Audit	18
Compensation	7
Governance	7
Public Responsibilities	5
Risk	13
Executive Sessions of Independent Directors without Management*	5
Additional Executive Sessions of Non-Employee Directors without Management**	17

*  Chaired by our Lead Director.

** Led by our independent Committee Chairs.

Each of our current directors attended over 75% (the threshold for disclosure under SEC rules) of the meetings of our Board and the Committees on which he or she served as a regular member during 2018. Overall attendance at Board and Committee meetings during 2018 was over 97% for our directors as a group.

We encourage our directors to attend our annual meetings. All of our directors who were members of the Board at the time attended the 2018 Annual Meeting.

28 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

Commitment of our Directors – Beyond the Boardroom

Engagement beyond the boardroom provides our directors with additional insights into our businesses, risk management and industry, as well as valuable perspectives on the performance of our firm, our CEO and other members of senior management.

The commitment of our directors extends well beyond preparation for, and attendance at, regular and special meetings.

ONGOING COLLABORATION

Frequent interactions with each other, senior management and key employees around the globe on topics including strategy, performance, risk management, culture and talent development

CONSTITUENT ENGAGEMENT

Regular engagement with key constituents, including regulators, and engagement with our shareholders. Participation in firm and industry conferences and other events on behalf of the Board

REGULARLY INFORMED

Receive postings on significant developments and weekly informational packages that include updates on recent developments, press coverage and current events that relate to our business, our people and our industry

Our Lead Director and Committee Chairs provide additional independent leadership outside the boardroom.

∎   For example, each Chair sets the agenda for his or her respective Committee meetings, and reviews and provides feedback on the form and type of related materials, in each case taking into account whether their Committee is appropriately carrying out its core responsibilities and focusing on the key issues facing the firm, as may be applicable from time to time. To do so, each Chair engages with key members of management and subject matter experts in advance of each Committee meeting.

∎   In addition, our Lead Director also sets the Board agenda (working with our Chairman) and approves the form and type of related materials. Our Lead Director also approves the schedule of Board and Committee meetings, taking into account whether there is sufficient time for discussion of all agenda items at each Board and Committee meeting.

In carrying out their leadership roles during 2018:

Lead Director Adebayo Ogunlesi	Risk Chair Michele Burns / Mark Winkelman*	Public Responsibilities Chair Bill George	Compensation Chair James Johnson / Michele Burns*	Audit Chair Peter Oppenheimer

Over 70 meetings

Includes meetings with:

CEO, COO, CFO,

Secretary to the Board, General Counsel, Shareholders, CRO, Treasurer, Director of Investor Relations, Regulators, Independent Director Compensation Consultant, Director Search Firm

	Over 40 meetings Includes meetings with: CEO, COO, CFO, Secretary to the Board, CRO, Controller, Treasurer, Regulators, other key risk management and treasury employees	Over 10 meetings Includes meetings with: CEO, COO, Secretary to the Board, Regulators

Over 30 meetings

Includes meetings with:

CEO, COO, CFO, Secretary to the Board, General Counsel, Global Head of HCM, Global Head of Employee Experience, Global Head of Executive Compensation, Independent Compensation Consultant, Director of Investor Relations, Shareholders, Regulators

Over 40 meetings

Includes meetings with:

CEO, COO, CFO, Secretary to the Board, General Counsel, Controller, Treasurer, Director of Internal Audit, Head of Global Compliance, Regulators, Independent Auditors

* Chair transition during 2018.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 29

Corporate Governance | Board Oversight of our Firm

Board Oversight of our Firm

KEY AREAS OF BOARD OVERSIGHT

Our Board is responsible for, and committed to, the oversight of the business and affairs of our firm. In carrying out this responsibility, our Board advises our senior management to help drive success for our clients and long-term value creation for our shareholders, and oversees management’s efforts to ensure that the firm’s cultural expectations are appropriately communicated and embraced throughout the firm. Our Board discusses and receives regular updates on a wide variety of matters affecting our firm.

STRATEGY RISK MANAGEMENT CEO PERFORMANCE EXECUTIVE SUCCESSION PLANNING FINANCIAL PERFORMANCE & REPORTING CULTURE & CONDUCT CONSIDERATION OF OUR REPUTATION UNDERSCORES OUR BOARD AND COMMITTEE OVERSIGHT

Strategy

∎   Our Board oversees and provides advice and guidance to senior management on the formulation and implementation of the firm’s strategic plans, including the development of growth strategies by our new senior management team.

» This occurs year-round through presentations and discussions covering firmwide, divisional and regional strategy, business planning and growth initiatives, both during and outside Board meetings.

∎   Our Board’s focus on overseeing risk management enhances our directors’ ability to provide insight and feedback to senior management, and if necessary to challenge management, on its development and implementation of the firm’s strategic direction.

∎   Our Lead Director helps facilitate our Board’s oversight of strategy by ensuring that directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions.

Risk Management

∎   In the normal course, our firm commits capital and otherwise incurs risk as an inherent part of serving our clients’ needs. Our intention is to manage risks or, where possible, to mitigate them. In doing so, we endeavor not to undertake risks that could materially impair our firm, including our capital and liquidity position, ability to generate revenues and reputation.

∎   Management is responsible for the day-to-day identification, assessment, monitoring and decision-making regarding the risks we face. Our Board is responsible for overseeing the management of the firm’s most significant risks on an enterprise-wide basis, which includes setting the types and levels of risk the firm is willing to take. This oversight is executed by our full Board as well as each of its Committees, in particular our Risk Committee, and is carried out in conjunction with the Board’s oversight of firm strategy.

30 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Board Oversight of our Firm

BOARD RISK MANAGEMENT OVERSIGHT INCLUDES: ∎ Strategic and financial considerations ∎ Legal, regulatory, reputational and compliance risks ∎ Other risks considered by Committees	REPUTATIONAL RISK MANAGEMENT

RISK COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Overall risk-taking tolerance and risk governance, including our Enterprise Risk Management Framework

∎  Our Risk Appetite Statement (in coordination with our full Board)

∎  Liquidity, market, credit, operational and model risks

∎  Our Capital Plan, capital ratios and capital adequacy

∎  Technology and cybersecurity risks, including oversight of management’s processes, monitoring and controls related thereto

PUBLIC RESPONSIBILITIES COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Brand and reputational risk, including client and business standards considerations, as well as the receipt of reports from the Firmwide Reputational Risk Committee regarding certain transactions that may present heightened reputational risk

∎  ESG risk

COMPENSATION COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Firmwide compensation program and policies that are consistent with the safety and soundness of our firm and do not raise risks reasonably likely to have a material adverse effect on our firm

∎  Jointly with our Risk Committee, annual CRO compensation-related risk assessment

AUDIT COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Financial, legal and compliance risk, in coordination with our full Board

∎  Coordination with our Risk Committee, including with respect to our risk assessment and risk management practices

GOVERNANCE COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES: ∎ Board composition and Board and executive succession

Spotlight on Reputational Risk Management
Over the past several years, our firm has taken a number of steps that have enhanced our Board’s and our firm’s oversight of reputational risk, including:

∎  Conversion of our Board’s Public Responsibilities Committee into a standing committee with specific responsibility for oversight of our firm’s reputation

∎  Development and implementation of a Reputational Risk Framework and formation of a management-level Firmwide Reputational Risk Committee and control-side “regional vetting groups” to review transactions with potential heightened reputational risks; numerous transaction- and client-level controls embedded in our firm’s multi-faceted committee and working group structure

∎  Training programs for both the control side and the revenue side

∎  Implementation of a comprehensive Enterprise Risk Framework, including formation of a management- level Enterprise Risk Committee, a common firmwide risk taxonomy and risk dashboard, a revised Risk Appetite Statement that addresses both financial and non-financial risks and the enhancement of our “three lines of defense” structure

∎  Development of regular metrics for our Board that track data on conduct, controls, business integrity matters and other key metrics

∎  Enhancement and realignment of our firm’s Compliance function, as well as the implementation of wide-ranging programs to strengthen the stature and authority of the control-side functions

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 31

Corporate Governance | Board Oversight of our Firm

CEO Performance

∎   Under the direction of our Lead Director, our Governance Committee annually evaluates CEO performance.

»  The evaluation process includes an executive session of independent directors, a closed session with our CEO and additional discussions between our Lead Director and our CEO throughout the year.

∎   The Committee reviews the results of our CEO’s evaluation under our “360 degree” review process (360° Review Process, as described further on page 41) and also assesses our CEO’s performance both as CEO and as Chairman of the Board against the key criteria and responsibilities for these roles that were developed by our Governance Committee.

∎   In light of our recent CEO transition, in December 2018 the Governance Committee evaluated each of Mr. Solomon and Mr. Blankfein in accordance with this process.

Executive Succession Planning

∎   Our Governance Committee has long utilized a framework relating to executive succession planning under which the Committee has defined specific criteria for, and responsibilities of, each of the CEO, COO and CFO roles. The Committee then focuses on the particular skill set needed to succeed in these roles at our firm both on a long-term and an emergency basis.

∎   Our Lead Director also meets on this topic separately with our CEO and facilitates additional discussions with our independent directors about executive succession planning throughout the year, including at executive sessions.

∎   Even after our recent executive transitions, succession planning remains a priority for our Governance Committee, which has worked with Mr. Solomon to ensure an appropriate emergency succession protocol and to develop our long-term succession plan.

Interaction with senior management in a variety of settings, including Board meetings and preparatory meetings, during visits to our offices around the world and at client-related events Plan reviewed by our Governance Committee with our CEO at least annually, with an update mid-year ALWAYS PREPARED TO APPOINT EXECUTIVES FROM WITHIN OUR FIRM Monitoring of senior management careers to ensure appropriate exposure to our Board and our business Review of senior management summaries (including 360o evaluations) and assessment of potential for executive positions

Financial Performance & Reporting

∎   Our Board, including through its Committees, is continually kept apprised by management of the firm’s financial performance and key drivers thereof. For example, our Board generally receives an update on financial performance from our CFO at each meeting, which update provides critical information to the Board and its Committees that assists them in carrying out their responsibilities.

∎   Our Board, through its Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting.

»  Each quarter, our Audit Committee meets with members of our management, the Director of Internal Audit and our independent registered public accounting firm to review and discuss our financial statements, as well as our quarterly earnings release.

∎   In addition, our Audit Committee is directly responsible for overseeing the independence, performance and compensation of our independent registered public accounting firm. In this regard, our Audit Committee and Audit Committee Chair are directly involved with the periodic selection of the lead engagement partner (see Audit Matters—Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2019).

32 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Corporate Governance | Board Oversight of our Firm

Culture & Conduct

Our Board places significant focus in its oversight duties on reputational risk and management’s operation of the firm responsibly for the long-term.

∎   Oversight of the firm’s culture is an important element of our Board’s oversight of the firm’s reputation, particularly because our people are our greatest asset. Our culture and the conduct we expect from our people is embedded in, and stems from, our Business Principles and our Code of Business Conduct and Ethics (which are available on our website at www.gs.com).

∎   Our Board sets the “tone at the top,” and holds senior management accountable for embodying, maintaining and communicating a culture that emphasizes the importance of compliance with both the letter and spirit of the laws, rules and regulations that govern us.

∎   This is carried out at our Board and across our Committees through a variety of means, including oversight of strategy, the receipt of metrics (such as with respect to conduct and business integrity matters, voluntary attrition and complaints, if any, in the retail consumer business), regular discussions with the firm’s Compliance, Legal, Risk and Internal Audit functions, oversight of CEO and senior management performance and compensation, and discussion of “lessons learned” from firm or industry events, as appropriate.

»  These are topics on which our firm regularly engages with our shareholders, regulators and other constituents.

Chairman’s Forum: 44 sessions in 8 cities globally between September 2017 and November 2018 focusing on conduct, culture and reputational risk management.
Spotlight on Diversity: Under Board oversight, our firm is committed to greater diversity in our hiring and promotion decisions to sustain and enhance our culture.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 33

Shareholder Engagement

Shareholder Engagement

Commitment to Active Engagement with our Shareholders and Other Constituents

Constituents’ views regarding matters affecting our firm are important to our Board. We employ a year-round approach to engagement  that includes proactive outreach as well as responsiveness to targeted areas of focus.

Our Approach

We engage on a year-round basis with a wide range of constituents, including shareholders, ESG rating firms, fixed income investors, proxy advisory firms, prospective shareholders and thought leaders, among others. We also conduct additional targeted outreach ahead of our annual meeting each year, and otherwise as needed.

Firm engagement is led by our Investor Relations team, including targeted outreach and open lines of communication for inbound inquiries. Board-level engagement is led by our Lead Director, who meets regularly with shareholders and other key constituents, and may include other directors as appropriate. Feedback is provided to all directors from these interactions to inform Board and Committee work.

Depth of Engagement

We continued to conduct year-round, proactive engagement on corporate governance matters in 2018:

∎	Targeted outreach to top 200 shareholders ahead of 2018 Annual Meeting

∎	IR met with shareholders representing more than 40% of Common Stock outstanding during 2018

∎	Lead Director and/or Compensation Committee Chair met with 20 investors in 2018, representing approximately 30% of Common Stock outstanding

2018 engagement covered:

Compensation quantum & structure within firm's pay for performance culture Continued focus on conduct, culture, business standards & reputational risk management Lead Director duties & director evaluations Transitions during 2018 & ongoing planning & evaluations Director skill sets, independence & diversity EXECUTIVE COMPENSATION REPUTATIONAL RISK CORPORATE GOVERNANCE PRACTICES APPROACH TO ESG EXECUTIVE SUCCESSION PLANNING BOARD COMPOSITION & EFFECTIVENESS DIVERSITY Example: Goal of 50% women in incoming analyst class by 2021 ENVIRONMENTAL & SOCIAL RISK MANAGEMENT Example: Evaluation of environmental risks in financing transactions SUSTAINABILITY OF OUR OPERATIONS Example: Programs to increase resource conservation CLIMATE CHANGE Example: Progress toward our $ 150bn clean energy target Our Board's Public Responsibilities Committee has primary oversight of the firm's approach to ESG, which includes reviewing key ESG-related policies such as our Environmental Policy Framework and our annual ESG Report. Other ESG matters are also reviewed by the full Board or its other Committees as part of their respective mandates.

34 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Shareholder Engagement

Spotlight on Sustainability: An Integrated Approach

Sustainability is integrated across our firm. It encompasses how we drive commercial solutions, manage our operations, recruit and support our people and engage philanthropically within our communities.

Managing ourselves responsibly, and leveraging our business model to drive sustainability-related commercial solutions for clients, will underpin our ability to drive shareholder value creation over time.

More information can be found in our annual sustainability report, available at www.gs.com/esg-report. Our 2018 report will be available at the end of April 2019.

Spotlight on Sustainability: An Integrated Approach Sustainability is integrated across our firm. It encompasses how we drive commercial solutions, manage our operations, recruit and support our people and engage philanthropically within our communities. Managing ourselves responsibly, and leveraging our business model to drive sustainability-related commercial solutions for clients, will underpin our ability to drive shareholder value creation over time. More information can be found in our annual sustainability report, available at www.gs.com/esg-report. Our 2018 report will be available at the end of April 2019. Investment capital enables providers of critical goods and services to grow and scale Targeted programs and businesses that invest capital in women-owned funds and economically underserved areas Evolution of ESG in investments including identifying opportunities to improve ESG practices for corporations, infrastructure and real estate investments $7.6 billion investments in underserved markets since 2001 Capital from underwriting activity enables providers of critical goods and services-including clean energy, sustainable infrastructure, healthcare services and education-to grow and scale Leading underwriter of green, social and sustainability bonds; ~$35 billion underwritten since 2014 $19 billion structured in weather-related catastrophe bonds since 2006 Rapidly-growing ESG and impact investing platform with ~$17 billion assets under supervision as of 2018 year-end Active stewardship through voting and engagement across our products and investment strategies Help clients manage commodity risks inherent in clean energy transition ~4,000 companies covered by GS SUSTAIN's ESG investment research framework Custom ESG Index creation, including in partnership with Euronext and CDP E&S Risk Management Comprehensive policies that guide our approach to environmental and social risk management codified in our Environmental Policy Framework. Assessment of E&S risk is integrated into transactional due diligence process; as appropriate, we engage with companies to understand and mitigate potential risk factors. Nearly 1,300 transactions reviewed in 2018 by the Environmental Markets Group. Key Priorities / Targets $150 billion of capital deployment toward clean energy by 2025. $80 billion progress at 2018 year-end. Target $2 billion in green operational investments by 2020. Committed to invest $500 million in women-founded, women-led and women-owned businesses. Achieved carbon neutrality across our own operations from 2015 onwards. On track to meet our 100% renewables goal for our global electricity needs by 2020. Goal of 50% representation of women in incoming analyst class by 2021 as part of commitment to have women represent 50% of our global talent over time. INVESTING & LENDING INVESTMENT BANKING INVESTMENT MANAGEMENT FICC INSTITUTIONAL CLIENT SERVICES Equities

Environmental & Social Risk Management	Key Priorities / Targets

∎   Comprehensive policies that guide our approach to environmental and social risk management codified in our Environmental Policy Framework.

∎   Assessment of environmental and social risk is integrated into transactional due diligence process; as appropriate, we engage with companies to understand and mitigate potential risk factors.

∎   Nearly 1,300 transactions reviewed in 2018 by the Environmental Markets Group.

∎   $150 billion of capital deployment toward clean energy by 2025.

  »  $80 billion progress at 2018 year-end.

∎   Target $2 billion in green operational investments by 2020.

∎   Committed to invest $500 million in women-founded, women-led and women-owned businesses.

∎   Achieved carbon neutrality across our own operations from 2015 onwards. On track to meet our 100% renewables goal for our global electricity needs by 2020.

∎   Goal of 50% representation of women in
incoming analyst class by 2021 as part of commitment to have women represent 50% of our global talent over time.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 35

Compensation Matters | Compensation Discussion and Analysis

Compensation Matters

Compensation Discussion and Analysis

2018 NEO COMPENSATION DETERMINATIONS

The following table shows our Compensation Committee’s determinations regarding our NEOs’ 2018 annual compensation as well as 2017 information for those individuals who were NEOs in that year (dollar amounts shown in millions). This table is different from the SEC-required 2018 Summary Compensation Table on page 58. Our NEOs include our Executive Leadership Team (Messrs. Solomon, Waldron and Scherr) and Mr. Blankfein. Our other NEOs are R. Martin Chavez, Richard Gnodde and Timothy O’Neill, who served as Vice Chairmen during all or part of 2018.

	YEAR	SALARY/ FIXED ALLOWANCE ($)(a)	ANNUAL VARIABLE COMPENSATION ($)			TOTAL ($)	EQUITY- BASED AWARDS AS % OF ANNUAL VARIABLE COMP.	EQUITY- BASED AWARDS AS % OF TOTAL
			CASH	PSUS(a)	RSUS(a)

EXECUTIVE LEADERSHIP TEAM

David M. Solomon Chairman and CEO	2018	1.89	5.70	15.41	—	23.00	73	67
	2017	1.85	5.75	13.41	—	21.00	70	64
John E. Waldron President and COO	2018	1.59	6.81	11.60	—	20.00	63	58

Stephen M. Scherr Executive Vice President and CFO	2018	1.56	6.08	10.36	—	18.00	63	58

OTHER NEOS(b)

R. Martin Chavez	2018	1.85	4.55	—	10.61	17.00	70	62
	2017	1.73	5.18	12.09	—	19.00	70	64

Richard J. Gnodde(c)	2018	1.85/8.15	—	—	9.00	19.00	100	63
	2017	1.85/8.15	—	—	9.00	19.00	100	63
Timothy J. O’Neill	2018	1.59	6.44	—	10.97	19.00	63	58

RETIRED CEO

Lloyd C. Blankfein	2018	2.00	4.26	—	14.25	20.50	77	69
	2017	2.00	4.40	17.60	—	24.00	80	73

(a)

Salaries for Messrs. Solomon, Waldron, Scherr and O’Neill were increased at the time of their respective changes in role/title. The number of PSUs or RSUs awarded as part of our NEOs’ 2018 annual compensation was determined by reference to the closing price of our Common Stock on the grant date ($199.09 on January 17, 2019). This resulted in grants as follows: Mr. Solomon – 77,413 PSUs; Mr. Waldron – 58,265 PSUs; Mr. Scherr – 52,033 PSUs; Mr. Chavez – 53,268 RSUs; Mr. Gnodde – 15,094 RSUs (in respect of his fixed allowance) and 48,863 RSUs (in respect of his variable compensation); Mr. O’Neill – 55,101 RSUs; and Mr. Blankfein – 71,551 RSUs. (For additional information regarding Mr. Gnodde’s grant, see footnote (c).)

(b)

Effective January 1, 2019, Messrs. Chavez, Gnodde and O’Neill no longer hold the title or the role of Vice Chairman, which title and role have been discontinued, and are no longer executive officers of the firm.

(c)

For each of 2018 and 2017, Mr. Gnodde, who is based in the U.K., received a cash salary of $1.85 million and a fixed allowance of $8.15 million, payable approximately 37% in equity-based awards, with the remainder in cash. Mr. Gnodde received a higher level of fixed compensation than our U.S.-based NEOs as a result of applicable U.K. regulations. See page 49 for more details. Generally, RSUs awarded to our employees include a right to receive dividend equivalent payments. However, under applicable U.K. regulations, RSUs granted to Mr. Gnodde and certain other U.K. employees in respect of their variable compensation for 2018 and 2017 cannot include this right and therefore do not have the same value as awards granted to our other employees. To make up for this relative loss in value, affected U.K. employees receive additional RSUs (Additional RSUs). In this regard, for 2018 Mr. Gnodde received 3,657 Additional RSUs (which are reflected in the amounts described in footnote (a)). See page 51 for more detail regarding the terms of these Additional RSUs.

36 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

HOW OUR COMPENSATION COMMITTEE MADE ITS DECISIONS

∎  Our Compensation Committee made its annual compensation determinations for our NEOs in the context of our Compensation Principles, which encompass a pay for performance philosophy, and after consideration of a number of other factors, including stakeholder feedback (see pages 46-48 for more detail).

∎  The Committee believed it was appropriate to reward our Executive Leadership Team and other NEOs for the firm’s strong improvement in operating performance in 2018 as well as their outstanding individual performance.

»  The Committee considered firmwide performance in a holistic manner without ascribing specific weight to any single financial metric, and considered a number of factors, including ROE, BVPS, EPS, net revenues and pre-tax earnings in making compensation determinations (including, where appropriate, adjusted to reflect the impact of U.S. Tax Legislation).

»  In particular, the Committee focused on the firm’s ROE (on an absolute and relative basis), BVPS growth and EPS growth in assessing firmwide performance.

»  In addition, the Committee considered the firm’s year-over-year growth in net revenues and pre-tax earnings as indicators of management’s ability to grow the firm’s business in a cost-effective manner.

∎  Given that many of our NEOs served in more than one role during 2018, the Committee took into account a number of factors in determining their 2018 compensation, including their responsibilities, length of service in their prior and new roles, historical compensation, both for these individuals and with respect to these roles, and an analysis of prior year peer compensation.

»  Thus, the 2018 compensation amounts awarded to the members of our Executive Leadership Team are below the 2017 levels for the individuals who had previously served in those roles, mainly because the Executive Leadership Team did not serve in their new roles for the entire year.

∎  Given that the NEOs’ role changes occurred during 2018, the Committee also determined it was appropriate to adjust the percentage of year-end variable compensation paid in the form of equity-based awards up or down from their 2017 levels, taking into account the amount of time each executive spent in his prior role vs. his new role (e.g., 73% for Mr. Solomon on a pro rata basis given he served as our CEO for one-quarter of 2018).

KEY FIRMWIDE PERFORMANCE METRICS CONSIDERED BY OUR COMPENSATION COMMITTEE

Our ROE (Ex. U.S. Tax Legislation)** was 12.7% for 2018, the highest since 2009

Our BVPS was $207.36 at year-end 2018

Our EPS (Ex. U.S. Tax Legislation)** was $24.02 for 2018

Net revenues increased to $36.6 billion, the highest since 2010

Our pre-tax earnings increased to $12.5 billion, the highest since 2010

* Reflects change vs. 2017. ** For a reconciliation of these non-GAAP measures with the corresponding GAAP measures, please see Annex A.

+190 bps* +15%* +22%* +12% +12%*

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 37

Compensation Matters | Compensation Discussion and Analysis

Say on Pay & Shareholder Engagement

∎  2018 Say on Pay Results. Our 2018 Say on Pay vote received the support of approximately 88% of our shareholders, which the Compensation Committee viewed positively.

∎  Extensive Shareholder Engagement. In light of our Board’s desire to continue to prioritize shareholder engagement, we (including, in certain cases, our Lead Director and the Chair of our Compensation Committee) met with shareholders representing more than 40% of Common Stock outstanding to discuss compensation-related matters and other areas of focus.

∎  Board Responsiveness. The feedback we received in these discussions informed our Board and our Compensation Committee’s actions for 2018:

STAKEHOLDER FEEDBACK	COMPENSATION COMMITTEE ACTION

Equity-based annual compensation for our Executive Leadership Team continues to be paid entirely in PSUs

73% of CEO’s 2018 annual variable compensation tied to ongoing performance metrics (compared to U.S. Peer average of approximately 55%)

PSU thresholds increased:

∎    Absolute ROE threshold for maximum
payout increased from 14% to 16%

∎    Target for 100% payout under relative
ROE goals now requires above median performance (increased from 50th percentile to 60th percentile)

∎   Minimum absolute ROE threshold for any payout increased from 4% to 5%

(For additional key facts about our PSUs,

see page 39)

∎ Continued emphasis on shareholder engagement ∎ Commitment to engagement by Lead Director and Compensation Committee Chair

Support for use of PSUs for current Executive Leadership Team Support for high proportion of CEO annual variable compensation tied to ongoing performance metrics Focus on aspirational PSU goals Support for proactive engagement

38 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

2018 Year-End PSUs – Key Facts

∎ PSUs represent 100% of the 2018 year-end equity-based compensation granted to our Executive Leadership Team (who have ultimate responsibility for firmwide performance and are uniquely positioned to drive our strategic plan).

∎ PSUs will be paid at 0-150% of the initial award based on our average ROE over 2019–2021, using the increased absolute and relative metrics described in the below table.

»  Performance thresholds were made more aspirational for 2018 awards; see below for additional detail.

∎  For purposes of the relative ROE metric, our peer group consists of Bank of America, Citigroup, JPMorgan Chase, Morgan Stanley, Barclays, Credit Suisse, Deutsche Bank and UBS (i.e., our U.S. Peers and European Peers).

»  Our Compensation Committee continues to believe that this peer group is appropriate given that it comprehensively reflects those firms that have a significant presence across our collection of businesses (including market making, investment banking and investment management) and who have regulatory requirements similar to ours.

∎  After the end of the performance period, the PSUs will settle one-half in cash and one-half in “Shares at Risk” (i.e., stock received from PSUs (after applicable tax withholding) will be subject to transfer restrictions through January 2024, five years from the grant date).

∎  PSUs and, in certain cases, underlying Shares at Risk provide for forfeiture or recapture in a number of situations. For more detail on our forfeiture and recapture provisions, see pages 53-54.

3-YEAR AVERAGE ABSOLUTE ROE	% EARNED	3-YEAR AVERAGE RELATIVE ROE	% EARNED*
<5% (Increased)	0%	<25th percentile	25%
5% to <16% (Increased)	Based on relative ROE; see scale at right	25th percentile	50%
≥16% (Increased)	150%	60th percentile (Increased)	100%
* % earned is scaled if performance is between specified thresholds		≥ 75th percentile	150%

INCREASED PERFORMANCE THRESHOLDS

∎  Increased ROE Thresholds. In response to stakeholder feedback on the importance of aspirational PSU goals and to reflect the impact of both U.S. Tax Legislation and our financial performance, our Compensation Committee determined it was appropriate to make the following changes to our PSU performance thresholds:

»   Absolute ROE threshold for maximum payout was increased to 16% (from 14%).

–   For illustrative purposes, the highest three-year average reported ROE achieved by us or any of our U.S. Peers or European Peers over any period since 2010 was 11.2%, nearly 500 basis points below the 16% required for maximum payout.

»  Target for 100% payout under relative ROE goals now requires above median performance (increased from 50th percentile to 60th percentile).

»   Minimum absolute ROE threshold for any payout was increased to 5% (from 4%).

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 39

Compensation Matters | Compensation Discussion and Analysis

2018 Firmwide Performance

Our Compensation Committee places substantial importance on firmwide performance when assessing NEO compensation amounts.

Key factors the Committee considered included:

∎	The firm’s strong operating performance, including:

»	The firm’s returns, which were the highest in nearly a decade and outperformed the average for U.S. and European Peers;

»	A 22% increase in EPS (excluding the impact of the charge related to U.S. Tax Legislation in 2017 and the related benefit in 2018), the firm’s highest net revenues since 2010 and a 12% increase in pre-tax earnings; and

»	Management’s continued focus on expense discipline while investing for future growth, with operating expenses rising in line with revenues despite substantial investments in new business initiatives and innovative technology.

∎	The strength of our client franchise, including:

»	The firm’s sustained strength in Investment Banking, including our continued #1 position in announced and completed M&A, #1 ranking in equity and equity-related offerings, and strong positioning in debt underwriting (including #2 in high yield);

»	Success in our Investment Management business, including record 2018 net revenues; and

»	Strong wallet share with institutional clients in our market-making businesses, ranking #2 across our Institutional Client Services franchise.[1]

In assessing our firmwide performance, the Committee reviewed ROE, BVPS, EPS, net revenues and pre-tax earnings, as well as net earnings, stock price performance, compensation and benefits expense, non-compensation expense and Compensation Ratio. All metrics were considered on a year-over-year basis, as well as, where relevant, relative to our U.S. Peers and European Peers, and in the context of the broader environment in which the firm operates, on a reported and Ex. U.S. Tax Legislation basis, as applicable.

2018 CEO Annual Compensation: U.S. Peer Comparison

∎  We believe peer comparability is an important factor in assessing our pay for performance alignment.

∎  The chart at right provides additional information on our pay for performance alignment in the context of 2018 annual CEO pay determinations and annual ROE for each of our U.S. Peers.

2018 CEO Annual Compensation: U.S. Peer Comparison We believe peer comparability is an important factor in assessing our pay for performance alignment. The chart at right provides additional information on our pay for performance alignment in the context of 2018 annual CEO pay determinations and annual ROE for each of our U.S. Peers. $31M 13.5% JPM $23M 13.3% GS $29M 11.8% MS $26.5M 11.0% BAC $24M 9.4% C 2018 CEO Annual Compensation1 2018 ROE 1For GS, 2018 annual compensation is shown for Mr. Solomon, our current CEO. Annual compensation includes base salary, cash year-end variable compensation paid and deferred cash/equity-based awards granted, in each case for 2018 performance, as reported in SEC filings for each of our peers.

[1]	Wallet share and ranking through first nine months of 2018 as full-year data not available. Source: Coalition.

[2]

For GS, 2018 annual compensation is shown for Mr. Solomon, our current CEO. Annual compensation includes base salary, cash year-end variable compensation paid and deferred cash/equity-based awards granted, in each case for 2018 performance, as reported in SEC filings for each of our peers.

40 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

2018 Individual Performance

In determining each of our NEO’s 2018 annual compensation, our Compensation Committee also considered each NEO’s key individual performance highlights and achievements. Our NEOs are evaluated under our 360° Review Process, which includes feedback in key areas such as those summarized in the graphic below:

CEO

Under the direction of our Lead Director, our Governance Committee evaluated the performance of Messrs. Solomon and Blankfein, including a summary of their evaluations under the 360° Review Process (see page 32 for more detail). Our Compensation Committee considered these evaluations and also discussed Messrs. Solomon’s and Blankfein’s performance as part of its executive session to determine their compensation.

Other NEOs

Mr. Solomon discussed the performance of our other NEOs, including a summary of their evaluations under the 360° Review Process, with our Compensation Committee. In addition, Mr. Solomon submitted variable compensation recommendations to the Committee for these other NEOs, but did not make recommendations about his own compensation.

RISK MANAGEMENT & FIRM REPUTATION CONTROL-SIDE EMPOWERMENT JUDGMENT COMPLIANCE WITH FIRM POLICIES COMMERCIAL CONTRIBUTIONS CULTURE CARRIER DIVERSITY & INCLUSION COMMUNICATION LEADERSHIP & PEOPLE DEVELOPMENT CLIENT FOCUS 360 REVIEW PROCESS Includes confidential input from employees, including those who are senior to, peers of and junior to the employee being reviewed

David M. Solomon Chairman and CEO (previously served as President and COO)	KEY RESPONSIBILITIES & PERFORMANCE ACHIEVEMENTS	2018 ANNUAL COMPENSATION

∎  As Chairman and CEO, Mr. Solomon is responsible for managing our business operations and overseeing our firm, leading development and implementation of corporate policy and strategy and serving as primary liaison between our Board and the management of the firm.

∎  Successfully transitioned to this new role and guided the firm through the transition of various executive roles, including our COO and CFO.

∎   Enhanced our “One Firm” approach to client engagement, creating a senior leadership group focused on more effectively bringing the firm’s full set of capabilities to clients.

∎  Demonstrated broad, active and productive engagement with clients in all regions and divisions.

∎  As part of the firm’s client-centric strategy for future growth, drove a front-to-back review of the firm’s existing businesses and demonstrated accountability for the growth initiatives we publicly announced in September 2017.

∎  Deeply committed to fostering key values of the firm, including diversity and people initiatives; critical role in the creation and oversight of the firm’s Global Diversity Committee.

∎  In addition to his role as the leader of our organization and people, also serves as the primary public face of our firm.

25% variable cash compensation 8% base salary 67% PSUs $23.0M Mr. Solomon's compensation was determined based on his new responsibilities and tenure as CEO, his performance as President and COO and firmwide and individual performance.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 41

Compensation Matters | Compensation Discussion and Analysis

John E. Waldron President and COO (previously served as Co-Head of the Investment Banking Division)	KEY RESPONSIBILITIES & PERFORMANCE ACHIEVEMENTS	2018 ANNUAL COMPENSATION

∎  As President and COO, manages our day-to-day business operations and executes on firmwide priorities; closely collaborates with our CFO on issues relating to risk management, firmwide operations and client focus, among others.

∎ Successfully transitioned to this new role, including by effectively partnering with our CEO and CFO to develop and execute the firm’s strategy.

∎ Spearheaded an initiative to deliver holistic service to global clients across all of our businesses and maintain appropriate attention to reputational risk, in particular through his chairmanship of the Firmwide Client and Business Standards Committee and Firmwide Reputational Risk Committee.

∎  As Co-Head of Investment Banking, played a critical role in sustaining and enhancing our global position in M&A and underwriting, including devoting significant time and attention to the development of our client franchise.

∎  Drove the review and improvement of various people initiatives, including the PMD selection process; our 2018 PMD class includes the highest percentage of women and black partners in the firm’s history.

∎  Serves as a key liaison to our clients and other constituents.

34% variable cash compensation 8% base salary $20.0M 58% PSUs Mr. Waldron's compensation was determined based on his new responsibilities and tenure as President and COO, the performance of the Investment Banking Division and firmwide and individual performance.
Stephen M. Scherr Executive Vice President and CFO (previously served as CEO of Goldman Sachs Bank USA and Head of the Consumer and Commercial Banking Division (CCBD))	KEY RESPONSIBILITIES & PERFORMANCE ACHIEVEMENTS	2018 ANNUAL COMPENSATION*

∎  As CFO, manages the firm’s overall financial condition, as well as financial analysis and reporting, and oversees our operations and technology functions; closely collaborates with our COO on issues relating to risk management, firmwide operations and client focus, among others.

∎ Successfully transitioned to this new role, including through his involvement in critical control functions relating to risk, capital, liquidity and reputational matters and effectively partnering with our CEO and COO to develop and execute the firm’s strategy.

∎ Played a key role in leading the firm’s stakeholder dialogue, in particular as a champion of providing greater transparency to investors.

∎  Devoted significant attention to oversight of the financial risks faced by the firm, including as Co-Chair of the Firmwide Risk Committee.

∎  As CEO of Goldman Sachs Bank USA and Head of CCBD, led our effort to build a significant digital consumer business that represents a meaningful growth opportunity for the firm, including the successful launch of Marcus in the U.K.

∎  Serves as a primary liaison to our investors.

34% variable cash compensation 9% base salary $18.0M 58% PSUs Mr. Scherr's compensation was determined based on his new responsibilities and tenure as Executive Vice President and CFO, the performance of CCBD and firmwide and individual performance.

*	Percentages do not add to 100% due to rounding.

42 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

R. Martin Chavez Co-Head of the Securities Division (previously served as a Vice Chairman and as Executive Vice President and CFO)	KEY RESPONSIBILITIES & PERFORMANCE ACHIEVEMENTS	2018 ANNUAL COMPENSATION

∎ Effectively transitioned to his new role as Co-Head of the Securities Division, leveraging technical knowledge and understanding of the markets to drive greater client impact and operational efficiency.

∎ Served as a point of contact with a broad group of regulators on a range of issues impacting our firm, our clients and the industry.

∎ Devoted significant attention to oversight of the financial risks faced by the firm, including as Co-Chair of the Firmwide Risk Committee.

∎ Continued to be a highly effective spokesperson for, and champion of, diversity both internally and externally.

27% variable cash compensation 11% base salary $17.0M 62% RSUs Mr. Chavez's compensation was determined based on his responsibilities and tenure as Executive Vice President and CFO and his transition out of such role, the performance of the Securities Division and firmwide and individual performance.

Richard J. Gnodde CEO of Goldman Sachs International (previously served as a Vice Chairman)	KEY RESPONSIBILITIES & PERFORMANCE ACHIEVEMENTS	2018 ANNUAL COMPENSATION

∎ Continued to be an outstanding leader in the firm’s businesses in the EMEA and APAC regions, effectively connecting with clients, government officials and regulators.

∎ Played a key role in articulating and executing on a clear growth strategy for the EMEA and APAC regions, with a focus on driving further revenue growth.

∎ Dedicated significant time and energy to addressing issues related to Brexit across a number of constituencies, including our people and our clients.

∎ Remained focused on issues relating to culture, conduct and reputational risk management and promoting a culture of compliance.

27% fixed allowance (cash component) 10% base salary $19.0M 63% RSUs (including fixed allowance) Mr. Gnodde's compensation was determined based on firmwide, regional and individual performance.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 43

Compensation Matters | Compensation Discussion and Analysis

Timothy J. O’Neill Co-Head of the Consumer and Investment Management Division (previously served as a Vice Chairman)	KEY RESPONSIBILITIES & PERFORMANCE ACHIEVEMENTS	2018 ANNUAL COMPENSATION

∎  As Co-Head of the Consumer and Investment Management Division, demonstrated strong leadership and oversight of the execution of the firm’s strategy.

∎ Drove a record level of Assets under Supervision and the further expansion of the investment platform both organically and through acquisitions.

∎ Deeply engaged with clients and valued for his perspective and understanding of the markets, the industry and wealth management strategies.

∎  Served as a strong culture carrier and advocate of the firm’s diversity efforts in the Americas, including through his role as Co-Chair of the Americas Diversity Committee.

34% variable cash compensation 8% base salary $19.0M 58% RSUs Mr. ONeills compensation was determined based on firmwide performance, the performance of the Consumer and Investment Management Division and individual performance.
Lloyd C. Blankfein Former Chairman and CEO	KEY RESPONSIBILITIES & PERFORMANCE ACHIEVEMENTS	2018 ANNUAL COMPENSATION

∎ Played an integral role in developing and executing the firm’s plan for succession, facilitating a smooth transition to new leadership.

∎ Continued to demonstrate high levels of engagement with and commitment to clients across all divisions, including through hundreds of one-on-one meetings.

∎ Served as a crucial point of contact with government officials and the media on key matters impacting our firm, the industry and the global economy.

∎ Maintained an intense focus on culture, conduct and reputational risk management, including through the 2018 Chairman’s Forum.

21% variable cash compensation 10% base salary $20.5M 69% RSUs Mr. Blankfein's compensation was determined based on firmwide and individual performance, as well as his retirement as CEO effective September 30, 2018 and as Chairman effective December 31, 2018.

44 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

KEY PAY PRACTICES

Our Compensation Committee believes the design of our executive compensation program is integral in furthering our Compensation Principles, including paying for performance and effective risk management. The following chart summarizes certain of our key pay practices.

What We Do

✓  Engage proactively with shareholders and other constituents (see page 34)

✓  Review and carefully consider stakeholder feedback in structuring and determining executive compensation

✓  Grant equity-based awards as a significant portion of our NEOs’ annual variable compensation (for 2018 at least 63%)

✓  Align pay with firmwide performance, including through use of PSUs and RSUs

✓  Tie 100% of equity-based compensation granted to our current Executive Leadership Team to ongoing performance metrics

✓  Apply significant shareholding requirements through:

     »  Stock Ownership Guidelines

     »  Retention requirements

     »  “Shares at Risk” underlying year-end equity-based awards; transfer restrictions generally apply for five years after grant date to all or substantially all shares delivered to our NEOs (after applicable tax withholding), in most cases even if the NEO leaves our firm

✓  Exercise judgment responsive to the cyclical nature of our business, including consideration of appropriate risk- based metrics

✓  Maintain a clawback policy that applies to variable compensation awards

✓  Provide for annual assessment by our CRO of our compensation programs to ensure programs do not encourage imprudent risk-taking

✓  Utilize an independent compensation consultant

What We Don’t Do

✗  No employment, “golden parachute” or other agreements providing for severance pay with our executive officers

✗  No guaranteed bonus arrangements with our executive officers

✗  No tax gross-ups for our executive officers

✗  No repricing of underwater stock options without shareholder approval

✗  No excessive perquisites

✗  No ongoing service-based pension benefit accruals for executive officers

✗  No hedging transactions or short sales of our common stock permitted for any executive officer

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Compensation Matters | Compensation Discussion and Analysis

FRAMEWORK FOR COMPENSATION DECISIONS

Our Compensation Committee continues to believe that, in order to achieve our overarching goal of enhancing shareholder value while promoting the safety and soundness of our firm, it is important to retain discretion to determine compensation forms and amounts for our senior executives, while tying compensation to ongoing performance metrics where appropriate. Our business is dynamic and requires us to respond rapidly to changes in our operating environment. A rigid, formulaic program based solely on metrics without the use of discretion could hinder our ability to do so. Equity-based awards comprise a significant portion of annual variable compensation for our NEOs and help to ensure long-term alignment without the disadvantages of purely formulaic compensation.

Our Compensation Committee has responded to stakeholder feedback by changing our executive compensation program over time, which has helped to ensure that our program continues to be appropriately aligned with our Compensation Principles and shareholder expectations.

Our Compensation Principles

Our Compensation Principles guide our Compensation Committee in its review of compensation at our firm, including the Committee’s determination of NEO compensation. The full text of our Compensation Principles is available on our public website at www.gs.com/corpgov. Key elements of our Compensation Principles include:

PAYING FOR PERFORMANCE	ENCOURAGING FIRMWIDE ORIENTATION & CULTURE	DISCOURAGING IMPRUDENT RISK-TAKING	ATTRACTING & RETAINING TALENT
Firmwide compensation should directly relate to firmwide performance over the cycle.	Employees should think and act like long-term shareholders, and compensation should reflect the performance of the firm as a whole.

Compensation should be carefully designed to be consistent with the safety and soundness of our firm. Risk profiles must be taken into account in annual performance reviews, and factors like liquidity risk and cost of capital should also be considered.

Compensation should reward an employee’s ability to identify and create value, but the recognition of individual performance should be considered in the context of the competitive market for talent.

Compensation Committee Framework Regarding NEO Compensation

FIRMWIDE PERFORMANCE INDIVIDUAL PERFORMANCE STAKEHOLDER FEEDBACK CRO INPUT AND RISK MANAGEMENT MARKET FOR TALENT REGULATORY CONSIDERATIONS INDEPENDENT COMPENSATION CONSULTANT FIRMWIDE PERFORMANCE INDIVIDUAL PERFORMANCE STAKEHOLDER FEEDBACK CRO INPUT & RISK MANAGEMENT MARKET FOR TALENT REGULATORY CONSIDERATIONS INDEPENDENT COMPENSATION CONSULTANT

In addition to our Compensation Principles, our Compensation Committee is guided by our Compensation Framework, which more broadly governs the variable compensation process for employees who could expose the firm to material amounts of risk (such as our NEOs). The Committee considered the following factors in determining the amount and form of compensation to be awarded to each of our NEOs (firmwide performance and individual performance are discussed above on pages 40-44):

Stakeholder Feedback

∎	In making NEO compensation decisions, our Compensation Committee reviews and carefully considers:

»	Specific feedback received from shareholders and other constituents; and

»	The results of our Say on Pay votes.

∎

Our 2018 Say on Pay vote received the support of approximately 88% of our shareholders. While our Compensation Committee viewed this outcome positively, it also believed it was critical that it continue to engage with our shareholders regarding our compensation program. This engagement ultimately resulted in several changes to the program for 2018 (see page 38).

46 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

CRO Input & Risk Management

∎	Effective risk management underpins everything that we do, and our compensation programs are carefully designed to be consistent with the safety and soundness of our firm.

∎	Our CRO presented his annual risk assessment jointly to our Compensation Committee and our Risk Committee in order to assist with the evaluation of our program’s design.

»

This assessment is focused on whether our program is consistent with regulatory guidance providing that financial services firms should ensure that variable compensation does not encourage imprudent risk-taking.

»	Our CRO’s view was that the various components of our compensation programs and policies work together to balance risk and reward in a manner that does not encourage imprudent risk-taking.

Market for Talent

∎

Our Compensation Committee reviews the competitive market for talent as part of its review of our compensation program’s effectiveness in attracting and retaining talent, and to help determine our NEOs’ compensation.

»

Our goal is always to be in a position to appoint people from within the firm to our most senior leadership positions and our executive compensation program is intended to incentivize our people to stay at Goldman Sachs and to aspire to these senior roles.

∎	The Committee conducts an evaluation of our existing NEO compensation program, comparing it to those of our U.S. Peers and European Peers.

∎

The Committee performs this evaluation with information and assistance from our Global Head of Human Capital Management (HCM). The evaluation is based on compensation information (including plan design and compensation levels for named executive officers at peer firms) and financial performance of our peers obtained from an analysis of public filings by our Finance and HCM Divisions, as well as surveys regarding incentive compensation practices conducted by Willis Towers Watson.

Regulatory Considerations

∎

Our Compensation Committee also considers regulatory matters and the views of our regulators when determining NEO compensation. Throughout 2018, our senior management briefed the Committee on relevant regulatory developments.

Independent Compensation Consultant Input

∎

Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services solely to the Committee and not to our firm. Accordingly, the Committee again retained Semler Brossy as its independent compensation consultant in 2018.

∎	The Committee uses Semler Brossy because of the quality of its advice as well as its:

»	Extensive experience working with a broad cross-section of companies;

»	Multi-faceted business perspective; and

»	Expertise in the areas of executive compensation, management incentives and performance measurement.

∎	In 2018, the Committee asked Semler Brossy to assess our compensation program for our PMDs, including our NEOs.

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Compensation Matters | Compensation Discussion and Analysis

VIEWS OF INDEPENDENT COMPENSATION CONSULTANT

“The PMD pay program has continued to:

∎ Be aligned with, and sensitive to, firm performance;

∎ Contain features that reinforce significant alignment with shareholders and a long-term focus; and

∎ Utilize policies and procedures, including subjective determinations, that facilitate the firm’s approach to risk-taking and risk management by supporting the mitigation of known and perceived risks.”

∎	Semler Brossy did not recommend, and was not involved in determining, the amount of any NEO’s compensation.

∎

In addition to providing its assessment of our compensation program for PMDs, Semler Brossy also participated in the discussion of our CRO’s compensation-related risk assessment and reviewed the peer compensation and financial information provided to the Committee by our Finance and HCM Divisions and Willis Towers Watson (as described above).

IN FEBRUARY 2018, OUR COMPENSATION COMMITTEE DETERMINED THAT SEMLER BROSSY HAD NO CONFLICTS OF INTEREST IN PROVIDING SERVICES TO THE COMMITTEE AND WAS INDEPENDENT UNDER THE FACTORS SET FORTH IN THE NYSE RULES FOR COMPENSATION COMMITTEE ADVISORS BASED ON THESE FACTORS:

Semler Brossy provides services only to the Committee (and not to our firm).	Semler Brossy has no significant business or personal relationship with any member of the Committee or any executive officer.	The fees our firm paid to Semler Brossy are not material to Semler Brossy’s total revenues.	None of Semler Brossy’s principals owns any shares of our Common Stock.

48 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

OVERVIEW OF COMPENSATION ELEMENTS

Fixed Compensation

∎	Fixed compensation provides our NEOs with a predictable level of income that is competitive with our peers.

∎

We made no changes to NEO base salary levels ($2.0 million for our CEO and $1.85 million for our other NEOs, in each case on an annual basis), and our Compensation Committee believes that these salary levels are competitive in the market for talent. Salaries for Messrs. Solomon, Waldron, Scherr and O’Neill were increased at the time of their changes in role/title.

∎

The requirements of the European Union’s Fourth Capital Requirements Directive limit the amount of variable compensation that is permitted to be granted to certain U.K. employees by reference to their fixed compensation. In this regard, Mr. Gnodde received a fixed allowance of $8.15 million for 2018, in addition to his base salary.

»

In order to generally align the equity component of Mr. Gnodde’s overall 2018 compensation with that of the other NEOs, this fixed allowance was paid approximately 37% in RSUs, with the remainder paid in cash.

»

The fixed allowance RSUs will deliver as Shares at Risk in three approximately equal installments in each of 2020, 2021 and 2022. Substantially all of the Shares at Risk delivered to Mr. Gnodde (after applicable tax withholding) will be restricted from sale until January 2024. However, as required by regulatory guidance, these fixed allowance RSUs are not subject to the clawback and forfeiture provisions that apply to year-end RSUs (e.g., cause and/or non-compete/non-solicit provisions).

Annual Variable Compensation

∎	Variable compensation provides our NEOs with the opportunity to realize cash and equity-based incentives that are aligned with firmwide and individual performance.

∎

In 2018, we paid annual variable compensation to our NEOs in the form of cash and PSUs or RSUs. Certain material terms of each of the equity-based components are summarized below. Additional detail regarding other material terms is provided as follows:

»	Clawback and forfeiture provisions are described more fully on pages 53-54; and

»	Treatment upon a termination of employment or change in control is described more fully in — Executive Compensation—Potential Payments Upon Termination or Change in Control on pages 65-68.

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Compensation Matters | Compensation Discussion and Analysis

Annual Variable Compensation – PSUs – Overview of Material Terms

∎  Provide recipient with annual variable compensation that has a metrics-based outcome; the ultimate value paid to the NEO is tied to firm performance both through stock price and metrics-based structure (ROE is used given it is a risk-based metric that is an important indicator of the firm’s operating performance and is viewed by many shareholders as a key performance metric).

∎  PSUs will be paid at 0-150% of the initial award based on our average ROE over 2019–2021, using both absolute and relative metrics; see chart on page 39 for more detail on calculation methodology and enhancements made to metrics.

∎  Awards will be settled in 2022, with 50% settled in cash based on the average closing price of our Common Stock over a ten-trading-day period, and 50% settled in Shares at Risk (i.e., shares (after applicable tax withholding) that are subject to transfer restrictions through January 2024, five years after the PSU grant date).

»  Transfer restrictions generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the NEO leaves our firm (subject to limited exceptions; see pages 65-68 for more detail).

∎  Average ROE is the average of the annual ROE for each year during the performance period.

»  Annual ROE for the firm is calculated as annualized net earnings applicable to common shareholders divided by average common shareholders’ equity, as publicly reported by Goldman Sachs in its annual report.

»  For purposes of determining ROE of our peers with respect to the PSUs’ relative metrics, annual ROE is as reported in the peer company’s publicly disclosed annual report, rounded to one decimal place.

»  If a peer company’s ROE is not reported in this form, its ROE will be its annualized net earnings applicable to common shareholders divided by average common shareholders’ equity and will be calculated using available publicly disclosed information.

∎  If the Committee determines it is necessary or appropriate to maintain the intended economics of PSUs, it may make adjustments, including to the firm’s or a peer company’s ROE as it deems equitable in light of changed circumstances (e.g., unusual or non-recurring events), resulting from changes in accounting methods, practices or policies, changes in capital structure, a material change in the firm’s or a peer company’s revenue mix or business activities or such other changed circumstances as the Committee may deem appropriate; any adjustments to the firm’s or a peer company’s ROE for purposes of the relative ROE calculation will be based on publicly disclosed financial information.

∎  The Committee may adjust the applicable peer group in certain specified circumstances (e.g., a merger or a material change in a peer company’s revenue mix or business activities).

∎  Each PSU includes a cumulative dividend equivalent right payable only if and when that PSU settles.

∎  PSUs have no additional service-based vesting requirement; however, they (and underlying Shares at Risk) provide for forfeiture or recapture in a number of situations. For more detail on our forfeiture and recapture provisions, see pages 53-54.

50 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

Annual Variable Compensation – RSUs – Overview of Material Terms

∎  Provide recipients with annual equity-based incentives; value tied to firm performance through stock price.

∎  Vested at grant; our general program provides that underlying shares are delivered in three approximately equal installments on first, second and third anniversaries of grant.

»  For year-end RSUs granted to Mr. Gnodde, due to applicable U.K. regulatory requirements, underlying shares will be delivered in five approximately equal installments on the third through seventh anniversaries of grant.

∎  Shares delivered in respect of RSUs are Shares at Risk, meaning that, for our NEOs, transfer restrictions generally apply for five years after the equity award grant date to all or substantially all shares delivered in respect of RSUs under the award (after applicable tax withholding).

»  Approximately 50% of shares delivered in respect of RSUs are transferable upon delivery to permit NEOs to satisfy tax withholding obligations.

»  For Mr. Gnodde, Shares at Risk delivered on or after the fifth anniversary of grant will be subject to transfer restrictions for one year following delivery due to applicable U.K. regulatory requirements; additionally, Shares at Risk delivered in respect of Additional RSUs will only be subject to transfer restrictions for one year following delivery.

∎  Transfer restrictions generally prohibit the sale, transfer, hedging or pledging of Shares at Risk, even if the recipient leaves our firm (subject to limited exceptions; see pages 65-68 for more detail).

∎  Each RSU includes a dividend equivalent payment right (other than those granted to Mr. Gnodde as part of his annual variable compensation, which cannot include this right due to applicable U.K. regulatory requirements; see page 36 for more detail).

Determinations Regarding LTIP Awards and Certain Outstanding PSUs

∎	Our outstanding LTIP awards, first granted in 2011, have eight-year performance periods.

∎	The Compensation Committee discontinued granting the awards in 2016.

∎

As described in our Proxy Statement for our 2011 Annual Meeting of Shareholders, Mr. Blankfein was granted an LTIP award in January 2011 (2011 LTIP Award). The 2011 LTIP Award had a performance period from January 2011 through December 2018. The ongoing governmental, regulatory and civil proceedings relating to 1MDB relate to events that occurred during this performance period, and the Compensation Committee concluded that it was appropriate to defer its decision under the awards until more information is available. As a result, no amounts under the 2011 LTIP Award have yet been determined or paid. The Board will publicly disclose when a final determination is made.

∎

Although no amounts are earned by or paid to the recipient under the LTIP awards until the end of the applicable performance period (and, in the case of the 2011 LTIP Award, until individual performance is assessed for that period), the notional values of these awards are adjusted upward or downward for each year of the performance period by an amount equal to our annual “ROE”, subject (in the case of all LTIP awards other than the 2011 LTIP Award) to an annual 12% cap (for example, the average increase in value in 2018 for the outstanding LTIP awards granted to Mr. Blankfein was approximately 12.3%).

»

For this purpose, as well as under the PSUs granted for services in 2015 (2015 Year-End PSUs), “ROE” is calculated for each year by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity, adjusted for the after-tax effects of amounts that would be excluded from “Pre-Tax Earnings” under The Goldman Sachs Amended and Restated Restricted Partner Compensation Plan (RPCP).

»

The types of amounts that could be excluded from “Pre-Tax Earnings” include, but are not limited to, amounts related to: exit or disposal activities, impairment or disposal of long-lived assets or impairment of goodwill and other intangible assets, net provisions for litigation and other regulatory proceedings and items that are unusual in nature or infrequent in occurrence and that are separately disclosed, in each case if the aggregate net effect of such amounts on Pre-Tax Earnings exceeds a pre-established threshold (for relevant RPCP provisions, see page 3 of Exhibit 10.1 of our Quarterly Report on Form 10-Q for the period ended February 24, 2006, filed April 5, 2006).

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Compensation Matters | Compensation Discussion and Analysis

Adjustments to Certain Outstanding PSUs and LTIP Awards

∎

The outstanding PSUs and LTIP awards contemplate that the Committee shall, in order to maintain the intended economics of the awards, make certain adjustments to the calculation of “ROE” and, in the case of the LTIP awards, changes in BVPS for events such as legal, regulatory and/or accounting changes, or other actions that impact capital.

∎

As contemplated in our Proxy Statement for our 2018 Annual Meeting of Shareholders, the Committee considered the impact of U.S. Tax Legislation on the economics of the outstanding PSUs and LTIP awards for the remainder of these awards’ performance periods, consistent with their terms, and accordingly made the changes described below.

2015 Year-End PSUs and Outstanding LTIP Awards

∎

The Committee determined it was appropriate to adjust the calculation of 2018 “ROE” and 2018 BVPS in order to lower the performance calculations under the award due to a true-up in the firm’s original estimate for the impact of the changes that resulted from U.S. Tax Legislation. This change resulted in a decrease to ROE of approximately 65 basis points and a decrease to the change in BVPS of approximately 70 basis points (with the latter change applicable only to the LTIP awards).

2017 Year-End PSUs

∎

The Committee determined it was appropriate to increase the absolute ROE threshold for maximum payout for the 2017 Year-End PSUs to 15% (from 14%) in light of the impact of U.S. Tax Legislation on the firm and the industry more broadly and other factors, in order to maintain the intended economics of the award.

OTHER COMPENSATION POLICIES AND PRACTICES

Stock Ownership Guidelines and Retention Requirements

∎

In January 2015 our Board adopted Stock Ownership Guidelines to supplement the longstanding retention requirements applied through our Shareholders’ Agreement (described below). These guidelines provide that:

»	Our CEO must retain beneficial ownership of a number of shares of Common Stock equal in value to 10x his base salary for so long as he remains our CEO.

»	Each of our COO and CFO must retain beneficial ownership of a number of shares of Common Stock equal in value to 6x his base salary for so long as he remains in such a position at the firm.

»	Transition rules apply in the event that an individual becomes newly appointed to a position subject to these guidelines.

∎	Each member of our Executive Leadership Team met these Stock Ownership Guidelines in 2018.

∎

Separate from the Stock Ownership Guidelines, our Shareholders’ Agreement imposes retention requirements on each member of our Executive Leadership Team with respect to shares of Common Stock received in respect of equity awards.

»

Our CEO is required, for so long as he holds that position, to retain (including, in certain cases, ownership through estate planning entities established by him) at least 75% of the shares of Common Stock received (net of payment of any option exercise price and withholding taxes) as compensation (After-Tax Shares) since becoming CEO.

»	Similarly, each of our COO and CFO is required (for so long as he remains in such a position at the firm) to retain at least 50% of After-Tax Shares received since being appointed to such a position.

52 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

Recapture Provisions

We have a longstanding practice of including robust recapture provisions in our incentive compensation awards. In addition, we added a new recapture provision to our NEOs’ 2018 year-end equity-based awards relating to the 1MDB investigation. The chart below summarizes our conduct-related recapture rights, which in many cases include both forfeiture and repayment rights (collectively, “Recapture”):

	CAUSE	FAILURE TO CONSIDER RISK	1MDB INVESTIGATION (NEW)
WHO	Each employee who receives equity- based awards as part of his or her year-end compensation (since IPO)	Each employee who receives equity-based awards as part of his or her year-end compensation (since 2009 year-end)	Each of our NEOs

WHEN

If such employee engages in conduct constituting “cause,” including:

∎  Is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or an equivalent charge;

∎  Engages in employment disqualification conduct under applicable law;

∎  Willfully fails to perform his or her duties to the firm;

∎  Violates any securities or commodities laws, rules or regulations of any relevant exchange or association of which the firm is a member;

∎  Violates any of our policies concerning hedging, pledging or confidential or proprietary information, or materially violates any other of our policies;

∎  Impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests; or

∎  Engages in conduct detrimental to us

		If, during the time period specified in the award agreement, such employee participated (including, in certain cases, participation in a supervisory role) in transactions on behalf of the firm or our clients without appropriately considering risk to the firm or the broader financial system, which have or reasonably could be expected to result in a material adverse impact on the firm, the employee’s business unit or the broader financial system	If the results of the investigation relating to 1MDB would have impacted the number of 2018 RSUs or PSUs granted to such NEO

WHAT	All outstanding PSUs, RSUs and Shares at Risk at the time “cause” occurs[1]	All equity-based awards (e.g., PSUs and RSUs (and underlying Shares at Risk)) covered by the specified time period[1]	2018 PSUs and RSUs (and underlying Shares at Risk) are subject to forfeiture if it is determined that the size of the award should be reduced

∎

Our Compensation Committee adopted a comprehensive, standalone clawback policy in January 2015 that applies to all of our NEOs and generally permits recovery of awards (including equity-based awards, underlying Shares at Risk and historical LTIP awards, as applicable).

∎	In addition to the Recapture provisions described above, 2018 year-end PSUs and RSUs (and, in certain cases, underlying Shares at Risk) provide for Recapture if:

»  Our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or fails to maintain for 90 consecutive business days, the required “minimum Tier 1 capital ratio” (as defined under Federal Reserve Board regulations);

»  The events covered by our Sarbanes-Oxley Clawback occur[2];

[1]

If after delivery, payment or release of transfer restrictions, we determine that a forfeiture event had previously occurred we can require repayment to us of the award (including amounts withheld to pay withholding taxes) and any other amounts paid or delivered in respect thereof.

[2]

The clawback policy expands the Sarbanes-Oxley clawback provisions to apply to variable compensation (whether cash- or equity-based) paid to any of our NEOs (even though the Sarbanes-Oxley Act provision on which it is based requires the clawback to apply only to our CEO and CFO).

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Compensation Matters | Compensation Discussion and Analysis

»	The NEO associates with any business that constitutes a Covered Enterprise (as defined on page 67);

»	The NEO solicits our clients or prospective clients to transact business with a Covered Enterprise, or to refrain from doing business with us or interferes with any of our client relationships;

»	The NEO or an entity with which he is associated solicits or hires certain employees of the firm; or

»	The NEO fails to perform obligations under any agreement with us.

∎

In addition, Mr. Gnodde’s year-end RSUs (and, in certain cases, underlying Shares at Risk) are subject to several recapture provisions mandated by U.K. regulations. These provisions contemplate recapture in the event of:

»	A material downturn in financial performance suffered by the firm or certain business units before delivery of underlying shares;

»	A material failure of risk management suffered by the firm or certain business units on or before December 31, 2025;

»

Serious misconduct that is sufficient to justify summary termination of employment under English law occurring on or before December 31, 2025 (to the extent not otherwise covered by the “cause” clawback described above); or

»

A failure of supervision that is deemed to occur in the event of the serious misconduct of an employee during 2018, over whom Mr. Gnodde has supervisory responsibility, where that serious misconduct relates to compliance, control or risk.

In addition, Mr. Gnodde’s year-end RSUs are subject to recapture if he associates with a material Covered Enterprise before January 1, 2024.

∎

Our LTIP awards (which were granted between 2011 and 2016) are also subject to robust clawback and forfeiture provisions, generally consistent with those described for “cause” and “failure to consider risk” described above.

Hedging Policy; Pledging of Common Stock

Our NEOs are prohibited from hedging any shares of our Common Stock, even shares they can freely sell, for so long as they remain executive officers. In addition, our NEOs and all other employees are prohibited from hedging their equity-based awards. Our employees, other than our executive officers, may hedge only shares of our Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions and may not “short” shares of our Common Stock. Employees also may not act on investment decisions with respect to our Common Stock, except during applicable “window periods.” None of our executive officers has any shares of Common Stock subject to a pledge.

Qualified Retirement Benefits

During 2018, each of our NEOs (other than Mr. Gnodde) participated in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our U.S. broad-based tax-qualified retirement plan. In 2018 these individuals were eligible to make pre-tax, and/or “Roth” after-tax contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contributed, up to a maximum of $11,000. For 2018, these individuals each received a matching contribution of $11,000.

During 2018, Mr. Gnodde participated in a U.K. defined contribution arrangement known as LifeSight (the U.K. Defined Contribution Arrangement). Under the terms of the U.K. Defined Contribution Arrangement, eligible employees receive a firm contribution up to a capped percentage of salary (which, for 2018, equaled £13,365) and are also able to make their own contributions to the plan. For 2018, Mr. Gnodde received a firm contribution of £13,365.

Perquisites and Other Benefits

Our NEOs received in 2018 certain benefits that are considered “perquisites” for purposes of the SEC rules regarding compensation disclosure. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2018 variable compensation.

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Compensation Matters | Compensation Discussion and Analysis

During 2018, we made available to our NEOs (other than Messrs. Gnodde and O’Neill) a car and driver and, in some cases, other services for security and/or business purposes. Car and driver services were contracted through a third party for Messrs. Waldron and Scherr. We also offered our NEOs benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P. (Ayco), to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business.

Our NEOs participate in our executive medical and dental program and receive executive life insurance while they remain PMDs. Our NEOs also receive long-term disability insurance coverage. Our NEOs (and their covered dependents) are also eligible for a retiree healthcare program and receive certain other perquisites, some of which have no incremental cost to us. See “All Other Compensation” and footnote (b) in —Executive Compensation—2018 Summary Compensation Table.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits our annual corporate tax deduction for compensation paid to each of our “covered employees” to $1 million. Under Section 162(m) as in effect prior to 2018, our “covered employees” for a year were our CEO and our next three most highly compensated executive officers (other than our CFO) on the last day of that year, and compensation that qualified as “performance-based compensation” under Section 162(m) did not count against the $1 million deduction limit. Moreover, because “covered employee” status prior to 2018 was determined on a discrete annual basis, compensation paid to a person after the person ceased to be a “covered employee” (e.g., because the person left the firm or changed roles before the end of the year) was not subject to the $1 million deduction limit. Amounts awarded pursuant to our RPCP, our shareholder-approved plan under which we historically awarded variable compensation to Management Committee members (including our NEOs), were intended to constitute qualified “performance-based compensation” under Section 162(m).

U.S. Tax Legislation modified Section 162(m) to, among other things, eliminate the exclusion for qualified “performance-based compensation” and broaden the group of people who are considered “covered employees.” Beginning in 2018, “covered employees” include anyone who served as CEO or CFO during any part of a year and the next three most highly compensated NEOs for that year. In addition, once a person is considered a “covered employee,” that person remains a covered employee in all subsequent years (including after the person leaves the firm or changes roles). As a result of the changes to Section 162(m), beginning in 2018 generally we will not be entitled to a U.S. tax deduction for compensation paid in any year to our NEOs and our other “covered employees” in excess of $1 million. We may be able to deduct in 2018 or thereafter certain compensation paid to our “covered employees” to the extent it is eligible for transition relief under U.S. Tax Legislation and any rules promulgated thereunder. However, there is no guarantee that such compensation will be deductible, and the firm may determine that certain compensation cannot qualify for such transition relief or that it does not wish to take or refrain from taking steps necessary to qualify for such relief.

Because U.S. Tax Legislation eliminated the benefit of determining variable compensation under the RPCP, for 2018 Management Committee members (including our NEOs) did not participate in the RPCP, but instead participated in The Goldman Sachs Partner Compensation Plan (PCP), the plan under which we determine variable compensation for all of our other PMDs.

SENIOR CHAIRMAN AGREEMENT WITH MR. BLANKFEIN

On December 19, 2018, our Board approved a letter agreement between the firm and Mr. Blankfein in connection with Mr. Blankfein’s previously announced retirement and transition to Senior Chairman. This agreement provided that Mr. Blankfein would become Senior Chairman of the firm as of January 1, 2019. In this capacity, he serves as a resource for both our Board and management, which may include providing advice, client outreach, performing speaking engagements on behalf of the firm, office visits and other mutually agreed activities as appropriate.

Under the agreement, while Mr. Blankfein serves as Senior Chairman, he continues to receive benefits generally provided to PMDs. Mr. Blankfein is not an employee and does not receive any salary or incentive compensation. Additionally, our Board has determined that it is appropriate for security reasons for the firm to provide Mr. Blankfein with a car and security driver through December 31, 2019 for business use.

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Compensation Matters | Compensation Discussion and Analysis

GS GIVES

As a key element of the firm’s overall impact investing platform, we established our GS Gives program to coordinate, facilitate and encourage global philanthropy by our PMDs. The firm contributed approximately $130 million for the 2018 GS Gives program, with PMD compensation being reduced to fund this contribution.

GS Gives underscores our commitment to philanthropy through diversified and impactful giving, harnessing the collaborative spirit of the firm’s partnership, while also inspiring our firm’s next generation of philanthropists. We ask our PMDs to make recommendations of not-for-profit organizations to receive grants from the firm’s contributions to GS Gives.

Grant recommendations from our PMDs help to ensure that GS Gives invests in a diverse group of charities that improve the lives of people in communities where we work and live. We encourage our PMDs to make recommendations of grants to organizations consistent with GS Gives’ mission of fostering innovative ideas, solving economic and social issues, and enabling progress in underserved communities globally. GS Gives undertakes diligence procedures for donations and has no obligation to follow recommendations made to us by our PMDs.

In 2018, GS Gives accepted the recommendations of over 550 current and retired PMDs and granted over $154 million to over 2,300 not-for-profit organizations around the world. GS Gives made grants in support of a broad range of large-scale initiatives, including ongoing need-based financial aid at colleges and universities globally; the third-annual Analyst Impact Fund competition, a Partnership Committee-led initiative in which teams of analysts in all regions enter to win a GS Gives grant recommendation for charities of their choosing, with 2018’s winning teams addressing global homelessness, human trafficking, disease eradication in rural communities and access to clean water; cutting-edge cancer care in London; and innovative educational efforts across Japan. The U.S. Dollar equivalent amounts donated in 2018 by GS Gives based on the following individuals’ recommendations were: Mr. Solomon—$2.0 million; Mr. Waldron—$1.7 million; Mr. Scherr—$1.6 million; Mr. Chavez—$1.8 million; Mr. Gnodde—$2.0 million; Mr. O’Neill—$2.1 million; and Mr. Blankfein—$3.7 million.

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Compensation Matters | Executive Compensation

Executive Compensation

The 2018 Summary Compensation Table below sets forth compensation information relating to 2018, 2017 and 2016. In accordance with SEC rules, compensation information for each NEO is only reported beginning with the year that such executive became an NEO. For a discussion of 2018 NEO compensation, please read —Compensation Discussion and Analysis above.

Pursuant to SEC rules, the 2018 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation (as well as fixed allowances) for a particular year shortly after that year’s end. As a result, annual equity-based awards, cash variable compensation and Mr. Gnodde’s fixed allowance are disclosed in each row of the table as follows:

2018

∎	“Bonus” is cash variable compensation for 2018

∎	“Stock Awards” are PSUs, restricted stock and RSUs awarded for 2017 (including Mr. Gnodde’s equity-based fixed allowance for 2017)

2017

∎	“Bonus” is cash variable compensation for 2017

∎	“Stock Awards” are PSUs and RSUs awarded for 2016 (including Mr. Gnodde’s equity-based fixed allowance for 2016)

2016

∎	“Bonus” is cash variable compensation for 2016

∎	“Stock Awards” are PSUs and RSUs awarded for 2015

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Compensation Matters | Executive Compensation

2018 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS(a) ($)	CHANGE IN PENSION VALUE (b) ($)	ALL OTHER COMPENSATION(c) ($)	TOTAL ($)
David M. Solomon Chairman and CEO	2018	1,887,500	5,700,375	12,775,034	—	299,926	20,662,835
	2017	1,850,000	5,745,000	8,547,708	196	233,207	16,376,111
John E. Waldron President and COO	2018	1,587,500	6,812,625	8,236,810	—	177,922	16,814,857
Stephen M. Scherr Executive Vice President and CFO	2018	1,556,827	6,083,974	7,488,028	—	170,784	15,299,613
R. Martin Chavez Executive Vice President and CFO (through November 4, 2018); Vice Chairman (until year-end 2018)	2018	1,850,000	4,545,000	11,518,639	—	152,828	18,066,467
	2017	1,733,333	5,180,000	8,679,168	—	141,329	15,733,830
Richard J. Gnodde Vice Chairman (until year-end 2018)	2018	6,995,000(d)	—	10,973,443	—	93,191	18,061,634
	2017	6,995,000(d)	—	9,258,175	35,477	105,766	16,394,418
Timothy J. O’Neill Vice Chairman (until year-end 2018)	2018	1,587,500	6,442,625	8,736,067	—	177,564	16,943,756
Lloyd C. Blankfein Former Chairman and CEO	2018	2,000,000	4,255,000	16,772,822	—	362,836	23,390,658
	2017	2,000,000	4,400,000	15,240,145	4,909	350,212	21,995,266
	2016	2,000,000	4,000,000	13,867,044	2,524	337,330	20,206,898

Note: Mr. Solomon succeeded Mr. Blankfein as CEO in October 2018 and became Chairman of our Board in January 2019. Mr. Waldron succeeded Mr. Solomon as our President and COO in October 2018. Mr. Scherr succeeded Mr. Chavez as CFO in November 2018. Messrs. Chavez, Gnodde and O’Neill served as Vice Chairmen during all or part of 2018. Effective January 1, 2019, Messrs. Chavez, Gnodde and O’Neill no longer hold the title or role of Vice Chairman, which title and role have been discontinued, and are no longer executive officers of the firm. Salaries for Messrs. Solomon, Waldron, Scherr and O’Neill were increased at the time of their respective changes in role/title.

(a)

Amounts included for 2018 represent the grant date fair value, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation—Stock Compensation” (ASC 718), of PSUs, restricted stock and RSUs granted in January 2018 for services in 2017 (2017 Year-End PSUs, 2017 Year-End Restricted Stock and 2017 Year-End RSUs, respectively). For Mr. Gnodde, 2017 Year-End RSUs also include the Additional RSUs paid for 2017 and the equity-based component of his 2017 fixed allowance (2017 Fixed Allowance RSUs). Grant date fair value for 2017 Year-End PSUs, 2017 Year-End Restricted Stock and 2017 Year-End RSUs is determined by multiplying the aggregate number of units or shares, as applicable, by $250.97, the closing price per share of Common Stock on the NYSE on January 18, 2018, the grant date. For the portion of the 2017 Year-End PSUs granted to Messrs. Solomon, Chavez and Blankfein that are stock-settled, the value includes an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. For 2017 Year-End Restricted Stock granted to Messrs. Waldron, Scherr and O’Neill, the value includes an approximately 17% liquidity discount to reflect the transfer restrictions on these shares. For 2017 Fixed Allowance RSUs granted to Mr. Gnodde, the value includes an approximately 13% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. For 2017 Year-End RSUs granted to Mr. Gnodde other than the 2017 Fixed Allowance RSUs, the value includes an approximately 12% discount to reflect both the transfer restrictions on the Common Stock underlying these RSUs and the lack of dividend equivalent payment rights in respect of such RSUs (see page 36 for more details). Amounts included for 2017 represent the grant date fair value, in accordance with ASC 718, of PSUs and RSUs granted in January 2017 for services in 2016 (2016 Year-End PSUs and 2016 Year-End RSUs, respectively). For Mr. Gnodde, 2016 Year-End RSUs also include the equity-based component of his 2016 fixed allowance (2016 Fixed Allowance RSUs). Grant date fair value for 2016 Year-End PSUs and 2016 Year-End RSUs is determined by multiplying the aggregate number of units by $231.41, the closing price per share of Common Stock on the NYSE on January 19, 2017, the grant date. For the portion of the 2016 Year-End PSUs granted to Mr. Blankfein that are stock-settled, the value includes an approximately 10% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. For 2016 Year-End RSUs granted to Messrs. Solomon and Chavez, as well as the 2016 Fixed Allowance RSUs granted to Mr. Gnodde, the value includes an approximately 12% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. For 2016 Year-End RSUs granted to Mr. Gnodde other than the 2016 Fixed Allowance RSUs, the value includes an approximately 6% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. The amount included for Mr. Blankfein for 2016 represents the grant date fair value, in accordance with ASC 718, of PSUs and RSUs granted in January 2016 for services in 2015 (2015 Year-End PSUs and 2015 Year-End RSUs, respectively). Grant date fair value for 2015 Year-End PSUs and 2015 Year-End RSUs is determined by multiplying the aggregate number of units by $151.65, the closing price per share of Common Stock on the NYSE on January 21, 2016, the grant date. The value for 2015 Year-End RSUs includes an approximately 11% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these 2015 Year-End RSUs.

(b)

For 2018, the change in pension value was negative for each NEO (other than Mr. Chavez, who is not a participant in any applicable plan) as follows: Mr. Solomon—$(150); Mr. Waldron— $(1,033); Mr. Scherr—$(7,858); Mr. Gnodde—$(99,282); Mr. O’Neill—$(1,211); and Mr. Blankfein—$(2,574).

(c)	See the chart and accompanying narrative on the following page, which describe the benefits and perquisites for 2018 contained in the “All Other Compensation” column above.

(d)	Represents Mr. Gnodde’s salary—$1,850,000—and the cash component of his fixed allowance—$5,145,000.

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NAME	DEFINED CONTRIBUTION PLAN EMPLOYER CONTRIBUTION ($)	TERM LIFE INSURANCE PREMIUM ($)	EXECUTIVE MEDICAL AND DENTAL PLAN PREMIUM ($)	LONG-TERM DISABILITY INSURANCE PREMIUM ($)	EXECUTIVE LIFE PREMIUM ($)	BENEFITS AND TAX COUNSELING SERVICES* ($)	CAR** ($)

David M. Solomon	11,000	118	83,964	665	17,825	118,667	53,479

John E. Waldron	11,000	118	83,964	665	76	69,510	11,515

Stephen M. Scherr	11,000	118	83,964	665	12,824	50,773	10,193

R. Martin Chavez	11,000	118	83,964	665	12,947	2,041	41,020

Richard J. Gnodde***	17,820	456	33,588	1,381	19,572	19,494	0

Timothy J. O’Neill	11,000	118	83,964	665	35,199	44,056	0

Lloyd C. Blankfein	11,000	118	83,964	665	31,824	57,225	61,978

*

Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to those providers.

**

Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We made available to each of our NEOs (other than Messrs. Gnodde and O’Neill) in 2018 a car and driver for security and business purposes. Car and driver services were contracted through a third party for Messrs. Waldron and Scherr. The cost of providing a car is determined on an annual basis and includes, as applicable, driver compensation, annual car lease, car service fees and insurance cost, as well as miscellaneous expenses (for example, fuel and car maintenance).

***	Certain of the amounts for Mr. Gnodde have been converted from British Pounds Sterling into U.S. Dollars at a rate of 1.3333 Dollars per Pound, which was the average daily rate in 2018.

Also included in the “All Other Compensation” column are amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, assistance with certain travel arrangements, in-office meals and security services. We provide security (the incremental cost of which was $114,491 for Mr. Blankfein) for the benefit of our firm and our shareholders. We do not consider these security measures to be personal benefits but rather business-related necessities due to the high-profile standing of our NEOs.

We provide our NEOs, on the same terms as are provided to other PMDs and at no incremental out-of-pocket cost to our firm, waived or reduced fees and overrides in connection with investments in certain funds and other accounts managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

We make available to our NEOs private aircraft from third-party vendors. Our policy is to limit personal use of such aircraft by our NEOs and to require reimbursement by the NEO for all costs associated with such use. For example, in situations where an NEO brings a personal guest as a passenger on a business-related flight, the NEO pays us an amount equal to the greater of: (a) the aggregate incremental cost to us of the usage by the guest and (b) the price of a first-class commercial airline ticket for the same trip.

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Compensation Matters | Executive Compensation

2018 GRANTS OF PLAN-BASED AWARDS

The awards included in this table are 2017 Year-End PSUs, 2017 Year-End Restricted Stock and 2017 Year-End RSUs, each granted in January 2018. The PSU grants to Messrs. Solomon, Chavez and Blankfein reported in the table below were previously described in the Compensation Discussion and Analysis section of our Proxy Statement for our 2018 Annual Meeting of Shareholders (dated March 23, 2018).

The following table sets forth plan-based awards granted in early 2018. In accordance with SEC rules, the table does not include awards that were granted in 2019. See —Compensation Discussion and Analysis above for a discussion of those awards.

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(a)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(b)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(c)
		THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
David M. Solomon	1/18/2018	0	53,413	80,120	—	12,775,034
John E. Waldron	1/18/2018	—	—	—	39,447	8,236,810
Stephen M. Scherr	1/18/2018	—	—	—	35,861	7,488,028
R. Martin Chavez	1/18/2018	0	48,160	72,240	—	11,518,639
Richard J. Gnodde	1/18/2018	—	—	—	49,959	10,973,443
Timothy J. O’Neill	1/18/2018	—	—	—	41,838	8,736,067
Lloyd C. Blankfein	1/18/2018	0	70,128	105,192	—	16,772,822

(a)

Consists of 2017 Year-End PSUs. See —2018 Outstanding Equity Awards at Fiscal Year-End and —Potential Payments Upon Termination or Change in Control below for additional information on the 2017 Year-End PSUs.

(b)

Consists of 2017 Year-End Restricted Stock and 2017 Year-End RSUs (including Mr. Gnodde’s 2017 Fixed Allowance RSUs). See —2018 Non- Qualified Deferred Compensation and —Potential Payments Upon Termination or Change in Control below for additional information on the 2017 Year-End Restricted Stock and the 2017 Year-End RSUs.

(c)

Amounts included represent the grant date fair value in accordance with ASC 718. Grant date fair value was determined by multiplying the target number of PSUs, number of shares of restricted stock or aggregate number of RSUs, as applicable, by $250.97, the closing price per share of Common Stock on the NYSE on the grant date. For the portion of the 2017 Year-End PSUs granted to Messrs. Solomon, Chavez and Blankfein that are stock-settled, the value includes an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. For 2017 Year-End Restricted Stock granted to Messrs. Waldron, Scherr and O’Neill, the value includes an approximately 17% liquidity discount to reflect the transfer restrictions on these shares. For 2017 Fixed Allowance RSUs granted to Mr. Gnodde, the value includes an approximately 13% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. For 2017 Year-End RSUs granted to Mr. Gnodde other than the 2017 Fixed Allowance RSUs, the value includes an approximately 12% discount to reflect both the transfer restrictions on the Common Stock underlying these RSUs and the lack of dividend equivalent payment rights in respect of such RSUs (see page 36 for more details).

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Compensation Matters | Executive Compensation

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the 2017 Year-End PSUs granted in January 2018 to Messrs. Solomon, Chavez and Blankfein and the 2016 Year-End PSUs granted in January 2017 to Mr. Blankfein. As of December 31, 2018, Messrs. Waldron, Scherr, Gnodde and O’Neill did not hold any awards reportable in this table, and no NEOs hold any option awards.

NAME	STOCK AWARDS

	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(a)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(b)
David M. Solomon	53,413	8,922,642
R. Martin Chavez	48,160	8,045,128
Lloyd C. Blankfein	173,841	29,040,139

(a)

The awards reflected in this column are the 2017 Year-End PSUs granted in January 2018 to Messrs. Solomon, Chavez and Blankfein and the 2016 Year-End PSUs granted in January 2017 to Mr. Blankfein. Pursuant to SEC rules, the 2016 Year-End PSUs are represented at the maximum amount of shares that may be earned, and the 2017 Year-End PSUs are represented at the target amount of shares that may be earned. The ultimate amount of shares earned under the 2016 and 2017 Year-End PSUs (if any) will be determined based on the firm’s average ROE, both on an absolute basis and relative to a peer group, over 2017–2019 and 2018–2020, respectively. In both cases, the amount shown does not represent the actual achievement to date under the award, and full information regarding peer group performance to date was not available as of the time of filing of this Proxy Statement.

(b)

Pursuant to SEC rules, the dollar value in this column represents the amount of shares shown in the immediately prior column multiplied by $167.05, the closing price per share of Common Stock on the NYSE on December 31, 2018 (the last trading day of the year).

2018 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding option exercises by Mr. Solomon in 2018, as well as the value of the 2017 Year-End Restricted Stock granted to Messrs. Waldron, Scherr and O’Neill in January 2018 and the value of the 2017 Year-End RSUs granted to Mr. Gnodde in January 2018. Additionally, the table reports the value of the 2015 Year-End PSUs awarded to Mr. Blankfein that were settled in early 2019 following the end of the applicable performance period. No information is reportable with respect to Mr. Chavez for 2018 in this table.

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(a)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(b)	VALUE REALIZED ON VESTING ($)(c)

David M. Solomon	128,000	22,407,973	—	—
John E. Waldron	—	—	39,447	9,900,014
Stephen M. Scherr	—	—	35,861	9,000,035
Richard J. Gnodde	—	—	49,959	12,538,210
Timothy J. O’Neill	—	—	41,838	10,500,083
Lloyd C. Blankfein	—	—	48,689	9,715,890

(a)

Values were determined by multiplying the number of shares of our Common Stock underlying the options by the difference between the closing price per share of our Common Stock on the NYSE on the date of exercise and the exercise price of the options.

(b)

For Messrs. Waldron, Scherr and O’Neill, consists of 2017 Year-End Restricted Stock which was vested upon grant. For Mr. Gnodde, consists of shares of Common Stock underlying 2017 Year-End RSUs, all of which were vested upon grant. With respect to the 2017 Year-End RSUs granted to Mr. Gnodde, one-fifth of these shares is deliverable on or about each of the third through seventh anniversaries of grant. Substantially all of the shares of 2017 Year-End Restricted Stock and shares of Common Stock underlying the 2017 Year-End RSUs that are delivered to our NEOs are subject to transfer restrictions until January 2023; for Mr. Gnodde, shares delivered on or after the fifth anniversary of grant will be subject to transfer restrictions for one year following delivery due to applicable U.K. regulatory requirements, other than the shares underlying his Additional RSUs which will only be subject to transfer restrictions for one year following delivery. For Mr. Blankfein, this column includes the shares of Common Stock underlying his 2015 Year-End PSUs that were settled in cash on February 5, 2019 following the end of the applicable performance period on December 31, 2018. The final amounts payable under these PSUs were calculated based on the firm’s average annual “ROE” over the applicable performance period (see —Compensation Discussion and Analysis—Overview of Compensation Elements—Annual Variable Compensation in our Proxy Statement for our 2016 Annual Meeting of Shareholders for more detail on this calculation). The initial number of PSUs granted to Mr. Blankfein was 48,467 and the average “ROE” over the performance period was 11.0%, resulting in a 100.5% multiplier. The final amount of PSUs Mr. Blankfein earned was 48,689.

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Compensation Matters | Executive Compensation

(c)

With respect to 2017 Year-End Restricted Stock and 2017 Year-End RSUs, values were determined by multiplying the aggregate number of shares or RSUs by $250.97, the closing price per share of our Common Stock on the NYSE on January 18, 2018, the grant date. In accordance with SEC rules the —2018 Summary Compensation Table and —2018 Grants of Plan-Based Awards sections above include the grant date fair value of the 2017 Year-End Restricted Stock and 2017 Year-End RSUs calculated in accordance with ASC 718. With respect to Mr. Blankfein’s 2015 Year-End PSUs, values were determined by multiplying the aggregate number of PSUs earned by $199.55, the ten-day average closing price per share of our Common Stock on the NYSE on January 17–31, 2019. Mr. Blankfein also received $421,160 in respect of the accrued dividend equivalents underlying these earned PSUs.

2018 PENSION BENEFITS

The following table sets forth pension benefit information as of December 31, 2018. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen November 27, 2004, and none of our NEOs has accrued additional benefits thereunder since November 30, 2001 (at the latest). Mr. Gnodde is also a participant in The Goldman Sachs UK Retirement Plan (GS U.K. Retirement Plan), which was frozen March 31, 2016. Mr. Gnodde has not accrued benefits under the plan since that time. Mr. Chavez is not a participant in any plan reportable in this table.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICES (#)(a)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(b)	PAYMENTS DURING LAST FISCAL YEAR ($)
David M. Solomon	GS Pension Plan	1	1,186	—
John E. Waldron	GS Pension Plan	1	5,257	—
Stephen M. Scherr	GS Pension Plan	8	52,809	—
Richard J. Gnodde	GS Pension Plan	1	7,920	—
	GS U.K. Retirement Plan	26	1,326,100	—
Timothy J. O’Neill	GS Pension Plan	7	99,590	—
Lloyd C. Blankfein	GS Pension Plan	3	44,009	—

(a)

Our employees, including Messrs. Solomon, Waldron, Scherr, Gnodde, O’Neill and Blankfein, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan or GS U.K. Retirement Plan (as applicable).

(b)

Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive once his benefits commence. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service under our GS Pension Plan. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at either the normal retirement age (age 65) or immediately (if an NEO is over 65); a 4.56% discount rate; and mortality estimates based on the RP-2014 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2018. Our GS Pension Plan provides for early retirement benefits, and all of our participating NEOs are eligible to elect early retirement benefits upon reaching age 55.

Prior to being frozen, our GS U.K. Retirement Plan provided for an annual benefit equal to 1.25% of the first £81,000 of the participant’s compensation for each year of credited service. The normal form of payment is a single life annuity plus a contingent spouse’s annuity equal to two-thirds of the member’s pension. The present value shown in this column reflects Mr. Gnodde’s accrued benefits with an annual cost of living adjustment that is applied pursuant to the terms of the GS U.K. Retirement Plan and was determined using the following assumptions: payment of a joint life annuity following retirement at normal retirement age 65; a 2.85% discount rate; and mortality estimates based on the S1 Light series fully generational mortality table, with adjustments to reflect continued improvements in mortality. The GS U.K. Retirement Plan provides for early retirement benefits, and Mr. Gnodde is eligible to elect early retirement benefits.

For a description of our 401(k) Plan and our U.K. Defined Contribution Arrangement, our tax-qualified defined contribution plans in the U.S. and U.K., respectively, see page 54.

62 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Executive Compensation

2018 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information (i) for each NEO, with respect to vested RSUs granted for services in prior years and for which the underlying shares of Common Stock had not yet been delivered as of the beginning of 2018 (Vested and Undelivered RSUs) and (ii) for Mr. Blankfein, with respect to our NQDC Plan, which was closed to new participants and deferrals in December 2008.

Vested and Undelivered RSUs. The Vested and Undelivered RSUs generally were awarded for services in 2017, 2016, 2015 and 2014. RSUs generally are not transferable.

∎	Amounts shown as “Registrant Contributions” represent the 2017 Year-End RSUs, which were vested at grant.

∎

Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying Vested and Undelivered RSUs, as well as dividend equivalents earned and paid on those shares, during 2018.

∎	Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of shares of Common Stock underlying RSUs that were delivered, as well as dividend equivalents paid, during 2018.

NQDC Plan. Prior to December 2008 (when our NQDC Plan was frozen), each participant in our NQDC Plan was permitted to elect to defer up to $1 million of his or her year-end cash variable compensation for up to the later of (i) ten years or (ii) six months after termination of employment. Mr. Blankfein is the only NEO who participated in our NQDC Plan. Amounts deferred under our NQDC Plan are generally not forfeitable and were adjusted based on the performance of certain available “notional investments” selected by each participant. Distributions from our NQDC Plan to Mr. Blankfein will be made in a lump-sum cash payment. Mr. Blankfein is not subject to U.S. federal income tax on amounts that he deferred or on any “notional investment” earnings until those amounts are distributed to him, and we do not take a tax deduction on these amounts until they are distributed.

NAME	PLAN OR AWARD	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(a)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(b)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE BALANCE AT FISCAL YEAR- END ($)(c)
David M. Solomon	Vested and Undelivered RSUs	—	—	(4,772,989)	177,802	9,429,137
John E. Waldron	Vested and Undelivered RSUs	—	—	(3,903,797)	145,423	7,712,030
Stephen M. Scherr	Vested and Undelivered RSUs	—	—	(3,590,333)	133,746	7,092,776
R. Martin Chavez	Vested and Undelivered RSUs	—	—	(4,530,725)	168,777	8,950,539
Richard J. Gnodde	Vested and Undelivered RSUs	—	12,538,210	(9,482,896)	12,111,862	19,351,740
Timothy J. O’Neill	Vested and Undelivered RSUs	—	—	(4,865,329)	181,242	9,611,556
Lloyd C. Blankfein	Vested and Undelivered RSUs	—	—	(1,366,151)	50,891	2,698,860
	NQDC Plan	—	—	(131,396)	—	1,913,169	(d)

(a)

Value was determined by multiplying the aggregate number of RSUs by $250.97, the closing price per share of our Common Stock on the NYSE on January 18, 2018, the grant date. In accordance with SEC rules, the —2018 Summary Compensation Table and —2018 Grants of Plan-Based Awards sections include the grant date fair value of the 2017 Year-End RSUs calculated in accordance with ASC 718.

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Compensation Matters | Executive Compensation

(b)

Aggregate earnings include changes in the market value of the shares of Common Stock underlying Vested and Undelivered RSUs during 2018. In addition, each RSU (other than the RSUs granted to Mr. Gnodde in respect of his 2017 year-end variable compensation) includes a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested RSUs during 2018 pursuant to dividend equivalent rights also are included. The vested RSUs included in these amounts and their delivery dates are as follows (to the extent received by each NEO):

VESTED RSUS	DELIVERY

2017 Year-End RSUs

With respect to Mr Gnodde’s 2017 Fixed Allowance RSUs, one-third delivered in January 2019 and one-third deliverable on or about the second and third anniversaries of grant; with respect to Mr. Gnodde’s other 2017 Year-End RSUs, one-fifth deliverable on or about the third through seventh anniversaries of grant.

2016 Year-End RSUs

With respect to Messrs. Solomon, Waldron, Scherr, Chavez and O’Neill, one-third delivered in each of December 2017 and January 2019 and one-third deliverable on or about the third anniversary of grant. With respect to Mr. Gnodde, for his 2016 Fixed Allowance RSUs, one-third delivered in each of January 2018 and January 2019 and one-third deliverable on or about the third anniversary of grant; for his other 2016 Year-End RSUs, one-fifth deliverable on or about the third through seventh anniversaries of grant.

2015 Year-End RSUs

With respect to Messrs. Solomon, Waldron, Scherr, Chavez and O’Neill, one-third delivered in each of January 2017, December 2017 and January 2019; with respect to Mr. Gnodde, one-third delivered in each of January 2017, January 2018 and January 2019.

2014 Year-End RSUs (RSUs granted in January 2015 for services in 2014)

With respect to Messrs. Solomon, Waldron, Scherr, Chavez, O’Neill and Blankfein, one-third delivered in each of January 2016, January 2017 and December 2017; with respect to Mr. Gnodde, approximately 17% of his 2014 Year-End RSUs were delivered in July 2015, with the remainder delivered in approximately equal installments in each of January 2016, January 2017 and January 2018.

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (for example, in the event that the holder of the RSU dies or leaves the firm to accept a governmental position where retention of the RSU would create a conflict of interest). See —Potential Payments Upon Termination or Change in Control for treatment of the RSUs upon termination of employment.

With respect to our NQDC Plan, Mr. Blankfein’s account balance was adjusted to reflect gains (or losses) based on the performance of certain “notional investments” (selected by Mr. Blankfein from various hedge funds and mutual funds available under the plan in 2018) to the same extent as if he had actually invested in those funds.

(c)

The Vested and Undelivered RSUs included in these amounts are 2017 Year-End RSUs, 2016 Year-End RSUs and 2015 Year-End RSUs. These stock awards were previously reported in the Summary Compensation Table (to the extent that the NEO was a named executive officer in the applicable year of grant). Values for RSUs were determined by multiplying the number of RSUs by $167.05, the closing price per share of our Common Stock on the NYSE on December 31, 2018 (the last trading day of the year).

(d)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in each of the fiscal 2005 and 2006 Summary Compensation Tables for Mr. Blankfein.

64 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs do not have employment, “golden parachute” or other agreements providing for severance pay.

Our PCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) and its predecessor plans, and our retiree healthcare program may provide for potential payments to our NEOs in conjunction with a termination of employment. The amounts potentially payable to our NEOs under our pension plans, vested RSUs and our NQDC Plan are set forth under the —2018 Pension Benefits and —2018 Non-Qualified Deferred Compensation sections above. The terms of the outstanding PSUs and LTIP awards are not affected by a future termination of employment or change in control (absent circumstances constituting “cause” – e.g., any material violation of any firm policy or other conduct detrimental to our firm), except that, following a change in control, our Compensation Committee may not amend the terms of the LTIP awards with respect to an NEO without the NEO’s consent.

Each of our NEOs participated in our PCP in 2018. Under our PCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a two-year period as defined in the PCP), our Compensation Committee has the discretion to determine what, if any, variable compensation will be provided to the participant for services provided in that year, subject to the formula in the PCP. There is no severance provided under our PCP.

Set forth below is a calculation of the potential benefits to each of our NEOs (other than Mr. Blankfein) assuming a termination of employment occurred on December 31, 2018, in accordance with SEC rules. Details regarding Mr. Blankfein’s retirement are provided separately below. The narrative disclosure that follows the table provides important information and definitions regarding specific payment terms and conditions.

TERMINATION REASON	NAME	VALUE OF UNVESTED RSUS, RESTRICTED STOCK AND PSUS THAT VEST UPON TERMINATION ($)	PRESENT VALUE OF PREMIUMS FOR RETIREE HEALTHCARE PROGRAM(e) ($)	TOTAL ($)

Cause or Termination with Violation(a)	David M. Solomon	0	0	0
	John E. Waldron	0	0	0
	Stephen M. Scherr	0	0	0
	R. Martin Chavez	0	0	0
	Richard J. Gnodde	0	0	0
	Timothy J. O’Neill	0	0	0

Termination without Violation(a), Death(b), Change in Control, Disability or Conflicted Employment(c) or Downsizing(d)	David M. Solomon	0	164,150	164,150
	John E. Waldron	0	451,231	451,231
	Stephen M. Scherr	0	367,884	367,884
	R. Martin Chavez	0	459,212	459,212
	Richard J. Gnodde	0	210,289	210,289
	Timothy J. O’Neill	0	272,148	272,148

(a)

Except as discussed below, upon an NEO’s termination without Violation (as defined below), shares of Common Stock underlying RSUs will continue to be delivered on schedule (and transfer restrictions will continue to apply until the applicable transferability date), transfer restrictions will continue to apply to restricted stock until the applicable transferability date, and PSUs will continue to be eligible to be earned pursuant to their existing terms, provided that the NEO does not become associated with a Covered Enterprise (as defined below). If the NEO becomes associated with certain entities, including certain Covered Enterprises, the NEO may forfeit some or all of his benefits and/or coverage under our retiree healthcare program. Additionally, if the NEO becomes associated with a Covered Enterprise, for 2017 Year-End RSUs and 2017 Year-End Restricted Stock, the NEO generally would have forfeited all of these awards if the association occurred in 2018; will forfeit two-thirds of these awards if the association occurs in 2019; and will forfeit one-third of these awards if the association occurs in 2020. For 2017 Year-End PSUs, the NEO generally would forfeit all of these awards if the association occurred or occurs in 2018, 2019 or 2020. For 2016 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2017; would have forfeited two-thirds of these awards if the association occurred in 2018; and will forfeit one-third of these awards if the association occurs in 2019. For 2015 Year-End RSUs, the NEO generally would have forfeited one-third of these awards if the association had occurred in 2018.

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Compensation Matters | Executive Compensation

This restriction may be removed upon a termination of employment that is characterized by us as “involuntary” or by “mutual agreement” if the individual executes an appropriate general waiver and release of claims and an agreement to pay any associated tax liability.

The occurrence of a Violation, including any event constituting Cause (as defined below) or the Solicitation (as defined below) of employees or clients of our firm, by an NEO prior to delivery or settlement of RSUs and PSUs will result in forfeiture of all RSUs and PSUs, and in some cases may result in the NEO having to repay amounts previously received. In the event of certain Violations (for example, NEO engaging in Cause) following delivery of Shares at Risk underlying RSUs or PSUs but prior to the lapse of transfer restrictions, these shares also may be required to be returned to the firm.

RSU and PSU awards also are subject to risk-related clawback provisions included in the definition of Violations below. As a result of these provisions, for example, an NEO will forfeit certain of his outstanding equity-based awards and any shares of Common Stock or other amounts delivered under these awards may be recaptured, if our Compensation Committee determines that his failure to properly consider risk in 2017 (with respect to 2017 Year-End RSUs, Restricted Stock and PSUs), 2016 (with respect to 2016 Year-End RSUs), or 2015 (with respect to 2015 Year-End RSUs) has, or reasonably could be expected to have, a material adverse impact on his business unit, our firm or the broader financial system.

For 2015, 2016 and 2017 Year-End RSUs, 2017 Year-End Restricted Stock and 2017 Year-End PSUs granted to our NEOs, if the firm is required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws as described in Section 304(a) of Sarbanes-Oxley, the NEO’s rights to the award will terminate and be subject to repayment to the same extent that would be required under Section 304 of Sarbanes-Oxley had the NEO been a “chief executive officer” or “chief financial officer” of the firm (regardless of whether the NEO actually held such position at the relevant time).

Notwithstanding the foregoing, pursuant to regulatory guidance, Mr. Gnodde’s fixed allowance RSUs are not subject to the clawback and forfeiture provisions that apply to year-end RSUs. See page 49 for more details.

(b)

In the event of an NEO’s death, delivery of shares of Common Stock underlying RSUs is accelerated. Any transfer restrictions on the shares of Common Stock underlying RSUs and/or shares of restricted stock are removed. The terms of the PSUs are not affected by the NEO’s death. For information on the number of PSUs and vested RSUs held by the NEOs at year-end, see —2018 Outstanding Equity Awards at Fiscal Year-End and —2018 Non-Qualified Deferred Compensation above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO with term life insurance coverage through age 75 (a $4.5 million benefit for each NEO other than Mr. Waldron, who elected coverage at the minimum level under such plan).

(c)

If a Change in Control (as defined below) occurs, and within 18 months thereafter we terminate an NEO’s employment without Cause or if the NEO terminates his employment for Good Reason (as defined below), delivery of shares of Common Stock underlying RSUs is accelerated and any transfer restrictions on the shares of Common Stock underlying RSUs and/or shares of restricted stock are removed. The terms of the PSUs are not affected. For RSUs and Shares at Risk delivered in respect of PSUs and RSUs, certain forfeiture provisions no longer apply.

In the case of a disability, provided that the NEO does not become associated with a Covered Enterprise, shares of Common Stock underlying RSUs continue to deliver on schedule and PSUs continue to be eligible to be earned pursuant to their existing terms. If the NEO does become associated with a Covered Enterprise, the awards would be treated as set forth in footnote (a) above for that situation.

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, (i) with respect to RSUs, either a cash payment or an accelerated delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying those RSUs; and (ii) with respect to restricted stock, removal of transfer restrictions on such shares of restricted stock. Additionally, in the event of such a termination, our Compensation Committee may determine to amend the terms of any then-outstanding LTIP awards or PSUs held by the NEO.

(d)	In the event of a termination due to Downsizing (as described below), shares of Common Stock underlying RSUs deliver on schedule and PSUs continue to be eligible to be earned on their existing terms.

(e)

PMDs with eight or more years of service as a PMD are eligible to receive medical and dental coverage under our retiree healthcare program for themselves and eligible dependents through our firm at a 75% subsidy. Each of our NEOs is eligible for this coverage. The values shown in this column reflect the present value of the cost to us of the 75% subsidy and were determined using a December 31, 2018 retirement date and the following assumptions: a 4.56% discount rate; mortality estimates based on the S1PMA_L table (Mr. Gnodde) and the RP-2014 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2018 (other NEOs); estimates of future increases in healthcare subsidy costs of 2.5% for medical and pharmacy and 5.25% for dental; and assumptions for subsequent eligibility for alternative coverage, which would eliminate subsidies under our program (60% firm subsidized and 40% not firm subsidized). Values and assumptions shown reflect that effective January 1, 2020, the value of the benefit under our U.S. retiree healthcare program will not exceed the annual limits under Section 4980I of the Code.

Retirement of Mr. Blankfein

Mr. Blankfein did not receive any payments or other benefits in connection with his retirement; although he meets the eligibility requirements for our PMD retiree healthcare program described in footnote (e) to the table above (the present value of which as of December 31, 2018 was $256,418, calculated using the same assumptions described in footnote (e)), at this time Mr. Blankfein is instead receiving coverage in his capacity as Senior Chairman. Please see —Compensation Discussion and Analysis—Senior Chairman Agreement with Mr. Blankfein for additional details regarding arrangements in connection with Mr. Blankfein’s Senior Chairman role.

66 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Executive Compensation

Other Terms

As PMDs, our NEOs are generally subject to a policy of 90 days’ notice of termination of employment. We may require that an NEO be inactive (i.e., on “garden leave”) during the notice period (or we may waive the requirement).

For purposes of describing our RSUs and PSUs, the above-referenced terms have the following meanings:

“Cause” means the NEO (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or an equivalent charge, (b) engages in employment disqualification conduct under applicable law, (c) willfully fails to perform his or her duties to Goldman Sachs, (d) violates any securities or commodities laws, rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member, (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies, (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests or (g) engages in conduct detrimental to us.

“Change in Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

∎

At least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

∎

At least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the RSUs (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

“Conflicted Employment” occurs where (a) a participant resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by our Compensation Committee, and as a result of such employment the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest, or (b) a participant terminates employment and then notifies us that he/she has accepted or intends to accept employment of the nature described in clause (a). For awards granted after 2016, employment with an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X will not be considered “Conflicted Employment.”

“Covered Enterprise” includes any existing or planned business enterprise that (a) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by us or that we reasonably expect to offer or (b) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by us or in which we reasonably expect to engage.

Whether employment is terminated by reason of “Downsizing” is determined solely by us.

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the NEO’s position or nature or status of the NEO’s responsibilities from those in effect immediately before the Change in Control or (b) Goldman Sachs requiring the NEO’s principal place of employment to be located more than 75 miles from the location where the NEO is principally employed at the time of the Change in Control (except for required travel consistent with the NEO’s business travel obligations in the ordinary course prior to the Change in Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever (regardless of who initiated), inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

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Compensation Matters | Report of our Compensation Committee

“Violation” includes any of the following:

∎	Engaging in materially improper risk analysis or failing to sufficiently raise concerns about risks during the year for which the award was granted;

∎	Soliciting our clients or prospective clients to transact business with a Covered Enterprise, or to refrain from doing business with us or interfering with any of our client relationships;

∎	Failing to perform obligations under any agreement with us;

∎	Bringing an action that results in a determination that the terms or conditions for the settlement of RSUs or PSUs are invalid;

∎

Attempting to have a dispute under our equity compensation plan or the applicable award agreement resolved in a manner other than as provided for in our equity compensation plan or the applicable award agreement;

∎	Any event constituting Cause;

∎	Failing to certify compliance to us or otherwise failing to comply with the terms of our equity compensation plan or the applicable award agreement;

∎

Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the NEO provides services, to replace, substitute for or otherwise in respect of the NEO’s RSUs, PSUs or Shares at Risk;

∎	Soliciting any of our employees to resign from us or soliciting certain employees to apply for or accept employment (or other association) with any person or entity other than us;

∎	Hiring or participating in the hiring of certain employees by any person or entity other than us, whether as an employee or consultant or otherwise;

∎

If certain employees are solicited, hired or accepted into partnership, membership or similar status by (a) any entity that the NEO forms, that bears the NEO’s name, or in which the NEO possesses or controls greater than a de minimis equity ownership, voting or profit participation or (b) any entity where the NEO has, or will have, direct or indirect managerial responsibility for such employee; or

∎

Our firm failing to maintain our “minimum tier 1 capital ratio” (as defined in the Federal Reserve Board regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) making a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default.”

Report of our Compensation Committee

Our Compensation Committee reviewed the CD&A, as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. Semler Brossy and the CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

Michele Burns, Chair

William George

James Johnson

Ellen Kullman

Lakshmi Mittal

Adebayo Ogunlesi (ex-officio)

68 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Proposal Snapshot – Item 2. Say on Pay

What is being voted on: An advisory vote to approve the compensation of all of our NEOs.

Board recommendation: Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Our Say on Pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on NEO compensation:

∎	“Compensation Highlights” in our Executive Summary (see page 6);

∎	“2018 NEO Compensation Determinations” in our CD&A (see page 36);

∎	“Say on Pay & Shareholder Engagement” in our CD&A (see page 38); and

∎	“Key Pay Practices” (see page 45).

Please note that these sections should be read in conjunction with our entire CD&A (beginning on page 36), as well as the executive compensation tables and related disclosure that follow (beginning on page 57).

2018 SAY ON PAY VOTE

As required by Section 14A of the Exchange Act, the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the CD&A, the executive compensation tables and related disclosure.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosure.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

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Compensation Matters | Pay Ratio Disclosure

Pay Ratio Disclosure

∎

In accordance with SEC rules, we have calculated the ratio between the 2018 compensation of our current CEO, Mr. Solomon, and the median of the 2018 compensation of all of our employees (other than the CEO) (Median Compensation Amount).

∎	Using reasonable estimates and assumptions where necessary, we have determined that the Median Compensation Amount (calculated in accordance with SEC rules) for 2018 is $136,513.

»

In accordance with SEC rules, we identified the employee who received the Median Compensation Amount as of December 31, 2017 using the firm’s standard internal compensation methodology known as “per annum total compensation,” which measures each employee’s fixed compensation and incentive compensation for a particular year, with appropriate prorations made to reflect actual compensation paid to part-time employees and currency conversions as applicable.

»

SEC rules permit identification of this median employee once every three years. As such, the Median Compensation Amount for 2018 reflects the 2018 “per annum total compensation” of the employee we identified as of December 31, 2017, given that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact pay ratio disclosure.

∎	Mr. Solomon’s compensation for 2018, as disclosed in the Summary Compensation Table, is $20,662,835, and the ratio between this amount and the Median Compensation Amount is approximately 151:1.

∎

Our Compensation Principles, described in more detail on page 46, apply to all of our people, regardless of their compensation level, and reflect the importance of (1) paying for performance; (2) encouraging firmwide orientation and culture; (3) discouraging imprudent risk-taking; and (4) attracting and retaining talent.

70 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Non-Employee Director Compensation Program

Non-Employee Director Compensation Program

DIRECTOR COMPENSATION OVERVIEW

Our Governance Committee is focused on ensuring that our Director Compensation Program:

Our Governance Committee is focused on ensuring that our Director Compensation Program: Is designed to attract and retain highly qualified and diverse directors Appropriately values the significant time commitment required of our non-employee directors Effectively and meaningfully aligns directors with long-term shareholder interests Recognizes the highly regulated and complex nature of our global business and the requisite skills and experience represented among our Board members Takes into account the focus on Board governance and oversight at financial firms Reflects the shared responsibility of all directors Significant Time Commitment By Directors In addition to preparation for and attendance at regular and special meetings (63 total in 2018), our directors are engaged in a variety of other ways, including: Receive postings on significant developments and weekly informational packages Ongoing communication and meetings with each other, senior management and key employees around the globe Meetings with our regulators Participation in firm and industry conferences and other external engagements on behalf of the Board Engagement with our shareholders For additional information, see Corporate Governance -Structure of our Board and Governance Practices- Commitment of our Board.

Key Features of Director Compensation Program

Program features emphasize long-term alignment between director and shareholder interests.

What We Do

✓   Emphasis on Equity Compensation:

    The overwhelming majority of director compensation is paid in vested equity-based awards (RSUs). Directors may receive 100% of their director compensation in RSUs at their election

✓  Hold-Past Retirement Requirement:

∎ Non-employee directors must hold all RSUs granted to them during their entire tenure

∎ Shares of Common Stock underlying the RSUs do not deliver until well after a director’s retirement; this period can range from 6 months to up to 18 months, depending upon the timing of retirement

✓  Equity Ownership Requirements:

    All non-employee directors are required, within three years of becoming a director, to own at least 5,000 shares of Common Stock or vested RSUs

What We Don’t Do

✗  No fees for attending meetings – attendance is expected and compensation is not dependent on Board meeting schedule

✗  No undue focus on short-term stock performance – director pay aligns with compensation philosophy, not short-term fluctuations in stock price

✗  No hedging or pledging of RSUs permitted

✗  No hedging of shares of Common Stock permitted

✗  No director has shares of Common Stock subject to a pledge

RSUs Remainder in Cash Compensation Minimum of 83% Equity Compensation

For additional information regarding matters relating to our Director Compensation Program, see page 89.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 71

Compensation Matters | Non-Employee Director Compensation Program

2018 DIRECTOR COMPENSATION PROGRAM

Our Governance Committee reviews the form and amount of our Director Compensation Program annually, taking into account:

∎	Advice from its independent consultant

∎	Structure of our program and overall amount of compensation
∎	Feedback from investors

∎	Benchmarking against form, structure and amount of peer director compensation

Both the quantum and the structure of our Director Compensation Program are designed to support the key objectives set forth on the prior page, including but not limited to the alignment of director interests with long-term shareholder interests such as through the hold-past retirement requirement for 100% of the equity component of the program. Our Director Compensation Program has not changed since 2014, when our Governance Committee proactively determined to set the annual equity award as a dollar amount rather than a fixed number of RSUs, as had previously been the case, to, among other things, mitigate the effect of short-term stock price performance on the amount of director compensation. This change had the effect of lowering the amount of director compensation in 2014 and ensuring that future pay does not automatically escalate with appreciation in our Common Stock. Accordingly, the 2018 Director Compensation Program consists of:

COMPONENTS OF DIRECTOR COMPENSATION PROGRAM FOR 2018 SERVICE*	VALUE OF AWARD	FORM OF PAYMENT

Annual RSU Grant	$500,000	2,512 RSUs

Annual Retainer	$75,000	377 RSUs or $75,000, as per election

Committee Chair Fee (if applicable)	$25,000	126 RSUs or $25,000, as per election

*

Compensation is prorated, as applicable, according to the number of months served. In connection with Board service, our directors do not receive any incremental fees for attending Board or Committee meetings, and neither Mr. Solomon nor Mr. Blankfein received any incremental compensation for service on our Board.

2018 DIRECTOR COMPENSATION PROGRAM TABLE

The table below indicates the elements and total amount of compensation determined by our Board to be awarded to each non-employee director for services performed in 2018.

NAME	ANNUAL GRANT IN RSUS	ANNUAL RETAINER	COMMITTEE CHAIR FEE	TOTAL COMPENSATION ($)(a)

Michele Burns	✓	✓	✓	600,000

Drew Faust(b)	✓	✓		287,500

Mark Flaherty	✓	✓		575,000

William George	✓	✓	✓	600,000

James Johnson	✓	✓	✓(c)	585,417

Ellen Kullman	✓	✓		575,000

Lakshmi Mittal	✓	✓		575,000

Adebayo Ogunlesi	✓	✓	✓	600,000

Peter Oppenheimer	✓	✓	✓	600,000

Jan Tighe(d)	✓	✓		47,917

David Viniar	✓	✓		575,000

Mark Winkelman	✓	✓	✓(e)	591,667

(a)	Paid in the form of cash and/or RSUs granted on January 17, 2019, as described above.

(b)	Dr. Faust joined our Board in July 2018 and received compensation prorated for the six months she served as a director in 2018.

(c)	Mr. Johnson served as Chair of our Compensation Committee until May 2018 and received a Committee Chair fee prorated for the five months he served as a Committee Chair in 2018.

(d)	Vice Admiral Tighe joined our Board in December 2018 and received compensation prorated for the one month she served as a director in 2018.

(e)	Mr. Winkelman has served as Chair of our Risk Committee since May 2018 and received a Committee Chair fee prorated for the eight months he served as a Committee Chair in 2018.

72 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Compensation Matters | Non-Employee Director Compensation Program

RETENTION OF INDEPENDENT NON-EMPLOYEE DIRECTOR COMPENSATION CONSULTANT

In 2018, our Governance Committee reappointed Frederic W. Cook & Co., Inc. (FW Cook), a compensation consultant, to conduct an independent review of our non-employee director compensation program.

FW Cook assessed the structure of our non-employee director compensation program and its value compared to competitive market practices. FW Cook determined that the firm’s compensation program remained competitive with the market and continued to align the interests of our non-employee directors with the long-term interests of our shareholders. This assessment took into account the decision to fix the annual equity award as a dollar amount rather than a share amount in 2014, as well as the program’s emphasis on equity compensation and the holding requirements and other restrictions on the RSUs. The duties of our non-employee directors were also taken into consideration, including the ongoing oversight responsibilities required of our directors by the regulatory environment in which we operate. As a result of its assessment, FW Cook confirmed that it supported the continuation of our non-employee director compensation program without changes to either amount or design.

Our Governance Committee considered this review in determining to recommend to the Board that it make no changes to our non-employee director compensation program for 2018, which recommendation was accepted by the Board.

In connection with the engagement of FW Cook, our Governance Committee considered certain information regarding FW Cook’s relationship with our firm, including that FW Cook provides no services to our firm other than to our Governance Committee, the fees paid by our firm to FW Cook for this analysis in the context of FW Cook’s total revenues, that FW Cook has no significant business or personal relationship with any member of our Governance Committee or any executive officer and that none of the members of FW Cook’s consulting team for our firm owns any shares of our Common Stock. Considering this information, our Governance Committee determined that FW Cook is independent and does not have conflicts of interest in providing services to our Governance Committee.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 73

Compensation Matters | Non-Employee Director Compensation Program

DIRECTOR SUMMARY COMPENSATION TABLE

The following table sets forth the 2018 compensation for our non-employee directors as determined by SEC rules, which require us to include equity awards granted during 2018 and cash compensation earned for 2018. Generally, we grant equity-based awards and pay any cash compensation to our non-employee directors for a particular year shortly after that year’s end. Accordingly, this table includes RSUs granted in January 2018 for services performed in 2017 and cash paid in January 2019 for services performed in 2018 for those directors who received cash payments.

	FEES EARNED OR PAID IN CASH ($) (a)	STOCK AWARDS ($) (b)	ALL OTHER COMPENSATION ($) (c)	TOTAL ($)

Michele Burns	100,000	500,184	19,986	620,170

Drew Faust	37,500	0	17,500	55,000

Mark Flaherty	75,000	500,184	20,000	595,184

William George	0	600,321	20,000	620,321

James Johnson	10,417	500,184	20,000	530,601

Ellen Kullman	0	575,224	20,000	595,224

Lakshmi Mittal	0	575,224	0	575,224

Adebayo Ogunlesi	0	600,321	20,000	620,321

Peter Oppenheimer	0	600,321	20,000	620,321

David Viniar(d)	75,000	500,184	20,000	595,184

Mark Winkelman	0	575,224	45,000	620,224

(a)

For 2018, Ms. Burns elected to receive her annual retainer and Committee Chair fee in cash, Mr. Johnson elected to receive his prorated Committee Chair fee in cash, and Messrs. Flaherty and Viniar and Dr. Faust elected to receive their annual retainers (prorated for Dr. Faust) in cash.

(b)

The grant date fair value of RSUs granted on January 18, 2018 for service in 2017 was based on the closing price per share of Common Stock on the NYSE on the date of grant ($250.97). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from our Board.

(c)

These values reflect the amounts that were donated to charities by our firm to match personal donations made by non-employee directors in connection with requests by these directors made prior to March 4, 2019 under the Goldman Sachs employee matching gift program for 2018. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees, matching gifts of up to $20,000 per participating individual. For Mr. Winkelman, the amount also represents an annual cash fee of $25,000 for his service as a member of the board of directors of our subsidiary, Goldman Sachs International, during 2018.

(d)

Due to his prior employment as CFO, Mr. Viniar continued to be able to recommend not-for-profit organizations that should receive donations from GS Gives as discussed in Compensation Matters—Compensation Discussion and Analysis—GS Gives. The amount donated to not-for- profit organizations by GS Gives based on Mr. Viniar’s recommendations in 2018 was $3,995,000.

Please refer to page 86 for information pertaining to the outstanding equity awards (all of which are vested) held by each non-employee director as of March 4, 2019, including RSUs granted in January 2019 for services performed in 2018.

For more information on the work of our Board and its Committees, see Corporate Governance.

74 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Audit Matters | Item 3. Ratification of PwC

Audit Matters

Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2019

Proposal Snapshot —Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2019

What is being voted on: Ratification of the appointment of PwC as our independent registered public accounting firm.

Board recommendation: Our Board unanimously recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2019.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. Our Audit Committee has appointed PwC as our independent registered public accounting firm for 2019. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting, as we do each year.

ASSESSMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The members of our Audit Committee and our Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of our firm and our shareholders. In making this determination, our Audit Committee considered a variety of factors, including:

∎ Independence ∎ Candor & insight provided to Audit Committee ∎ Proactivity ∎ Ability to meet deadlines & respond quickly ∎ Feasibility / benefits of audit firm / lead partner rotation

∎  Content, timeliness & practicality of PwC communications with management

∎  Adequacy of information provided on accounting issues, auditing issues & regulatory developments affecting financial institutions

∎  Timeliness & accuracy of all services presented to Audit Committee for pre-approval & review

∎  Management feedback

∎  Lead partner performance

∎  Comprehensiveness of evaluations of internal control structure

In particular, our Audit Committee took into account:

Key Considerations of PwC

Audit Quality and Efficiency

∎

PwC’s knowledge of the firm’s business allows it to design and enhance its audit plan by focusing on core and emerging risks, investing in technology to increase efficiency and capturing costs efficiencies through iteration.

∎

PwC has a global footprint and the expertise and capability necessary to handle the breadth and complexity of the audit of the firm’s global business, accounting practices and internal control over financial reporting.

Candid and Timely Feedback

∎

PwC generally attends each meeting of our Audit and Risk Committees and meets regularly in closed sessions with our Audit Committee so that it can provide candid feedback to the Committees regarding management’s control frameworks to address existing and new risks.

∎

PwC’s familiarity with the firm’s control infrastructure and accounting practices allow it to analyze the impact of business or regulatory changes in a timely manner and provide our Audit Committee with an effective, independent evaluation of management’s strategies, implementation plans and/or remediation efforts.

Independence

∎

PwC is an independent public accounting firm and is subject to inspections by the United States Public Company Accounting Oversight Board (PCAOB) (the results of which are communicated to our Audit Committee), Big 4 peer reviews, PCAOB oversight and is subject to SEC regulations.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 75

Audit Matters | Item 3. Ratification of PwC

∎

Both the firm and PwC have controls to ensure the continued independence of PwC, including firm policies limiting the hiring of audit team members and PwC policies and procedures to maintain independence.

∎	Mandatory audit partner rotation ensures a regular influx of fresh perspective balanced by the benefits of having a tenured auditor with institutional knowledge.

Audit Committee’s Controls

∎	Frequent closed sessions with PwC as well as a comprehensive annual evaluation.

∎	Direct involvement by our Audit Committee and our Audit Committee Chair in the periodic selection of PwC’s new lead engagement partner.

∎	Responsibility for the audit fee negotiations associated with the retention of PwC, including considering the appropriateness of fees relative to both efficiency and audit quality.

∎

Advance approval (by Audit Committee or Audit Committee Chair) of all services rendered by PwC to us and our consolidated subsidiaries. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

∎

Review of information regarding PwC’s periodic internal quality reviews of its audit work, external data on audit quality and performance such as feedback provided by the PCAOB and PwC’s conformance with its independence policies and procedures.

We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PwC is expected to be present at our Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table provides information about fees paid by us to PwC.

	2018 ($ IN MILLIONS)	PERCENT OF 2018 SERVICES APPROVED BY AUDIT COMMITTEE	2017 ($ IN MILLIONS)	PERCENT OF 2017 SERVICES APPROVED BY AUDIT COMMITTEE

Audit fees	63.1	100%	54.7	100%

Audit-related fees(a)	9.6	100%	7.6	100%

Tax fees(b)	2.7	100%	2.1	100%

All other fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)

The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $2.7 million for 2018, approximately $1.4 million was for tax return preparation and compliance services.

PwC also provides audit and tax services to certain merchant banking, asset management and similar funds managed by our subsidiaries. Fees paid to PwC by these funds for these services were $77.0 million in 2018 and $70.1 million in 2017.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

76 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Audit Matters | Report of our Audit Committee

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB. The Committee has received the written disclosures from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the auditors’ independence and has discussed with the registered public accounting firm its independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by the independent registered public accounting firm to us and our consolidated subsidiaries. See —Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2019.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2018 be included in the 2018 Annual Report on Form 10-K.

Audit Committee

Peter Oppenheimer, Chair

Mark Flaherty

Adebayo Ogunlesi (ex-officio)

Jan Tighe*

Mark Winkelman

* Vice Admiral Tighe joined our Audit Committee on December 19, 2018.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 77

Item 4. Shareholder Proposal

Item 4. Shareholder Proposal

We are committed to active engagement with our shareholders. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

Proposal Snapshot – Item 4. Shareholder Proposal

What is being voted on: In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. This shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting.

Board recommendation: As explained below, our Board unanimously recommends that you vote AGAINST this shareholder proposal.

For detailed information on the vote required with respect to this shareholder proposal and the choices available for casting your vote, please see Frequently Asked Questions.

Item 4. Shareholder Proposal Regarding Right to Act by Written Consent

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, beneficial owner of 20 shares of Common Stock, is the proponent of the following shareholder proposal. Mr. Chevedden has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

Proposal 4 - Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any valid topic for written consent.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic would have received a vote still higher than 67% at Allstate and Sprint if most Allstate and Sprint shareholders had access to independent proxy voting advice.

Our higher 25%-threshold for shareholders to call a special meeting (which may be unreachable due to time constraints and detailed technical requirements) is one more reason that we should have the right to act by written consent.

The shareholder ability to elect a director by written consent would give our directors a greater incentive to oversee the following problems more effectively and prevent a reoccurrence:

Federal probe into alleged violations of anti-money laundering regulations.

November 2018

Shareholder lawsuit over alleged excessive stock based incentives for executives without proper shareholder disclosure.

October 2018

SEC Inquiry over allegations of misconduct involving internal sharing of privileged information and nepotism. October 2018

Certified Class Action Lawsuit over allegations of gender discrimination.

October 2018

78 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Item 4. Shareholder Proposal

Certified Class Action Lawsuit over alleged false and misleading statements on collateralized debt obligations sold prior to housing market collapse in 2008.

August 2018

NGO criticism over alleged funding of First Pacific and Salim Group’s palm oil production unit facing deforestation allegations, labor rights violations and child labor practices allegations, Indonesia.

July 2018

Investigation over alleged dividend stripping as tax avoidance scheme, Germany.

July 2018

Announcement of share repurchase authorization of up to $5 Billion. Stock buybacks can be a sign of short-termism for executives - sometimes boosting share price without boosting the underlying value, profitability, or ingenuity of the company.

June 2018

$4.4 Billion impairment charge.

January 2018

The expectation is that, once this proposal is adopted, shareholders would not need to make use of this right of written consent because its mere existence will act as a guardrail to help ensue that our company is better overseen by a more qualified and focused board. Our Directors will want to avoid shareholder action by written consent and will thus have more of an incentive to improve the oversight role of the Board of Directors.

Please vote yes: Right to Act by Written Consent - Proposal 4

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our Board has re-evaluated the ability of shareholders to act by written consent. Action by written consent as proposed may cause confusion and disruption, as well as promote short-termism or special interests. In light of our Board’s commitment to corporate governance best practices – including Board-level engagement with shareholders, we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎

Our Board is committed to engaging with our shareholders and listening to their perspectives. In addition to various governance practices which enhance the rights of all shareholders, our Board has open lines of communication with our shareholders.

»

For example, during 2018 members of our Board, including our Lead Director, met with shareholders representing approximately 30% of our shares outstanding on topics such as board composition and director succession planning, compensation, executive succession planning, regulation and reputational risk.

∎	In addition to the right to call a special meeting and extensive shareholder outreach, we maintain several other strong governance practices that protect the rights of all shareholders. For example:

»	Independent Lead Director with expansive duties.

»	Experienced and diverse Board, which held 63 Board and Committee meetings during 2018.

»	Proactively adopted proxy access provisions.

»	Single class shareholder structure; no supermajority vote requirements.

»	Annual elections of directors; majority voting with resignation policy for directors in uncontested elections.

»	No “poison pill.”

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 79

Item 4. Shareholder Proposal

∎

Matters subject to a shareholder vote should be communicated to all shareholders in the context of an annual or special meeting (which may be called by 25% of outstanding shares), with adequate time to consider the matters proposed.

»

Our governing documents provide protections, such as advance notice and thorough disclosure to all shareholders, for the conduct of business at annual and special meetings, to ensure a well-informed, fair and equitable process.

»	Annual and special meetings also allow opportunity for discussion and interaction among shareholders so that all points of view may be considered prior to a vote.

»	In contrast, enabling a limited group of shareholders to act by written consent may deprive almost half of our shareholders of these important rights.

∎	Action by written consent as proposed may cause confusion and disruption, as well as promote short-termism or special-interests. For example:

»

Our Board may be denied the opportunity to consider the merits of a proposed action and to suggest alternative proposals for shareholder evaluation that may be in the best interests of our shareholders.

»

Multiple shareholder groups may solicit multiple written consents simultaneously, some of which may be duplicative or contradictory, causing confusion and disruption to shareholders, the Board and management.

80 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

On the recommendation of our independent directors, our Board has in place both a Related Person Transactions Policy and a policy with respect to outside director involvement with financial firms (see Corporate Governance— Item 1. Election of Directors—Our Directors) to provide guidelines for the review of certain relationships and transactions involving our directors and executive officers.

Related Person Transactions Policy

Our Board has a written Related Person Transactions Policy regarding the review and approval of transactions between us and “related persons” (directors, executive officers, immediate family members of a director or executive officer, or known 5% shareholders).

Under this policy, transactions that exceed $120,000 in which a related person may have or may be deemed to have a direct or indirect material interest are submitted to our Governance Committee Chair, our Audit Committee Chair or our full Governance Committee for approval, as applicable. Certain transactions, including employment relationships, ordinary course brokerage, investment and other services, payment of certain regulatory filing fees and certain other ordinary course non-preferential transactions, are considered preapproved transactions, and thus do not require specific approval under the policy (although these transactions must be reported to our Governance Committee and may still be submitted for approval if deemed appropriate).

In determining whether to approve a related person transaction, the following factors, among others, are considered:

∎	Whether the transaction would impair the independence of an independent director;

∎

Whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director or executive officer, the nature of the director’s or executive officer’s interest in the transaction and the ongoing nature of the transaction;

∎	Whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third parties;

∎	The business reasons for the transaction;

∎	Any reputational issues; and

∎	Whether the transaction is material, taking into account the significance of the transaction to our investors.

Certain Relationships and Transactions

BROKERAGE AND BANKING SERVICES

Some of our directors and executive officers (and persons or entities affiliated with them) have brokerage and/or discretionary accounts at our broker-dealer affiliates, and, in certain cases, extensions of credit not involving more than the normal risk of collectability or presenting other unfavorable features have been and may be made to family members of directors by Goldman Sachs Bank USA in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unrelated to our firm.

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Certain Relationships and Related Transactions

FIRM-MANAGED FUNDS AND OTHER INVESTMENTS

We have established private investment funds (Employee Funds) to permit our employees (and in certain cases, retired employees) to participate in our private equity, hedge fund and other similar activities by investing in or alongside funds and investments that we manage or sponsor for independent investors and/or for our firm. Investment decisions for the Employee Funds are made by the investment teams or committees that are fiduciaries for such funds, and no executive officers are members of such investment teams or committees. The Employee Funds generally maintain diversified investment portfolios, and these investment opportunities do not affect the incentives of our executive officers under our compensation program. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers, and in some cases participation may be limited to individuals eligible to invest pursuant to applicable law.

Certain of the Employee Funds provide investors with an interest in the overrides we receive for managing the funds for independent investors (overrides). Employee Funds generally do not require our current or retired PMDs and other current or retired employees to pay management fees and do not deduct overrides from fund distributions. Similarly, certain other investments may be made available to our PMDs, retired PMDs and other current employees on a fee-free or reduced fee basis.

Distributions and redemptions exceeding $120,000 from Employee Funds made to our 2018 executive officers (or persons or certain entities affiliated with them) and Mr. Viniar (with respect to investments made when he was an employee) during 2018, consisting of profits and other income and return of amounts initially invested (excluding overrides generally available only to PMDs, which are discussed below), were approximately, in the aggregate, as follows: Mr. Solomon—$7.1 million; Mr. Blankfein—$15.3 million; Mr. Waldron—$1.4 million; Mr. Scherr—$0.9 million; Mr. Chavez—$0.1 million; Mr. Gnodde—$14.9 million; Mr. O’Neill—$5.4 million; Harvey M. Schwartz (retired April 2018)—$0.7 million; Pablo J. Salame (retired June 2018)—$0.8 million; Gregory K. Palm (General Counsel through 2018)—$19.4 million; Sarah E. Smith (Global Head of Compliance)—$0.3 million; John F.W. Rogers (Chief of Staff and Secretary to the Board)—$2.4 million; and Mr. Viniar—$3.6 million.

Distributions of overrides generally available only to PMDs (and retired PMDs) made to our 2018 executive officers (or persons or entities affiliated with them) and Mr. Viniar (with respect to investments made when he was an employee) during 2018 were approximately, in the aggregate, as follows: Mr. Solomon—$1.32 million; Mr. Blankfein—$1.61 million; Mr. Waldron—$362,000; Mr. Scherr—$167,000; Mr. Chavez—$108,000; Mr. Gnodde—$1.22 million; Mr. Schwartz—$61,000; Mr. Salame—$2,000; Mr. Palm—$1.59 million; Ms. Smith—$59,000; Mr. Rogers—$252,000; and Mr. Viniar—$1.29 million.

Subject to applicable laws, in addition, certain of our directors and executive officers may from time to time invest their personal funds in other funds or investments that we have established and that we manage or sponsor. Except as described above, these other investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds or investments who are neither directors nor employees. In certain of these funds, including certain Employee Funds, our directors and executive officers own in the aggregate more than 10% of the interests in these funds.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

82 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Certain Relationships and Related Transactions

PARTICULAR TRANSACTIONS WITH DIRECTOR-AFFILIATED ENTITIES

We take very seriously any actual or perceived conflict of interest, and critically evaluate all potential transactions and relationships that may involve directors or director-affiliated entities.

Mr. Mittal is the Chairman and CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 37% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading and other financial services to ArcelorMittal and its affiliates, including as described below.

In December 2018 Goldman Sachs agreed to participate in a $5.5 billion five-year revolving credit facility for ArcelorMittal, which facility refinanced prior revolving credit facilities for ArcelorMittal outstanding in the same total amount. Under this $5.5 billion facility, Goldman Sachs has agreed to lend to ArcelorMittal up to $170 million at an interest rate of Libor + 55 basis points (which rate may vary depending on ArcelorMittal’s credit ratings); the facility currently is partially drawn, resulting in an approximately $17.7 million loan from Goldman Sachs to ArcelorMittal under this facility.

Goldman Sachs also participates in a $1 billion five-year asset-backed revolving credit facility for a subsidiary of ArcelorMittal, under which the firm has agreed to lend up to $40 million at an interest rate of Libor + 225 basis points (which rate may vary depending on a fixed charge coverage ratio). Goldman Sachs currently has no loan outstanding under this facility.

Goldman Sachs is acting as advisor to ArcelorMittal in connection with the proposed approximately $7 billion acquisition of an Indian steel company. In connection with this acquisition, in December 2018 Goldman Sachs agreed to participate in 12 month acquisition bridge facilities (each with a 6 month extension option) split across two tranches (one for ArcelorMittal and one for a joint venture) as follows. Under a $4.6 billion bridge facility, Goldman Sachs has agreed to lend to an acquisition joint venture up to approximately $354 million (repayment of which is guaranteed by ArcelorMittal) at an interest rate of Libor + 50 basis points (which rate will increase depending on the bridge facility’s time to maturity beginning six months after signing); no loan is currently outstanding under this facility. Under a $2.4 billion bridge facility, Goldman Sachs has agreed to lend to ArcelorMittal up to approximately $181 million at an interest rate of Libor + 50 basis points (which rate will increase depending on the bridge facility’s time to maturity beginning six months after signing); this facility currently is partially drawn, resulting in an approximately $76 million loan from Goldman Sachs under this facility.

Goldman Sachs also participates in a $147.5 million credit facility for an entity in which ArcelorMittal is an approximately 31% shareholder, which facility was amended in 2018. Under such facility, Goldman Sachs has agreed to lend up to approximately $22.5 million at an interest rate of Libor + 450 basis points. The facility is currently partially drawn, resulting in an approximately $14.3 million loan from Goldman Sachs outstanding under this facility. Concurrent with the amendment to such facility, in 2018 the firm also acted as an underwriter in an approximately $575 million high yield bond offering for this entity.

Goldman Sachs provided sell-side advisory services to the seller of certain long steel businesses in Brazil; majority control of these businesses was acquired by a subsidiary of ArcelorMittal in 2018 in an approximately $350 million transaction. In addition, in 2019 Goldman Sachs acted as an underwriter for approximately $750 million of debt offerings by ArcelorMittal.

Each of these transactions was conducted on, and all of these services were provided on, an arm’s-length basis.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 83

Certain Relationships and Related Transactions

FAMILY MEMBER EMPLOYMENT

Children of certain of our 2018 executive officers and directors were employed by the firm as non-executive employees during 2018 and received compensation (consisting of base salary and incentive compensation) for their most recent annual performance period as follows: a child of each of Messrs. Scherr and Blankfein—less than $150,000; a child of each of Messrs. O’Neill and Viniar—less than $350,000.

In each case, the amount of compensation was determined in accordance with our standard compensation practices applicable to similarly-situated employees.

5% SHAREHOLDERS

For information on transactions involving Goldman Sachs, on the one hand, and Berkshire Hathaway Inc., BlackRock, Inc., State Street Corporation or The Vanguard Group, on the other, see footnotes (a), (b), (c) and (d) under Beneficial Ownership—Beneficial Owners of More Than Five Percent.

84 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Beneficial Ownership

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of March 4, 2019, regarding beneficial ownership of Common Stock by each director and each NEO, as well as by all directors, NEOs and other executive officers as a group as of such date. The table below contains information regarding ownership not only of our Common Stock, but also of vested RSUs, where applicable.

NAME	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(a)(b)

David Solomon(c)	188,965

John Waldron(c)	117,007

Stephen Scherr(c)	123,722

R. Martin Chavez(c)	141,661

Richard Gnodde(c)	292,123

Timothy O’Neill(c)	231,300

Lloyd Blankfein(c)	2,393,130

Michele Burns	20,253

Drew Faust	1,256

Mark Flaherty	11,219

William George	79,020

James Johnson	47,194

Ellen Kullman	5,390

Lakshmi Mittal	45,260

Adebayo Ogunlesi	21,814

Peter Oppenheimer	16,761

Jan Tighe	242

David Viniar(c)	1,054,029

Mark Winkelman	101,782

All directors, NEOs and other executive officers as a group (23 persons)(d)	5,194,047

(a)

For purposes of this table and the Beneficial Owners of More than Five Percent table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs, we have also included in this table shares of Common Stock underlying vested RSUs. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 85

Beneficial Ownership

The shares of Common Stock underlying vested RSUs included in the table above are as follows:

NAME	RSUS

David Solomon(c)	14,045

John Waldron(c)	12,532

Stephen Scherr(c)	11,668

R. Martin Chavez(c)	67,529

Richard Gnodde(c)	150,114

Timothy O’Neill (c)	69,362

Lloyd Blankfein(c)	71,551

Michele Burns	20,253

Drew Faust	1,256

Mark Flaherty	10,202

William George	49,390

James Johnson	47,194

Ellen Kullman	5,390

Lakshmi Mittal	30,260

Adebayo Ogunlesi	19,814

Peter Oppenheimer	14,761

Jan Tighe	242

David Viniar(c)	15,561

Mark Winkelman	11,782

All directors, NEOs and other executive officers as a group (23 persons)(d)	723,769

(b)

Except as discussed in footnotes (c) and (d) below, all of our directors, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of March 4, 2019. The group consisting of all directors, NEOs and other executive officers as of March 4, 2019 beneficially owned approximately 1.41% of the outstanding shares of Common Stock (1.22% not including vested RSUs) as of such date.

(c)

Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of March 4, 2019, each of Messrs. Solomon, Waldron and Scherr was a party to our Shareholders’ Agreement and a member of our Shareholders’ Committee; however, each disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement, other than those specified above for each NEO individually. See Frequently Asked Questions—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans? for a discussion of our Shareholders’ Agreement.

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs for which voting power and dispositive power is shared, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs, and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Solomon—17,497 shares, Mr. Gnodde—142,009 shares, Mr. O’Neill—9,667 shares and Mr. Blankfein—484,281 shares; similarly, with respect to Mr. Viniar—327,543 shares. Each NEO or Mr. Viniar, as applicable, shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

All RSUs held by Mr. Viniar were received as compensation for his service as a non-employee director.

(d)

Includes an aggregate of 123,186 shares of Common Stock beneficially owned by these individuals indirectly through certain estate planning vehicles for which voting power and dispositive power is shared, an aggregate of 795,130 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of these individuals and an aggregate of 137,324 shares of Common Stock beneficially owned by the private charitable foundations of which certain of these individuals are trustees. Each of these individuals shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

Each current executive officer is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

See Compensation Matters—Compensation Discussion and Analysis—Other Compensation Policies and Practices for a discussion of our executive stock ownership guidelines and retention requirements.

86 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Beneficial Ownership

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 4, 2019, the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS (%)

Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131	18,784,698(a)	5.12

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	22,324,244(b)	6.09

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	21,098,927(c)	5.75

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	24,938,587(d)	6.80

(a)

This information has been derived from the Schedule 13G filed with the SEC on February 14, 2019 by Warren E. Buffett, Berkshire Hathaway Inc. and certain other reporting persons of which none beneficially owns more than 5% of our Common Stock. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to Berkshire Hathaway Inc. and its affiliates and related entities. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions.

(b)

This information has been derived from the Schedule 13G filed with the SEC on February 5, 2013, Amendment No. 1 to such filing filed with the SEC on February 4, 2014, Amendment No. 2 to such filing filed with the SEC on February 9, 2015, Amendment No. 3 to such filing filed with the SEC on February 10, 2016, Amendment No. 4 to such filing filed with the SEC on January 24, 2017, Amendment No. 5 to such filing filed with the SEC on January 25, 2018 and Amendment No. 6 to such filing filed with the SEC on February 4, 2019 by BlackRock, Inc. and certain subsidiaries. We and our affiliates engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, and provide ordinary course investment banking, lending or other financial services to, BlackRock, Inc. and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. Affiliates of BlackRock, Inc. are investment managers for certain investment options under our 401(k) Plan and certain GS Pension Plan assets. BlackRock’s affiliates’ engagement is unrelated to BlackRock’s Common Stock ownership. In addition, their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(c)

This information has been derived from the Schedule 13G filed with the SEC on February 14, 2019 by State Street Corporation and certain subsidiaries. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to, and engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, State Street Corporation and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. State Street Bank and Trust Company is trustee and a custodian for each of our 401(k) Plan and the GS Pension Plan. State Street Global Advisors is an investment manager for certain investment options under our 401(k) Plan and previously certain assets in the GS Pension Plan. State Street Bank and Trust Company’s and State Street Global Advisors’ engagements are unrelated to State Street’s Common Stock ownership. Their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(d)

This information has been derived from the Schedule 13G filed with the SEC on February 10, 2016, Amendment No. 1 to such filing filed with the SEC on February 13, 2017, Amendment No. 2 to such filing filed with the SEC on February 9, 2018 and Amendment No. 3 to such filing filed with the SEC on February 11, 2019 by The Vanguard Group and certain subsidiaries. We and our affiliates engage in ordinary course trading, arrangements relating to the placement of the firm’s investment funds, or other transactions or arrangements with, and may from time to time provide other ordinary course investment banking or other financial services to, The Vanguard Group and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. The Vanguard Group is an investment manager to mutual funds that are investment options in our 401(k) Plan and certain tax qualified plans maintained by certain of our affiliates. The selection of the Vanguard mutual funds as investment options for each plan is unrelated to Vanguard’s Common Stock ownership. In the case of The 401(k) Savings Plan, a third-party investment manager who is not affiliated with GS is responsible for fund selection and selected the Vanguard mutual fund. We believe that the fees paid to The Vanguard Group through the Vanguard mutual fund are the same as the fees that are paid by the other holders of the same share class of that fund.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 87

Additional Information

Additional Information

How to Contact Us

Across our shareholder base there is a wide variety of viewpoints about matters affecting our firm. We meet and speak with our shareholders throughout the year. Board-level engagement is led by our Lead Director, and may include other directors as appropriate.

OUR DIRECTORS	INVESTOR RELATIONS	BUSINESS INTEGRITY PROGRAM

Communicate with our directors,
including our Lead Director,

Committee Chairs or Independent

Directors as a group

Mail correspondence to:

John F.W. Rogers

Secretary to the Board of Directors

The Goldman Sachs Group, Inc.

200 West Street

New York, NY 10282

Reach out to our Investor Relations team at any time Email: gs-investor-relations@gs.com Phone: (+1) 212-902-0300

You may contact us, or any member of
our Board upon request, in each case in a
confidential or anonymous manner, through
the firm’s reporting hotline under our
Policy on Reporting of Concerns Regarding
Accounting and Other Matters

Phone:

(+1) 866-520-4056

Policy is available on our website at

www.gs.com/business-integrity-program

Corporate Governance Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

∎	Restated Certificate of Incorporation

∎	Amended and Restated By-Laws

∎	Corporate Governance Guidelines

∎	Code of Business Conduct and Ethics

∎	Policy Regarding Director Independence Determinations

∎	Charters of our Audit, Compensation, Governance, Public Responsibilities and Risk Committees

∎	Compensation Principles

∎	Statement on Policy Engagement and Political Participation

∎	Information about our Business Integrity Program, including our Policy on Reporting of Concerns Regarding Accounting and Other Matters

∎	Environmental, Social and Governance Report and Environmental Policy Framework

∎	Report on Vesting of Equity-Based Awards Due to Voluntary Resignation to Enter Government Service

∎	Statement on Human Rights and Statement on Modern Slavery and Human Trafficking

∎	Business Principles

∎	Business Standards Committee Report and Business Standards Committee: Impact Report

Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

88 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Additional Information

Compensation-Related Litigation

The following description is as of March 4, 2019:

On May 9, 2017, Goldman Sachs and certain of its current and former directors were named as defendants in an action brought by a shareholder in the Court of Chancery of the State of Delaware. The complaint, which asserts derivative claims purportedly on behalf of Goldman Sachs and direct claims on behalf of the shareholder-plaintiff, alleges, among other things, that the director defendants breached their fiduciary duties by approving excessive non-employee director compensation since 2015, including because such compensation is the highest among the firm’s U.S. Peers. A copy of the plaintiff’s complaint is available at http://www.goldmansachs.com/litigation/ 2017nedderivative.pdf. Defendants moved to dismiss on July 28, 2017. On March 20, 2018, the parties entered into a settlement-in-principle, which, following an objection from a stockholder, the court declined to approve. Oral argument on defendants’ motion to dismiss and the objector’s fee motion was held on February 4, 2019.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of Goldman Sachs. No member of our Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the board of directors. For information about related person transactions involving members of our Compensation Committee, see Certain Relationships and Related Transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports they file. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were complied with during 2018.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2018 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Corporate Governance—Item 1. Election of Directors—Our Directors, Corporate Governance—Item 1. Election of Directors—Independence of Directors, Corporate Governance—Structure of our Board and Governance Practices—Our Board Committees—Audit, Compensation Matters—Compensation Discussion and Analysis, Compensation Matters—Executive Compensation, Compensation Matters—Report of our Compensation Committee, Compensation Matters—Pay Ratio Disclosure, Compensation Matters—Non-Employee Director Compensation Program, Audit Matters—Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2019, Certain Relationships and Related Transactions, Beneficial Ownership, Additional Information—Compensation Committee Interlocks and Insider Participation, Additional Information—Section 16(a) Beneficial Ownership Reporting Compliance, Frequently Asked Questions—How do I obtain more information about Goldman Sachs? and Frequently Asked Questions—How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-Laws?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of our Compensation Committee” and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) and the court documents to which we refer under —Compensation-Related Litigation, will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 89

Frequently Asked Questions

Frequently Asked Questions

What are some common terms and acronyms used in this Proxy Statement?

ANNUAL MEETING	Goldman Sachs Annual Meeting of Shareholders to be held on May 2, 2019
BVPS	Book Value Per Common Share
BY-LAWS	Amended and Restated By-Laws
CD&A	Compensation Discussion and Analysis
COMMON STOCK	Common shares of The Goldman Sachs Group, Inc.
COMPENSATION RATIO	Ratio of firmwide compensation and benefits expense to net revenues
CRO	Chief Risk Officer
EPS	Diluted Earnings Per Common Share
ESG	Environmental, social and governance
EUROPEAN PEERS	Barclays PLC (BARC), Credit Suisse Group AG (CS), Deutsche Bank AG (DB) and UBS Group AG (UBS)
EXCHANGE ACT	U.S. Securities Exchange Act of 1934, as amended
EXECUTIVE LEADERSHIP TEAM	Our CEO, COO and CFO
FICC	Fixed Income, Currency and Commodities
GOLDMAN SACHS, OUR FIRM, WE, US, GS AND OUR	The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries
GOVERNANCE COMMITTEE	Corporate Governance and Nominating Committee
GS GIVES	Goldman Sachs Gives
HCM	Human Capital Management
IR	Investor Relations
LTIP	Long-Term Performance Incentive Plan
NEO	Named Executive Officer. For 2018, our NEOs are: David Solomon, John Waldron, Stephen Scherr, R. Martin Chavez, Richard Gnodde, Timothy O’Neill and Lloyd Blankfein
NYSE	New York Stock Exchange
PMD	Participating Managing Director
PROXY STATEMENT	Goldman Sachs Proxy Statement filed with the SEC in connection with the 2019 Annual Meeting
PSU	Performance-based RSU
PWC	PricewaterhouseCoopers LLP
ROE	Return on Average Common Shareholders’ Equity (for information regarding the use of the term “ROE” in connection with certain compensation-related calculations, see page 51)
RSU	Restricted stock unit
SARBANES-OXLEY CLAWBACK	Clawback for restatement of financials due to misconduct (for more detail, see page 53-54)
SAY ON PAY VOTE	Our annual advisory vote to approve NEO compensation
SEC	U.S. Securities and Exchange Commission
U.S. PEERS	Bank of America Corporation (BAC), Citigroup Inc. (C), JPMorgan Chase & Co. (JPM) and Morgan Stanley (MS)
U.S. TAX LEGISLATION	The Tax Cuts and Jobs Act enacted in the U.S. on December 22, 2017

90 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Frequently Asked Questions

When and where is our Annual Meeting?

We will hold our Annual Meeting on Thursday, May 2, 2019, at 8:30 a.m., local time, at our offices at 30 Hudson Street, Jersey City, New Jersey 07302.

Will our Annual Meeting be webcast?

Our Annual Meeting will also be available through a live, audio-only webcast. Information about the webcast can be found on our website at www.gs.com/proxymaterials.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

∎	Our Notice of 2019 Annual Meeting of Shareholders;

∎	Our Proxy Statement; and

∎	Our 2018 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By March 22, 2019, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2018 Annual Report to Shareholders, which will be sent on or about March 26, 2019.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on March 4, 2019, the record date for our Annual Meeting.

As of March 4, 2019, there were 366,763,123 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares. You may contact our transfer agent (by regular mail or phone) at:

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

U.S. and Canada: 1-800-419-2595

International: 1-201-680-6541

www.computershare.com

Beneficial Owner of Shares Held in Street Name.

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

Can I attend our Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting in person by following the procedures in our Proxy Statement. Our Annual Meeting is handicap accessible, and hearing devices are available upon request.

What do I need to bring to attend the Annual Meeting?

Photo Identification. Anyone wishing to gain admission to our Annual Meeting must provide a form of government-issued photo identification, such as a driver’s license or passport.

Proof of Ownership

∎	Shareholders of Record: No additional document regarding proof of ownership is required.

∎	Beneficial Owner of Shares Held in Street Name: You or your representative must bring an account statement, voting instruction form or legal proxy as proof of your ownership of shares as of the close of business on March 4, 2019.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 91

Frequently Asked Questions

Additional Documentation for an Authorized Representative. Any shareholder representative (for example, of an entity that is a shareholder) must also present satisfactory documentation evidencing his or her authority with respect to the shares.

We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.

Failure to follow these procedures may delay your entry into or prevent you from being admitted to our Annual Meeting. Please contact Beverly O’Toole at 1-212-357-1584 or Beverly.OToole@gs.com at least five business days in advance of our Annual Meeting if you would like to confirm you have proper documentation or if you have other questions about attending our Annual Meeting.

How do I vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable.

	IF YOU ARE A SHAREHOLDER OF RECORD	IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME
By Internet* (24 hours a day)	www.proxyvote.com	www.proxyvote.com
By Telephone* (24 hours a day)	1-800-690-6903	1-800-454-8683
By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available
In Person at our Annual Meeting	Instructions on attending our Annual Meeting in person can be found above

To do so, you will need to bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares. Additional instructions on attending our Annual Meeting in person can be found above

*

Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.

You can revoke your vote:

∎	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

∎	By signing and returning a new proxy card with a later date;

∎	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker dealer or other similar organization through which you hold shares; or

∎	By attending our Annual Meeting and voting in person.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group,

Inc., 200 West Street, New York, New York 10282, which must be received no later than 5:00 p.m., Eastern Time, on May 1, 2019.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

Can I confirm that my vote was cast in accordance with my instructions?

Shareholder of Record. Our shareholders have the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance practices and a key means to increase transparency. Vote confirmation is available 24 hours after your vote is received beginning on April 17, 2019, with the final vote tabulation available through July 2, 2019. You may confirm your vote whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the control number we have provided to you and receive confirmation on how your vote was cast.

92 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Frequently Asked Questions

Beneficial Owner of Shares Held in Street Name.

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, the ability to confirm your vote may be affected by the rules and procedures of your bank, brokerage firm, broker-dealer or other similar organization and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com.

If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions?

Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Governance Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name.

If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.

∎	Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of independent registered public accounting firm, NYSE rules provide that brokers (other than brokers that are affiliated with Goldman Sachs) that have not received voting instructions from their customers 10 days before the meeting date may vote their customers’ shares in the brokers’ discretion on the ratification of independent registered public accounting firm. This is known as broker-discretionary voting.

»	If your broker is Goldman Sachs & Co. LLC or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.

»	For shares of Common Stock held in retail accounts at Goldman Sachs & Co. LLC for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman Sachs & Co. LLC.

∎	All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 93

Frequently Asked Questions

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of March 4, 2019, present in person or represented by proxy and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.

If I abstain, what happens to my vote?

If you choose to abstain from voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain from voting on any other matter at our Annual Meeting, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

What vote is required for adoption or approval of each matter to be voted on?

PROPOSAL	VOTE REQUIRED	DIRECTORS’ RECOMMENDATION
Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Ratification of PwC as our Independent Registered Public Accounting Firm for 2019	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PwC Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment
Shareholder Proposal	Majority of the shares present in person or represented by proxy	AGAINST the shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST the shareholder proposal

What are my choices for casting my vote on each matter to be voted on?

PROPOSAL	VOTING OPTIONS	EFFECT OF ABSTENTIONS	BROKER DISCRETIONARY VOTING ALLOWED?	EFFECT OF BROKER NON-VOTES
Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect
Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Ratification of PwC as our Independent Registered Public Accounting Firm for 2019	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Shareholder Proposal	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

94 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Frequently Asked Questions

How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in the PCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote, and to vote on any other matters that may come before our Annual Meeting as the proxy holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of March 4, 2019, 13,949,461 shares of Common Stock were beneficially owned by the parties to the Shareholders’ Agreement. Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to the agreement that are owned by any other party. As of March 4, 2019, 12,881,809 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement (representing approximately 3.51% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about April 19, 2019.

Other than this Shareholders’ Agreement (which covers our Chairman and CEO, who is also a director), there are no voting agreements by or among any of our directors.

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

When will Goldman Sachs next hold an advisory vote on the frequency of Say on Pay votes?

The next advisory vote on the frequency of Say on Pay votes will be held no later than our 2023 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2018 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2018 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Governance, Public Responsibilities and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; email: gs-investor-relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www.gs.com/shareholders.

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of March 4, 2019 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from April 22, 2019 to May 1, 2019, as well as at our Annual Meeting.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2018 Annual Report to Shareholders are available on our website at: www.gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.gs.com/electronicdelivery.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs 95

Frequently Asked Questions

solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman Sachs & Co. LLC, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2018 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2018 Annual Report to Shareholders, you may contact us at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com, and we will deliver those documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences through the Broadridge Householding Election system at 1-866-540-7095 using the control number we have provided to you.

How can I recommend a director candidate to our Governance Committee?

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates.

Shareholders who wish to recommend director candidates for consideration by our Governance

Committee may do so by submitting in writing such candidates’ names to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.

How can I submit a Rule 14a-8 shareholder proposal at the 2020 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2020 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before Saturday, November 23, 2019. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-laws?

Shareholders who wish to submit a “proxy access” nomination for inclusion in our proxy statement in connection with our 2020 Annual Meeting of Shareholders may do so by submitting in writing a Nomination Notice, in compliance with the procedures and along with the other information required by our By-laws, to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282 no earlier than October 24, 2019 and no later than November 23, 2019.

In accordance with our By-laws, for other matters (including director nominees not proposed pursuant to proxy access) not included in our proxy materials to be properly brought before the 2020 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors, in compliance with the procedures and along with the other information required by our By-laws, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2019 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 3, 2020 and no later than February 2, 2020.

96 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Annex A: Calculation of Non-GAAP Measures

Annex A: Calculation of Non-GAAP Measures

The U.S. Tax Legislation was enacted on December 22, 2017 and among other things, lowered U.S. corporate income tax rates as of January 1, 2018, implemented a territorial tax system and imposed a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of the U.S. Tax Legislation was an increase in income tax expense of $4.40 billion for the fourth quarter of 2017. In the fourth quarter of 2018, the firm finalized this estimate to reflect the impact of updated information, including subsequent guidance issued by the U.S. Internal Revenue Service, resulting in a $487 million income tax benefit for 2018.

We believe that presenting certain of our 2018 results excluding the estimated impact of U.S. Tax Legislation is meaningful, as it reflects metrics considered by the Compensation Committee in making its compensation determinations. We have presented below the metrics used in this Proxy Statement including and excluding the impact of U.S. Tax Legislation. The adjusted results are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

	2018 ROE (%)	2018 EPS ($)
As reported	13.3	25.27
As adjusted, excluding the impact of U.S. Tax Legislation	12.7	24.02

Calculation of 2018 and 2017 ROE

ROE is calculated by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the calculation of these metrics for 2018 and 2017 including and excluding the impact of U.S. Tax Legislation.

NUMERATOR FOR ROE – NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS	YEAR ENDED DECEMBER 31, 2018 ($ IN MILLIONS)	YEAR ENDED DECEMBER 31, 2017 ($ IN MILLIONS)
Net earnings applicable to common shareholders, as reported	9,860	3,685
Impact of U.S. Tax Legislation	(487)	4,400
Net earnings applicable to common shareholders, excluding the impact of U.S. Tax Legislation	9,373	8,085

DENOMINATOR FOR ROE – AVERAGE COMMON SHAREHOLDERS’ EQUITY	YEAR ENDED DECEMBER 31, 2018 ($ IN MILLIONS)	YEAR ENDED DECEMBER 31, 2017 ($ IN MILLIONS)
Total shareholders’ equity	85,238	85,959
Preferred stock	(11,253)	(11,283)
Common shareholders’ equity, as reported	73,985	74,721
Impact of U.S. Tax Legislation	(42)	338
Common shareholders’ equity, excluding the impact of U.S. Tax Legislation	73,943	75,059

2018 AND 2017 ROE	2018 ROE (%)	2017 ROE (%)
ROE	13.3	4.9
ROE, excluding the impact of U.S. Tax Legislation	12.7	10.8

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs A-1

Annex A: Calculation of Non-GAAP Measures

Calculation of 2018 and 2017 EPS

Diluted EPS is computed by dividing net earnings applicable to common shareholders by the weighted average number of basic shares and dilutive potential shares of common stock. The table below presents the calculation of these metrics for 2018 and 2017 including and excluding the impact of U.S. Tax Legislation. See Note 21 to the consolidated financial statements included in our 2018 Annual Report on Form 10-K and Note 21 to the consolidated financial statements included in our 2017 Annual Report on Form 10-K for information on the calculation of the denominator of this calculation.

NUMERATOR FOR EPS	YEAR ENDED DECEMBER 31, 2018 ($ IN MILLIONS)	YEAR ENDED DECEMBER 31, 2017 ($ IN MILLIONS)
Net earnings applicable to common shareholders, as reported	9,860	3,685
Impact of U.S. Tax Legislation	(487)	4,400
Net earnings applicable to common shareholders, excluding the impact of U.S. Tax Legislation	9,373	8,085

DENOMINATOR FOR EPS	YEAR ENDED DECEMBER 31, 2018 (# IN MILLIONS)	YEAR ENDED DECEMBER 31, 2017 (# IN MILLIONS)
Weighted average number of basic shares and dilutive securities	390.2	409.1

2018 AND 2017 EPS	2018 EPS ($)	2017 EPS ($)
EPS	25.27	9.01
EPS, excluding the impact of U.S. Tax Legislation	24.02	19.76

A-2 Goldman Sachs | Proxy Statement for the 2019 Annual Meeting of Shareholders

Annex B: Additional Details on Director Independence

Annex B: Additional Details on Director Independence

Set forth below is detailed information regarding certain categories of transactions reviewed and considered by our Governance Committee and our Board in making independence determinations, which our Board has determined are immaterial under our Director Independence Policy.

CATEGORY (Revenues, payments or donations by our firm must not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues)	POSITION DURING 2018	DIRECTOR	PERCENT OF 2018 CGR
Ordinary Course Business Transactions (last 3 years) Between Goldman Sachs and an entity with which a director or his or her immediate family member is or was affiliated as specified	Executive Officer (for-profit entity)	∎ Mittal and his family member(s)	Aggregate 2018 revenues to us from, or payments by us to, any such entity, if any, in each case did not exceed 0.01% of such other entity’s 2018 consolidated gross revenues
	Employee (for profit entity)	None	N/A
	Officer/Employee (not-for-profit entity)	∎ George and his family member(s) ∎ Faust	Aggregate 2018 revenues to us from, or payments by us to, any such entity, if any, in each case did not exceed 0.20% of such other entity’s 2018 consolidated gross revenues
Charitable Donations (during 2018) Made in the ordinary course by Goldman Sachs (including our matching gift program), The Goldman Sachs Foundation or the donor advised funds under GS Gives program	Officer/Employee/ Trustee/Board Member (not-for-profit entity)	Generally all independent directors and certain of their family members	Aggregate 2018 donations by us to such organization, if any, in each case did not exceed 0.90% of the other organization’s 2018 consolidated gross revenues

Client Relationships (last 3 years)

Director or his or her immediate family member is a client on substantially the same terms as other similarly-situated clients (for example, brokerage accounts and investment in funds managed or sponsored by us in those accounts)

N/A

∎   Burns and her family member(s)

∎   George and his family member(s)

∎   Kullman and her family member(s)

∎   Mittal and his family member(s)

∎   Ogunlesi and his family member(s)

∎   Oppenheimer and his family member(s)

∎   Winkelman and his family member(s)

Aggregate 2018 revenues to us from each of these accounts did not exceed 0.01% of our 2018 consolidated gross revenues

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs B-1

Directions to our 2019 Annual Meeting of Shareholders

Directions to our 2019 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

30 Hudson Street, 6th Floor

Jersey City, New Jersey 07302

PUBLIC TRANSPORTATION

30 Hudson Street is walking distance from the NY Waterway ferry, PATH train and Hudson-Bergen Light Rail.

∎	Ferry: The NY Waterway ferry to Paulus Hook Pier is available from Pier 11 / Wall Street, Brookfield Place / Battery Park City (WFC) and Midtown / West 39th Street

∎	PATH: The PATH train to Exchange Place is available from World Trade Center, Newark-Penn Station and Hoboken

∎	Light Rail: The Hudson-Bergen Light Rail to Essex Street is available from Hoboken, Bayonne and North Bergen

DRIVING DIRECTIONS

From Points North, South and West:

∎	I-95 (New Jersey Turnpike) to Exit 14 A-C toward I-78

∎	I-78 (NJ Turnpike Newark Bay Extension) east through toll barrier to Exit 14C

∎	Exit toward Jersey City / Columbus Drive

∎	Make slight right on Christopher Columbus Drive

∎	Turn right on Brunswick Street, 3 blocks to Montgomery Street

∎	Turn left onto Montgomery Street, 10 blocks to Hudson Street

∎	Turn right onto Hudson Street, 5 blocks to 30 Hudson

From Points East:

∎	Take Holland Tunnel to New Jersey

∎	Turn left at 2nd signal onto Manila Avenue/Grove Street

∎	South on Manila Avenue/Grove Street to Montgomery Street

∎	Turn left onto Montgomery Street, 5 blocks to Hudson Street

∎	Turn right onto Hudson Street, 5 blocks to 30 Hudson

Parking is available at 55 Hudson Street

Proxy Statement for the 2019 Annual Meeting of Shareholders | Goldman Sachs C-1

FSC www.fsc.org MIX Paper from responsible sources FSC® C132107

THE GOLDMAN SACHS GROUP, INC. 200 WEST STREET NEW YORK, NEW YORK 10282	THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING FOR HOLDERS AS OF 3/4/19 TO BE HELD ON 5/2/19

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 29, 2019 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on May 1, 2019. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 29, 2019 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on May 1, 2019. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by April 25, 2019 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E55026-P16753-Z74585-Z73785 KEEP THIS PORTION FOR YOUR RECORDS

        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOLDMAN SACHS GROUP, INC.
Matters to be voted on:

The Board of Directors recommends you vote FOR proposal 1:			For	Against	Abstain
1.	Election of Directors		ê

	1a.	M. Michele Burns	☐	☐	☐

	1b.	Drew G. Faust	☐	☐	☐

	1c.	Mark A. Flaherty	☐	☐	☐

	1d.	Ellen J. Kullman	☐	☐	☐

	1e.	Lakshmi N. Mittal	☐	☐	☐

	1f.	Adebayo O. Ogunlesi	☐	☐	☐

	1g.	Peter Oppenheimer	☐	☐	☐

	1h.	David M. Solomon	☐	☐	☐

	1i.	Jan E. Tighe	☐	☐	☐

	1j.	David A. Viniar	☐	☐	☐

	1k.	Mark O. Winkelman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
ê

2.	Advisory Vote to Approve Executive Compensation (Say on Pay)	☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2019	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:		For	Against	Abstain
ê

4.	Shareholder Proposal Regarding Right to Act by Written Consent	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Notice and Proxy Statement and the 2018 Annual Report to Shareholders are available at: www.proxyvote.com

E55027-P16753-Z74585-Z73785

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: MAY 2, 2019 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David M. Solomon and Adebayo O. Ogunlesi, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2019 Annual Meeting of Shareholders to be held on May 2, 2019 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2019 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2018 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return (or submit electronically) this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2) and (3), “AGAINST” Proposal (4) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern Time on May 1, 2019.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by State Street Bank and Trust Company, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan, and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the March 4, 2019 record date. You must indicate how the shares allocated to your account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern Time on April 29, 2019. If you (i) sign and return (or submit electronically) this form but do not give any direction or (ii) fail to sign and return (or submit electronically) this form or vote by Internet or telephone, the shares allocated to your account will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote in person should you decide to attend the Annual Meeting.